As filed with the Securities and Exchange Commission on January 13, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           PARALLEL TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

       Nevada                         3317                     13-3140715
     (State or            (Primary Standard Industrial       (IRS Employer
   Jurisdiction of         Classification Code Number)       Identification
  Incorporation or                                              Number)
    Organization)

                               558 Lime Rock Road,
                          Lakeville, Connecticut, 06039
                                  (860)435-7000
          (Address and telephone number of principal executive offices)

                          1 Shuang Qiang Road, Jinzhou
                    Dalian, People's Republic of China 116100
                           Tel: (011)-86-411-8770-3333
                   (Address of principal place of business or
                     intended principal place of business)

                               Darren Ofsink, Esq.
                                Guzov Ofsink, LLC
                         600 Madison Avenue, 14th Floor
                            New York, New York 10022
                                 (212) 371-8008
            (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

Title of each class                           Proposed              Proposed
of securities to         Amount to be     maximum offering     maximum aggregate        Amount of
be registered           registered (1)   price per share (2)   offering price (2)   registration fee
---------------------   --------------   -------------------   ------------------   -----------------
$0.006 par value per     1,583,217,850   $ 0.0415              $ 65,703,541         $ 7,030.18
  share common  stock


(1) This registration statement relates to the resale by the Selling Shareholders named in this registration statement of up to 6,455,000 shares of our common stock, after giving effect to a 245.27-for-1 reverse stock-split which we expect will be effected before the end of January 2006, including

      o 4,250,000 shares we will issue upon the automatic conversion of our series B convertible preferred stock following the reverse stock-split

      o     2,205,000 shares we will issue upon exercise of warrants

      Solely for purposes of calculating the registration fee the number of shares being registered before giving effect to the reverse stock split is 1,583,217,850.

(2) Determined in accordance with Rule 457(c). Our common stock is currently quoted on the National Association of Securities Dealers's
      Over-the-Counter Bulletin Board under the symbol "PLLK.OB." As of January 12, 2006, the last reported bid price of our common stock was $0.041 per share and the last reported ask price was $0.042 per share.

                      -------------------------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY  , 2006

                             PRELIMINARY PROSPECTUS

                           PARALLEL TECHNOLOGIES, INC.

                                  Common Stock

                                ----------------

      This prospectus relates to the offer and sale by the Selling Shareholders named in the table under the caption "Selling Shareholders" of up to 6,455,000 shares of our common stock, including 4,250,000 shares they will acquire upon conversion of our series B convertible preferred stock and 2,205,000 shares that they may acquire upon exercise of warrants. Except for warrants to purchase 80,000 shares issued to our former chairman and president for consulting services, the series B convertible preferred stock and warrants were issued in a private placement completed on December 28, 2005.

      We will not receive any of the proceeds from sales of the shares by the Selling Shareholders. However, if the Selling Shareholders decide to exercise their warrants, we will receive the net proceeds of the exercise of outstanding warrants held by the Selling Shareholders. We will pay all expenses of registration incurred in connection with this offering, but the Selling Shareholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

      The Selling Shareholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

      Our common stock is currently quoted on the National Association of Securities Dealers's Over-the-Counter Bulletin Board under the symbol "PLLK.OB." As of January 13, 2006, the last reported bid price of our common stock was $0.038 per share and the last reported ask price was $0.039 per share. There is a limited market in our common stock. Further, there has been no participation of a broker or dealer in trading our common stock.

      On January 5, 2006, we mailed an Information Statement under Schedule 14C of the Exchange Act to our shareholders notifying them that we have taken corporate action and obtained the required shareholder approval under Nevada law to effect a 245.27-for-1 reverse stock-split of our common stock and change our corporate name to "Fushi International, Inc." We expect the reverse stock-split and corporate name change to occur by the end of January 2006. Except as otherwise stated or unless the context otherwise requires, all share information in this prospectus gives effect to the reverse stock-split.

      The shares are being offered by the Selling Shareholders in anticipation of the development of a secondary trading market in our common stock. We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

          Investing in our common stock involves a high degree of risk.
                   See "Risk Factors" beginning on page 21.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is ____, 2006

                              ABOUT THIS PROSPECTUS

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell and seeking offers to buy shares of our common stock, including shares they will acquire upon conversion of our series B convertible preferred stock and shares they may acquire upon exercise of warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

      No person is authorized in connection with this prospectus to give any information or to make any representations about us, the Selling Shareholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                                TABLE OF CONTENTS

Cautionary Note Regarding Forward Looking Statements
  and Other Information Contained in this Prospectus .........................2
Prospectus Summary ...........................................................3
Acquisition of Business of Dalian Fushi......................................12
Risk Factors ................................................................21
Use of Proceeds .............................................................39
Business ....................................................................40
Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................................63
Security Ownership of Certain Beneficial Owners and Management ..............82
Management ..................................................................86
Selling Shareholders ........................................................94
Plan of Distribution ........................................................96
Description of Our Securities ...............................................98
Market for Our Common Stock   ..............................................103
Changes in and Disagreements with Accountants ..............................104
Where You Can Find More Information.........................................105
Legal Matters ..............................................................105
Experts ....................................................................105
Index to Financial Statements...............................................F-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

      Our disclosure and analysis in this prospectus contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, the market for our products in the People's Republic of China, competition, exchange rate fluctuations and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act.

      Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

      Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

      As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-KSB, Form 10-QSB, Form 8-K, or their successors. We also note that we have provided a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

      Information regarding market and industry statistics contained in this prospectus is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

      Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi). According to Xe.com as of January 12, 2006, $1.00 = 8.06590 yuan.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, "we," "our" and "us" refers collectively to Parallel Technologies, Inc. and its subsidiaries, Diversified Product Inspections, Inc., a Delaware corporation, and Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd., a wholly foreign-owned entity organized under the laws of the People's Republic of China, and all share and per share information concerning our common stock gives effect to a 245.27-for-one reverse stock-split, which we expect will be effected by the end of January 2006.


                                   OUR COMPANY

Our Corporation History

      We were incorporated as a Nevada company on October 6, 1982 under the name M, Inc. We changed our corporate name to Parallel Technologies, Inc. in June 1991. We were formed as a "blank check" entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly-owned entity. Since the fiscal year ended December 31, 1995, we had no business operations, assets or liabilities, until December 13, 2005, when we acquired Diversified Product Inspections, Inc., or DPI, and its wholly-owned subsidiary, Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd., or Dalian DPI. Dalian DPI had entered into a series of restructuring transactions, which we completed on December 28, 2005, to acquire substantially all of the assets and business of Dalian Fushi Bimetallic Manufacturing Co., Ltd. or Dalian Fushi. Dalian Fushi is a limited liability company organized under the laws of the Republic of China, or PRC, which is engaged in the manufacture and sale of bimetallic composite wire products, principally copper clad aluminum wires and copper clad steel wires.

Recent Developments

      On December 13, 2005, we entered into a series of restructuring transactions in connection with the acquisition of substantially all of the assets and business of Dalian Fushi. As part of the transactions, Dalian Fushi acquired a majority of the outstanding shares of our common stock from Glenn A. Little, our former chairman and president. On December 28, 2005, we completed the restructuring transactions, and Dalian DPI commenced operating the business of Dalian Fushi. The business consists of manufacturing and selling copper clad aluminum and steel wire, both of which are bimetallic composite wire products that are principally used for network signal transmission cable, cable television wire, signal transmission cable, cable television subscriber lines, distribution lines, local area networks, inner conductor for access networks, telephone subscriber communication lines, patch cords for electronic components, power system grounding lines, conductor lines for electric railways and other applications. See "Business" for more information on our acquired business.

      We accomplished the acquisition of substantially all of the assets and business of Dalian Fushi through the following steps:

      1. Dalian Fushi's shareholders and Dalian Fushi's U.S. financial adviser, Kuhns Brothers, Inc. ("Kuhns Brothers"), formed DPI and Dalian DPI. Dalian DPI is 100% owned by DPI and is a "wholly foreign owned entity" under PRC law by virtue of its status as a wholly-owned subsidiary of DPI, as a non-PRC company.

      2. On November 8, 2005, Dalian Fushi entered into a stock purchase agreement with our former director, chief executive officer and majority shareholder, Glenn A. Little, which closed on December 13, 2005. Under this agreement, as amended, Mr. Little sold his 20,000,000 pre-reverse stock-split shares of common stock, par value $.006 per share, to Dalian Fushi. As a result, Dalian Fushi became our majority shareholder. In connection with this agreement, and prior to its closing, Mr. Little resigned as a director and appointed Li Fu, Yue Mathus Yang and John D. Kuhns as directors of our company. Mr. Fu and Mr. Yang are also beneficial shareholders and officers of Dalian Fushi. The directors of DPI and Dalian DPI are identical to ours. Mr. Little also resigned all his officer positions with us effective immediately following the closing of a private placement offering described in step 5 below. Contemporaneous with Mr. Little's resignation from his officer positions, our new directors appointed new officers with immediate effect. See "Management -- Our Directors and Officers" for more information on these persons and "Security Ownership of Certain Beneficial Owners and Management -- Change In Control" for more information on the stock purchase agreement between Dalian Fushi and Mr. Little.

      3. On December 13, 2005, we consummated a share exchange agreement with DPI, under which we exchanged 784,575.16 shares of our newly designated series A convertible preferred stock for all of the issued and outstanding stock of DPI held by the shareholders of DPI. The shareholders of Dalian Fushi owned approximately 95.12% of the outstanding shares of DPI, and thus received 746,254.01 shares of series A convertible preferred stock. The series A convertible preferred stock is convertible into common stock following the reverse stock-split described below. As a result, DPI and Dalian DPI became our direct and indirect wholly-owned subsidiaries, respectively. See "Acquisition of the Business of Dalian Fushi" for additional information on the share exchange with DPI and "Description of Our Securities - Issuance of Series A Convertible Preferred Stock" for more information on the designation and issuance of the series A convertible preferred stock.

      4. Immediately following the above transactions, but on the same date, Dalian DPI consummated a series of agreements with Dalian Fushi to purchase substantially all of the assets of Dalian Fushi and lease the remaining assets. These agreements collectively are referred to in this prospectus as the "Restructuring Agreements". Although the acquisition of the assets and business of Dalian Fushi was effective on December 13, 2005, Dalian DPI did not commence operating the business until December 28, 2005, the date upon which all of the transactions contemplated by the Restructuring Agreements were completed. Under the Restructuring Agreements, Dalian Fushi's business is conducted now by Dalian DPI. To the extent that any aspect of Dalian Fushi's business needs to be conducted through Dalian Fushi in the future, the Restructuring Agreements provide Dalian DPI with the ability to control Dalian Fushi and any of its remaining assets and operations. The Restructuring Agreements were utilized, instead of a complete acquisition of Dalian Fushi's assets, because current PRC law does not specifically provide for the approval procedures and the detailed implementation regulations on non-PRC entity's equity to be used as consideration to acquire a PRC entity's equity or assets, which makes it impossible for a non-PRC entity to use its equity to acquire a PRC entity. If an acquisition of a PRC entity using foreign equity was possible, we could have acquired 100% of the stock of Dalian Fushi in exchange for our common stock. While PRC law does allow for the purchase of equity interests in (or assets of) a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of such equity (or assets). Because we did not have sufficient cash to pay the estimated full value of all of the assets of Dalian Fushi, we, through Dalian DPI, purchased the maximum amount of assets possible with the net proceeds of the private placement offering described below, and leased the remainder of Dalian Fushi's assets used in Dalian Fushi's business for nominal consideration. See "Acquisition of the Business of Dalian Fushi --Restructuring Agreements" for more information on the Restructuring Agreements.

      On December 28, 2005, we completed the transactions contemplated by the Restructuring Agreements and we, through Dalian DPI, commenced operation of the business.

      5. The funds used for the consummation of the stock purchase agreement with Mr. Little and the Restructuring Agreements were provided from the proceeds of a $12,000,000 private placement offering of our series B convertible preferred stock. We received gross proceeds of $11,225,000 at an initial closing on December 13, 2005, and gross proceeds of $775,000 at a closing on December 28, 2005. The investors in this offering purchased a total of 215,424.84 shares of our newly designated series B convertible preferred stock, warrants to purchase additional shares of our common stock and rights to additional issuances of common stock based on certain conditions. The series B convertible preferred stock is convertible into shares of our common stock following the reverse stock split described below. See "Acquisition of the Business of Dalian Fushi" and "Description of Our Securities--Series B Convertible Preferred Stock" for more information on the private placement and designation and issuance of the series B convertible preferred stock and warrants. The net proceeds of the series B convertible preferred stock offering will otherwise be used by Dalian DPI principally for the conduct of its business.

      The series A convertible preferred stock and the series B convertible preferred stock will not convert into shares of our common stock until we effect a 245.27-for-1 reverse stock split of our common stock, as described in "Description of Our Securities--Reverse Stock-Split". The reverse stock-split was approved by the holder of a majority of our then outstanding common stock on December 5, 2005, along with a change in our corporate name to "Fushi International, Inc." On January 5, 2006, we mailed an Information Statement to our shareholders notifying them of the reverse stock-split and the change in our corporate name. Under SEC Regulation 14C, corporate action taken pursuant to consents or authorizations of security holders may not take effect prior to the 20th day following the date upon which an Information Statement is sent or given to shareholders. We expect the reverse stock-split and the change in our corporate name will occur by the end of January 2006.

      As a result of the acquisition of DPI, and as set forth in the following diagram, DPI is now our direct, wholly-owned subsidiary and Dalian DPI is a wholly-owned subsidiary of DPI. Dalian DPI has acquired substantially all of the assets and business of Dalian Fushi and has control over Dalian Fushi's remaining operations and financial affairs through the Restructuring Agreements. Consequently, we no longer are a shell company, as such term is defined under Rule 12b-2 of the Exchange Act.

-----------------------
Parallel Technologies,
Inc. (to be changed to
Fushi International,
Inc.)
-----------------------
          |
          |    ----
          |    100%
          |    ----
          V
-----------------------
Diversified Product
Inspections, Inc. (DPI)
-----------------------
          |
          |    ----
          |    100%
          |    ----
          V
-----------------------
Dalian Diversified
Product Inspections
Bimetallic Cable, Co.,
Ltd. (Dalian DPI)
-----------------------
          |                              -----------------------
          |                              Dalian Fushi
          |                              Bimetallic
          |                              Manufacturing Co.,
          V ---------------------------> Ltd. (Dalian Fushi)
-----------------------                  -----------------------
Restructuring
Agreements.
-----------------------


Our Business

      We are engaged, through our wholly-owned subsidiary DPI and the Restructuring Agreements, in the manufacture and sale of bimetallic composite wire products, primarily copper clad aluminum wires, or "CCA", and copper clad steel wires, or "CCS". CCA combines the conductivity and corrosion resistance of copper with the light weight and relatively low cost of aluminum. It is a cost effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television, signal transmission lines for telecommunication networks, distribution lines for electricity, wire components for electronic instruments and devices. Similarly, CCS combines the properties of copper with the strengths of steel and is used where strengths higher than copper are required, such as power system grounding lines, electricity distribution lines, conductor lines of electrified railroad tracks, and patch cords in electronic components.

      Our bimetallic composite wire products are produced using our patented and proprietary "rolling bond welding" manufacturing technology, which was included as a research project under the National Torch Program of PRC. Our proprietary technology allows us to produce high quality products that deliver stable conductivity performance. We maintain an internal Research and Development Department to improve our current product features and develop new devices and technologies to produce new products that will optimize the performance and structure of bimetallic composite materials. Because of our research and development initiatives, we are recognized by the Dalian Municipal Government as a "new- and high-technology" enterprise and have been receiving governmental funding or subsidies for our operations and research and development activities.

      We use "FUSHI" as the tradename for all of our composite wire products. Due to our emphasis on quality control and the high quality of our products, our CCA products were awarded a "famous products" award in Liaoning Province and our mark "FUSHI" was awarded "famous mark" award in Liaoning Province.

      Dalian Fushi achieved profitability in 2002, shortly after inception in 2001. Since 2002, Dalian Fushi has experienced consistent growth. Net sales increased from $11.96 million in 2003 to $15.66 million in 2004. For the nine months ended September 30, 2005, net sales were approximately $18 million, compared to approximately $12.46 million for the same period in 2004. The majority of our sales are made to finished cable manufacturers, which is a growing market for our products.

      We believe we are currently the largest domestic manufacturer and supplier of bimetallic composite products in the PRC. Our largest customers include the PRC operations of Andrew Corporation of the U.S., one of the largest communication cable manufacturers in the world.

Our Objectives, Strategies and Risks

      Our business objectives are to increase our market share and become a leading producer in the PRC's bimetallic wire industry. To achieve these business objectives, we intend to conduct our operations based on the following strategies:

      o Use expanded manufacturing capacity to fulfill existing demand, respond and address emerging market opportunities, and make inroads to our principal competitor's market share.

      o     Expand and strengthen our distribution and sales network in the PRC.

      o Further diversify our customer base. Historically, orders from a relatively limited number of customers have accounted for a substantial portion of our sales and we expect that, for the foreseeable future, this will continue to be the case. However, we are making efforts to broaden our customer base so that although the size of orders from major customers will remain large or increase, their percentage in our revenue makeup will go down.

      o Enhance our product portfolio to shift towards higher-margin products.

      o Develop, expand and strengthen our distribution and sales network and capabilities outside of the PRC. Presently, we have eight international customers for our products. We are looking to actively pursue placing comprehensive distribution throughout North America, Asia Pacific, and Europe, utilizing exclusive distributors that are active in the markets we service. In the US market in particular, we plan to set up direct offices and employ direct staff to manage the distribution of our products in North and South America.

      o Implement advanced information technology, financial reporting and other management systems to improve revenue performance, asset utilization, operating efficiency and profitability.

      o Continue to implement strict cost control measures to maintain our cost competitiveness and improve our return on assets.

      The successful implementation and execution of our strategies are subject to a series of risks and uncertainties, which include:

      o Our ability to successfully control our manufacturing costs and management expenses, such as our ability to obtain raw materials in a cost-effective manner.

      o     Our ability to respond to technological changes in our industry.

      o Our ability to attract, retain and motivate qualified management personnel.

Please see the "Risk Factors" and other information included in this prospectus for a further discussion of these risks and uncertainties.

Reverse Stock-Split

      In connection with the transactions described above under "Recent Developments" and to provide for a sufficient number of authorized but unissued shares of common stock for a full conversion of our series A and series B convertible preferred stock and the exercise of outstanding warrants, we have taken corporate action and obtained the required shareholder approval under Nevada law to effect a reverse stock-split of our shares of common stock, as a result of which each holder of record will receive one share of common stock for each 245.27 shares held on the date upon which the reverse stock-split becomes effective. Our Board of Directors, in its sole discretion, may provide special treatment to certain stockholders to preserve round lot holders, or holders owning at least 100 shares. If our Board decides to provide special treatment to preserve round lot owners, each holder whose aggregate share ownership before the reverse stock split is 24,500 or less, but more than 12,250 shares, will receive 100 shares as a result of the reverse stock-split. On January 5, 2006, we mailed an Information Statement under Schedule 14C of the Exchange Act to our shareholders notifying them that we have taken corporate action and obtained the required shareholder approval under Nevada law to change our corporate name to Fushi International, Inc. and effect a 245.27-for-1 reverse stock-split of our common stock. We expect the reverse stock-split and corporate name change to occur by the end of January 2006.

      Following the reverse stock split, we will have outstanding

      o     20,000,000 shares of our common stock

      o warrants to purchase 2,125,000 shares of common stock at an initial exercise price of $3.67 per share

      o warrants to purchase 504,929 shares of common stock with exercise prices from $.01 to $3.11.

Corporate Name Change

      Simultaneously with the reverse stock-split, we will change our corporate name to Fushi International, Inc.

Location of Our Offices

      Our U.S. offices are located at 558 Lime Rock Road, Lakeville, Connecticut 06039 and our telephone number is (860) 435-7000. Dalian DPI's principal place of business is located at 1 Shuang Qiang Road, Jinzhou District, Dalian, People's Republic of China 116100.

                                  THE OFFERING

      This prospectus relates to the resale of shares of our common stock by the Selling Shareholders named in the table under "Selling Shareholders." The following table sets forth information about the shares being offered for resale under this prospectus. The share information presented below gives effect to a 245.27-for-1 reverse stock-split which we expect will be effected by the end of January 2006.

Common stock outstanding prior to this offering .................      160,000 shares

Common stock offered by us ......................................            0 shares

Total shares of common stock offered by Selling Shareholders.....    6,455,000 shares*

Common stock to be outstanding after the offering (assuming
  all warrants have been exercised) .............................   22,549,929 shares

Use of Proceeds .................................................   We will not receive any of the proceeds from the sale of the shares owned by the Selling Shareholders. However, we will receive the net proceeds from the exercise of the warrants by the Selling Shareholders to acquire shares offered under this prospectus. We intend to use any proceeds we receive from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the
                                                                    warrants will ever be exercised for cash, if at all.

Our OTC Bulletin Board Trading Symbol ...........................   PLLK.OB

Risk Factors ....................................................   See "Risk Factors" beginning on page 21 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

---- * The Selling Shareholders acquired an aggregate of 215,424.84 shares of our series B convertible preferred stock, which will automatically convert into 4,250,000 shares of our common stock (after adjustment for and upon the effectiveness of a reverse stock-split), together with warrants to purchase an additional 2,125,000 shares of common stock, in a private financing completed on December 28, 2005, for a total purchase price of $12,000,000. See "Acquisition of the Business of Dalian Fushi--Series B Stock Financing" for a more detailed description of this financing. In addition, one of the Selling Shareholders, our former chairman and president, is offering for sale 80,000 shares he may acquire upon exercise of a warrant we issued to him for consulting services. See "Management--Certain Transactions."

                            MARKET FOR OUR SECURITIES

      Our common stock is currently quoted under the symbol "PLLK.OB" on the over-the-counter Bulletin Board. There is a limited trading market for our common stock. As of January 13, 2006, the last reported bid price was $0.038 per share and the last reported ask price was $0.039 per share, and the trading volume of our common stock on that date was 63,850 shares. Further, there has been no participation of a broker or dealer in trading our common stock.

                         SALES BY SELLING SHAREHOLDERS

      The Selling Shareholders named in the table under the caption "Selling Shareholders" may offer the shares of common stock which they will acquire upon conversion of our series B convertible preferred stock and the shares which they may acquire upon the exercise of warrants under this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The offering of common stock may be through the facilities of the over-the-counter Bulletin Board or such other exchange or reporting system where our common stock may be traded. Brokerage commissions may be paid and discounts are allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date of this prospectus, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock. See "Plan of Distribution" for more information.

                     ACQUISITION OF BUSINESS OF DALIAN FUSHI

      On December 13, 2005, we entered into a series of restructuring transactions in connection with the acquisition of substantially all of the assets and business of Dalian Fushi. As part of the transactions, Dalian Fushi acquired a majority of the outstanding shares of common stock from Glenn A. Little, our former chairman and president. On December 28, 2005, we completed the restructuring transactions, and Dalian DPI, a wholly foreign-owned entity in the PRC, commenced operating the business previously conducted by Dalian Fushi. The business consists of manufacturing and selling copper clad aluminum and steel wire, both of which are bimetallic composite wire products that are principally used for network signal transmission cable, cable television wire, signal transmission cable, cable television subscriber lines, distribution lines, local area networks, inner conductor for access networks, telephone subscriber communication lines, patch cords for electronic components, power system grounding lines, conductor lines for electric railways and other applications. See "Business" for more information on our acquired business.

      We accomplished the acquisition of substantially all of the assets and business of Dalian Fushi through the following steps.

      1. Dalian Fushi's shareholders and Dalian Fushi's U.S. financial adviser, Kuhns Brothers, Inc., formed a Delaware corporation called DPI and a PRC entity called Dalian DPI. Dalian DPI is 100% owned by DPI and is a "wholly foreign owned entity" under PRC law by virtue of its status as a wholly-owned subsidiary of DPI, a non-PRC company.

      2. On November 8, 2005, Dalian Fushi entered into a stock purchase agreement with our former director, chief executive officer and majority shareholder, Glenn A. Little, which closed on December 13, 2005. Under this agreement, as amended, Mr. Little sold his 20,000,000 pre-reverse stock-split shares of common stock to Dalian Fushi. As a result, Dalian Fushi became our majority shareholder. In connection with this agreement, and prior to its closing, Mr. Little resigned as a director and appointed Li Fu, Yue Mathus Yang and John D. Kuhns as directors of our company. Mr. Fu and Mr. Yang are also beneficial shareholders and officers of Dalian Fushi. The directors of DPI and Dalian DPI are identical to ours. Mr. Little also resigned all his officer positions with us effective immediately following the closing of the private placement offering described in step 5 below. Contemporaneous with Mr. Little's resignation from his officer positions, our new directors appointed new officers with immediate effect. See "Management -- Our Directors and Officers" for more information on these persons and "Security Ownership of Certain Beneficial Owners and Management -- Change In Control" for more information on the stock purchase agreement between Dalian Fushi and Mr. Little.

      3. On December 13, 2005, we consummated a share exchange agreement with DPI, under which it exchanged 784,575.16 shares of its newly designated series A convertible preferred stock for all of the issued and outstanding stock of DPI held by the shareholders of DPI. The shareholders of Dalian Fushi owned approximately 95.12% of the outstanding shares of DPI, and thus received 746,254.01 shares of series A convertible preferred stock. The series A convertible preferred stock is convertible into common stock following the reverse stock-split described below. As a result, DPI and Dalian DPI became our direct and indirect wholly-owned subsidiaries, respectively. See "The Share Exchange Agreement and the Issuance of Series A Convertible Preferred Stock" below for more information concerning the Acquisition of DPI" and "Description of Our Securities - Issuance of Series A Convertible Preferred Stock" for more information on the designation and issuance of the series A convertible preferred stock.

      4. Immediately following the above transactions on the same date, Dalian DPI consummated the Restructuring Agreements with Dalian Fushi to purchase substantially all of the assets of Dalian Fushi and lease the remaining assets. Although the acquisition of the assets and business of Dalian Fushi was effective on December 13, 2005, Dalian DPI did not commence operating the business until December 28, 2005, the date upon which all of the transactions contemplated by the Restructuring Agreements were completed. Under the Restructuring Agreements, Dalian Fushi's business is conducted now by Dalian DPI. To the extent that any aspect of Dalian Fushi's business needs to be conducted through Dalian Fushi in the future, the Restructuring Agreements provide Dalian DPI with the ability to control Dalian Fushi and any of its remaining assets and operations. The Restructuring Agreements were utilized, instead of a complete acquisition of Dalian Fushi's assets, because current PRC law does not specifically provide for the approval procedures and the detailed implementation regulations on non-PRC entity's equity to be used as consideration to acquire a PRC entity's equity or assets, which makes it impossible for a non-PRC entity to use its equity to acquire a PRC entity. If an acquisition of a PRC entity using foreign equity was possible, we could have acquired 100% of the stock of Dalian Fushi in exchange for our common stock. While PRC law does allow for the purchase of equity interests in (or assets of) a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of such equity (or assets). Because we did not have sufficient cash to pay the estimated full value of all of the assets of Dalian Fushi, we, through Dalian DPI, purchased the maximum amount of assets possible with the net proceeds of the private placement offering described below, and leased the remainder of Dalian Fushi's assets used in Dalian Fushi's business for nominal consideration.

      On December 28, 2005, we completed the transactions contemplated by the Restructuring Agreements and we, through Dalian DPI, commenced operation of the business conducted previously by Dalian Fushi.

      5. The funds used for the consummation of the stock purchase agreement with Mr. Little and the Restructuring Agreements were provided from the proceeds of a $12,000,000 private placement offering of our series B convertible preferred stock. We received gross proceeds of $11,225,000 at an initial closing on December 13, 2005, and gross proceeds of $775,000 at a closing on December 28, 2005. The investors in this offering purchased a total of 215,424.84 shares of our newly designated series B convertible preferred stock, warrants to purchase additional shares of our common stock and rights to additional issuances of common stock based on certain conditions. The series B convertible preferred stock is convertible into shares of our common stock following the reverse stock split described below. See "Series B Convertible Preferred Stock Financing" below for additional information concerning the series B convertible preferred stock private placement and "Description of Our Securities--Series B Convertible Preferred Stock" for more information on the designation and issuance of the series B convertible preferred stock and warrants. The net proceeds of the series B convertible preferred stock offering will otherwise be used by Dalian DPI principally for the conduct of its business.

      The series A convertible preferred stock and the series B convertible preferred stock will not convert into shares of our common stock until we effect a 245.27-for-1 reverse stock split of our common stock, as described in "Description of Our Securities--Reverse Stock-Split". The reverse stock-split was approved by the holder of a majority of our then outstanding common stock, on December 5, 2005, along with a change in our corporate name to "Fushi International, Inc." On January 5, 2006, we mailed an Information Statement to our shareholders notifying them of the reverse stock-split and the change in our corporate name. Under SEC Regulation 14C, corporate action taken pursuant to consents or authorizations of security holders may not take effect prior to the 20th day following the date upon which an Information Statement is sent or given to shareholders. We expect the reverse stock-splits and the change in our corporate name will occur by the end of January 2006.

      As a result of the acquisition of DPI, and as set forth in the following diagram, DPI is now our direct, wholly-owned subsidiary and Dalian DPI is a wholly-owned subsidiary of DPI. Dalian DPI has acquired substantially all of the assets and business of Dalian Fushi and has control over Dalian Fushi's remaining operations and financial affairs through the Restructuring Agreements. Consequently, we no longer are a shell company, as such term is defined under Rule 12b-2 of the Exchange Act.

-----------------------
Parallel Technologies,
Inc. (to be changed to
Fushi International,
Inc.)
-----------------------
          |
          |    ----
          |    100%
          |    ----
          V
-----------------------
Diversified Product
Inspections, Inc. (DPI)
-----------------------
          |
          |    ----
          |    100%
          |    ----
          V
-----------------------
Dalian Diversified
Product Inspections
Bimetallic Cable, Co.,
Ltd. (Dalian DPI)
-----------------------
          |                              -----------------------
          |                              Dalian Fushi
          |                              Bimetallic
          |                              Manufacturing Co.,
          V ---------------------------> Ltd. (Dalian Fushi)
-----------------------                  -----------------------
Restructuring
Agreements.
-----------------------


      We entered into the following agreements in connection with the acquisition of the business of Dalian Fushi.

The Share Exchange Agreement and the Issuance of Series A Convertible Preferred Stock

      On December 13, 2005, we entered into and consummated a share exchange agreement with the 14 holders of all of the outstanding capital stock of DPI. The stockholders of DPI were Dalian Fushi Enterprise Group Co. Ltd., Yue Mathus Yang, Xishan Yang, Chunyan Xu, Kuhns Brothers, John Kuhns, Mary Fellows, John Starr, Jay Gutterman, Kelly Chow, Redwood Capital, Inc., Chris Bickel, Sam Shoen and Paul Kuhns. We refer to the former stockholders of DPI in this prospectus as the "DPI Stockholders."

      Of the DPI Stockholders, Dalian Fushi Enterprise Group Co., Ltd., or Fushi Group, Yue Mathus Yang, Xishan Yang and Chunyan Xu also are shareholders of Dalian Fushi, and owned approximately 95.12% of the outstanding capital stock of DPI. We refer to the shareholders of Dalian Fushi in this prospectus as the "Dalian Fushi Shareholders." Kuhns Brothers received its shares of DPI common stock for services rendered in connection with the reorganization of Dalian Fushi's business.

      Under the share exchange agreement, we issued an aggregate of 784,575.16 shares of our Series A convertible preferred stock in exchange for the 15,560 shares of common stock of DPI held by the DPI Stockholders. Each share of series A convertible preferred stock will convert automatically into 4,838.86 shares of common stock before giving effect to the reverse stock-split, as more fully described in "Description of Our Securities - Reverse Stock-Split." As a result of the reverse stock-split, the series A convertible preferred stock will convert into an aggregate of 15,475,595 shares of common stock, which will represent 77.85% of our total outstanding common stock.

      As a result of the consummation of the share exchange agreement, DPI is now our wholly-owned subsidiary.

Restructuring Agreements

      In connection with the closing of the share exchange agreement, on December 13, 2005, Dalian DPI entered into the Restructuring Agreements with Dalian Fushi and the Dalian Fushi Shareholders. Under the Restructuring Agreements, Dalian DPI purchased and leased substantially all of the assets of Dalian Fushi. As a result, Dalian Fushi's business will be conducted by Dalian DPI. To the extent that any aspect of Dalian Fushi's business needs to be conducted through Dalian Fushi in the future, the Restructuring Agreements provide Dalian DPI with the ability to control Dalian Fushi and any of its remaining assets and operations. We anticipate that Dalian Fushi will continue to be the contracting party under its customer contracts, bank loans and certain other assets until such time as those may be transferred to Dalian DPI.

      On December 28, 2005, we completed the transactions contemplated by the Restructuring Agreements, and Dalian DPI commenced operating the business conducted previously by Dalian Fushi.

      The following is a summary of the material terms of each of the Restructuring Agreements, the English translation of each of which is annexed as an exhibit to our Current Report on Form 8-K filed on December 14, 2005. All references to the Restructuring Agreements and other agreements in this prospectus are qualified, in their entirety, by the text of those agreements.

      Purchase Agreement. Under the purchase agreement between Dalian DPI and Dalian Fushi, Dalian DPI purchased from Dalian Fushi (i) substantially all of Dalian Fushi's production equipment for RMB 24 million, (ii) all of Dalian Fushi's patents for RMB 100,000, (iii) Dalian Fushi's inventory based on its book value as of the purchase date, and (iv) Dalian Fushi's accounts receivable based on its book value as of the purchase date. Additionally, Dalian Fushi leased to DPI substantially all of Dalian Fushi's land, except for certain real property and assets that are currently being leased to a third party, at an annual fee of RMB 100,000 and the remaining manufacturing equipment at an annual fee of RMB 50,000. It also has granted a secondary lien on the leased assets to Dalian DPI.

      Dalian Fushi also agreed to transfer any new patents issued under its pending patent applications to Dalian DPI for a nominal fee upon their issuance. Dalian Fushi further agreed to cause Mr. Li Fu, the PRC registered holder of the "FUSHI" trademark and the holder of a patent, to authorize the free use of the trademark by Dalian DPI and to transfer his patent to Dalian DPI for a nominal fee. See "Trademark Authorization" below.

      In connection with these purchases and leases, Dalian Fushi agreed to transfer its employees to Dalian DPI and provide its supplies, sales channels and customer contracts to Dalian DPI, to the extent the customer's purchase orders are assignable. In the event that Dalian Fushi's customers do not agree to assign their purchase orders and agree to do business directly with Dalian DPI, Dalian DPI will provide all necessary resources to Dalian Fushi so that it may continue operations maintaining its existing relationships with these customers.

      The source of funds for Dalian DPI to make payment under the Restructuring Agreements were the proceeds of the private placement offering described below under "Series B Convertible Preferred Stock Financing."

      First Patent Transfer Contract. Under this agreement between Dalian Fushi and Dalian DPI, Dalian Fushi agreed to transfer to Dalian DPI the four patents of which it is the registered owner for RMB 100,000.

      Dalian Fushi is in the process of commencing the patent transfer procedure, which procedure is estimated to take three to five months to complete. Prior to the effectiveness of the patent transfers, Dalian DPI (subject to Dalian Fushi's right to use these patents) has the exclusive legal right, royalty free, to use these patents. Dalian Fushi will execute any license agreements required by us or Dalian DPI that they deem necessary or advisable.

      Second Patent Transfer Contract. Under this agreement between Mr. Li Fu and Dalian DPI, Mr. Fu agreed to transfer to Dalian DPI a patent (which is no longer used in Dalian Fushi's business) of which he is the registered owner, for RMB 10,000.

      Trademark Authorization. In this authorization statement, Mr. Li Fu, the PRC registered owner of the "FUSHI" trademark, authorized Dalian DPI to use this trademark for a perpetual period without any fee.

      Entrusted Management Agreement. Pursuant to this entrusted management agreement among Dalian DPI, Dalian Fushi, and the Dalian Fushi Shareholders, Dalian Fushi and its shareholders agreed to entrust the business operations of Dalian Fushi and its management to Dalian DPI until Dalian DPI acquires all of the assets or equity of Dalian Fushi (as more fully described in the Exclusive Option Agreement below). Prior to the occurrence of such event, Dalian Fushi will only own those certain assets that are not sold to Dalian DPI. We anticipate that Dalian Fushi will continue to be the contracting party under its customer contracts, banks loans and certain other assets until such time as those may be transferred to Dalian DPI. Under the Entrusted Management Agreement, Dalian DPI will manage Dalian Fushi's operations and assets, and control all of Dalian Fushi's cash flow through an entrusted bank account. In turn, it will be entitled to any of Dalian Fushi's net profits as a management fee, and will be obligated to pay all Dalian Fushi payables and loan payments. The Entrusted Management Agreement will remain in effect only until the acquisition of all assets or equity of Dalian Fushi by Dalian DPI is completed.

      Shareholders' Voting Proxy Agreement. Under the shareholders' voting proxy agreement among Dalian DPI and the Dalian Fushi Shareholders, the Dalian Fushi Shareholders irrevocably and exclusively appointed the members of the board of directors of Dalian DPI as their proxy to vote on all matters that require Dalian Fushi shareholder approval. The members of the board of directors of Dalian DPI are identical to ours.

      Exclusive Option Agreement. Under the exclusive option agreement among Dalian DPI and the Dalian Fushi Shareholders, the Dalian Fushi Shareholders granted Dalian DPI an irrevocable and exclusive purchase option to acquire Dalian Fushi's equity and/or remaining assets, but only to the extent that such purchase does not violate limitations imposed by PRC law. As discussed in Step 4 above, current PRC law does not specifically provide for a non-PRC entity's equity to be used as consideration for the purchase of a PRC entity's assets or equity. The option is exercisable when PRC law specifically allows foreign equity to be used as consideration to acquire a PRC entity's equity interests and/or assets, or when we have sufficient funds to purchase Dalian Fushi's equity or remaining assets. The consideration for the exercise of the option is the shares of common stock received by the Dalian Fushi Shareholders under the Share Exchange Agreement.

      Share Pledge Agreement. Under this share pledge agreement among Dalian DPI and the Dalian Fushi Shareholders, the Dalian Fushi Shareholders pledged all of their equity interests in Dalian Fushi, including the proceeds thereof, to guarantee all of Dalian DPI's rights and benefits under the Restructuring Agreements. Prior to termination of this Share Pledge Agreement, the pledged equity interests cannot be transferred without Dalian DPI's prior consent.

Series B Convertible Preferred Stock Financing

      The funds used for the consummation of the stock purchase agreement with Mr. Little and the Restructuring Agreements were provided from the proceeds of a private placement offering of our series B convertible preferred stock, along with warrants and rights to receive additional shares of common stock under certain conditions, for $12,000,000. We received gross proceeds of $11,225,000 at an initial closing on December 13, 2005, and gross proceeds of $775,000 at a closing on December 28, 2005. Upon the occurrence of, and after giving effect to, the reverse stock-split, the 215,424.84 shares of series B convertible preferred stock will convert automatically into an aggregate of approximately 4,250,000 shares of common stock, which will then represent approximately 21.25% of our total outstanding common stock. The warrants are exercisable for one-half of the number of shares of common stock that a holder may acquire upon conversion of the series B convertible preferred stock, or an aggregate of approximately an additional 2,125,000 shares of common stock, at an exercise price of $3.67 per share. The warrants have a five year term. We may force the exercise of the warrants if we sign a binding agreement to make a certain acquisition (provided certain conditions are met), or if the price of our common stock exceeds $10 per share for 10 consecutive trading days.

      As a condition of the series B convertible preferred stock purchase agreements, Dalian Fushi deposited in escrow its 20,000,000 pre-reverse stock-split shares of common stock acquired from Glenn Little and Dalian Fushi's management team, which includes Li Fu, Yue Mathus Yang, Xishan Yang and Chunyan Xu, deposited in escrow 746,254 shares of series A convertible preferred stock that will collectively convert into approximately 14,803,983 shares of common stock, representing approximately 74.02% of the then outstanding common stock, following the reverse stock-split. Out of the escrowed shares, up to 3,000,000 shares are to secure their indemnity obligations under the series B convertible preferred stock purchase agreements and our obligation to meet the net profit targets for the fiscal year ending December 31, 2005 as set forth in the series B convertible preferred stock purchase agreements. The remaining shares are to secure our obligation to complete the reverse stock-split within 120 days following December 13, 2005.

      We are required to take certain actions under the series B stock purchase agreements, including:

            (a) The American Stock Exchange. Prepare and submit a listing application to the American Stock Exchange. We cannot assure you that we will qualify for such listing or when or if the American Stock Exchange will approve our application.

            (b) Board of Directors. Within 90 days following the initial closing, after consultation with the holders of the Series B convertible preferred stock, we must nominate a seven person Board of Directors and take all actions and obtain all consents, authorizations and approvals which are required to be obtained in order to effect the election of such nominees. See "Management - Our Directors and Executive Officers."

            (c) Board of Advisors. Promptly following the initial closing, we must establish a board of advisors consisting of the individuals approved in advance by the Chinamerica Fund LP, which approval will not be unreasonably withheld.

            (d) Chief Financial Officer. Promptly following the initial closing, we must retain a chief financial officer acceptable to, and after consultation with, Chinamerica, which may be Wenbing Chris Wang.

            (e) Name Change; Reverse Stock Split. Promptly following the initial closing, we must take all actions and obtain all consents, authorizations and approvals which are required to be obtained in order to (i) change our corporate name to Fushi International, Inc. and (ii) effect the reverse stock-split of the common stock. We have obtained the written consent of the holder of a majority of the outstanding shares of voting stock approving the name change and the reverse stock split. On January 5, 2006, we mailed an Information Statement to our shareholders notifying them of the reverse stock-split and the change in our corporate name. Under SEC Regulation 14C, corporate action taken pursuant to consents or authorizations of security holders may not take effect prior to the 20th day following the date upon which an Information Statement is sent or given to shareholders. We expect that we will file the certificate of amendment to our Articles of Incorporation with the Office of the Secretary of State of Nevada not less than 20, nor more than 25, days after the date the Information Statement was sent to our shareholders.

            (f) Employee Stock Ownership Plan. We must reserve for issuance 2,000,000 shares of common stock under an approved and qualified employee stock ownership plan, the terms of which will be determined by the compensation committee of our Board of Directors.

            (g) Executive Search. Promptly following the initial closing, we must retain one or more independent professional executive search firms, each acceptable to Chinamerica, to assist in the recruitment for the members to be added to our Board of Directors.

            (h) Employment Agreements. We must use our best efforts to promptly enter into employment agreements with Wenbing Chris Wang and the other members of management as designated by, and with such terms as are acceptable to, Chinamerica.

            (i) Transfer of Dalian Fushi Employees. We, together with Dalian DPI and Dalian Fushi, must use our best efforts to promptly transfer the employment of all employees of Dalian Fushi to Dalian DPI in accordance with applicable laws. Dalian DPI will enter into an employment agreement with each such transferred employee and pay all social security, insurance, housing and other applicable fees and costs required under applicable law. Currently, Dalian Fushi is in the process of transferring its employees to Dalian DPI.

            (j) Compliance with Law. The Dalian Fushi Shareholders will comply with Bulletin No. 75 issued by the PRC State Administration of Foreign Exchange, including but not limited to, the obligation to file disclosure forms with respect to their ownership status in our company on or before March 31, 2006, and the obligation to transfer any dividends or profits they received offshore to the PRC within 180 days upon the receipt of such dividends or profits. We are informed that all the Dalian Fushi Shareholders have filled out the required disclosure forms.

            (k) Completion of Restructuring. Commencing at the initial closing, we, together with Dalian DPI and Dalian Fushi, must use our best efforts to complete in all respects the restructuring and related transactions contemplated by the Restructuring Agreements. As of December 28, 2005 the restructuring was completed and the business began to operate out of Dalian DPI.

            (l) Filing of Registration Statement. We must file the registration statement of which this prospectus is a part, for the registration of the resale of the common stock that holders of the series B convertible preferred stock will acquire upon conversion of the series B convertible preferred stock.

            (m) Company By-Laws. We must use our best efforts to obtain shareholder approval for, and take all steps necessary to adopt, amended and restated bylaws reasonably acceptable to Chinamerica within 60 days after the initial closing. On January 12, 2006, we filed a preliminary Information Statement on Schedule 14C with the SEC relating to the amendment of those bylaws.

            As a result of the acquisition of all of the outstanding capital stock of DPI and the business of Dalian Fushi through Dalian DPI, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Our Corporate Structure

      As set forth in the following diagram, following the acquisition of DPI and the business of Dalian Fushi under the Restructuring Agreements, DPI is now our direct, wholly-owned subsidiary and Dalian DPI is a wholly-owned subsidiary of DPI. Dalian DPI has control over Dalian Fushi's remaining operations and financial affairs through the Restructuring Agreements. In connection with the above transactions, and prior to the closing of the share exchange agreement, the holder of a majority of the common stock, at that time our only class of voting stock, signed a written consent approving the reverse split and change of our corporate name. On January 5, 2006, we mailed an Information Statement to our shareholders notifying them of the reverse stock-split and the change in our corporate name. Under SEC Regulation 14C, corporate action taken pursuant to consents or authorizations of security holders may not take effect prior to the 20th day following the date upon which an Information Statement is sent or given to shareholders.

-----------------------
Parallel Technologies,
Inc. (to be changed to <-------------------------|
Fushi International,                             |
Inc.)                                            |
-----------------------                          |
          |                                      |
          |    ----                              |
          |    100%                              |
          |    ----                              |
          V                                      |
-----------------------                          |
Diversified Product                              |
Inspections, Inc. (DPI)                          |
-----------------------                          |
          |                                      |
          |    ----                              |
          |    100%                              |
          |    ----                              |
          V                                      |
-----------------------                          |
Dalian Diversified                               |
Product Inspections                              |
Bimetallic Cable, Co.,                           |
Ltd. (Dalian DPI)                                |
-----------------------                          |
          |                              -----------------------
          |                              Dalian Fushi
          |                              Bimetallic
          |                              Manufacturing Co.,
          V ---------------------------> Ltd. (Dalian Fushi)
          -------------                  -----------------------
          Restructuring
          Agreements
          -------------

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks Related to the Restructuring Agreements and Acquisition of the Business of Dalian Fushi

      For structuring and other limitations, we rely on the Restructuring Agreements with, rather than direct ownership control of, Dalian Fushi to control and operate various aspects of Dalian Fushi's business now and in the future, including obtaining Dalian Fushi's profits and cash flow, before we completely acquire all of Dalian Fushi's equity or assets. Dalian Fushi continues to hold certain assets that were not yet acquired by Dalian DPI. We anticipate that Dalian Fushi will continue to be the contracting party under banks loans and certain other assets until such time as those may be transferred to Dalian DPI. We expect that Dalian Fushi will fully comply with the Restructuring Agreements. However, if Dalian Fushi chooses to refuse to comply with any of the material provisions of these contracts, our business may be materially adversely affected. In order to enforce the provisions of these contracts, we would have to rely on legal remedies available under PRC law, which may be more limited and not as effective as legal remedies in the U.S. See "Acquisition of Business of Dalian Fushi" for more information on these Restructuring Agreements.

Our Restructuring Agreements with Dalian Fushi and its shareholders may not be as effective in providing control over these entities as direct ownership.

      We operate our business through Dalian DPI, our indirect wholly-owned subsidiary in the PRC, and rely on the Restructuring Agreements with Dalian Fushi and its shareholders to control any operations of Dalian Fushi. While we own and/or lease substantially all of the manufacturing assets through Dalian DPI, and to the extent that any aspect of Dalian Fushi's business needs to be conducted through Dalian Fushi in the future, the Restructuring Agreements provide Dalian DPI with the legal right and power to control Dalian Fushi and any of its remaining assets and operations, the Restructuring Agreements may not be as effective in providing control over Dalian Fushi as direct ownership. For example, if we had direct ownership of Dalian Fushi, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Dalian Fushi, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level.

      Furthermore, if Dalian Fushi or any of its shareholders fails to perform its or his respective obligations under the Restructuring Agreements, we may have to incur substantial costs and resources to enforce those agreements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. For example, if the shareholders of Dalian Fushi refuse to transfer their equity interests in Dalian Fushi to us or our designee when we exercise the purchase option under the exclusive option agreement, which is part of the Restructuring Agreements, then we will have to pursue available remedies under PRC law for them to fulfill their contractual obligations. In addition, we cannot assure you that Dalian Fushi's shareholders always will act in our best interests. See "Acquisition of the Business of Dalian Fushi - Restructuring Agreements" for more information on the Restructuring Agreements and the exclusive option agreement in particular.

      The Restructuring Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these agreements would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Restructuring Agreements. If we are unable to enforce the Restructuring Agreements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

We may lose current customers who do not approve of Dalian Fushi's sale of its business to Dalian DPI and do not agree to make purchases directly from Dalian DPI or continue to make purchases through Dalian Fushi.

      Under the terms of the Restructuring Agreements and the series B convertible preferred stock purchase agreements, Dalian Fushi is required to notify customers that its business has been sold to, and is being conducted by, Dalian DPI. Dalian Fushi must use its best efforts to obtain the consent of each customer to transfer the customer's outstanding purchase orders and other contracts to Dalian DPI. In the event that a Dalian Fushi customer does not agree to assign its purchase orders and other contracts to Dalian Fushi and conduct business directly with Dalian DPI, Dalian DPI will provide all necessary resources to Dalian Fushi so that it may continue operations to the extent of maintaining its existing relationships with these customers. However, we cannot give you any assurance that any or all of Dalian Fushi's customers will approve of the sale of Dalian Fushi's business to Dalian DPI, agree to make purchases from Dalian DPI or continue to make purchases through Dalian Fushi. The loss of any significant customer would materially and adversely affect our business and financial results. See "Business--Customers."

Suppliers who do not approve of Dalian Fushi's sale of its business to Dalian DPI may be unwilling to sell directly to Dalian DPI the materials it needs to manufacture our products, or continue to supply materials through Dalian Fushi.

      We rely on a limited number of suppliers for most of the other raw materials we use. Pursuant to the terms of the Restructuring Agreements and the series B convertible preferred stock purchase agreements, Dalian Fushi is required to notify its suppliers that its business has been sold to, and is being conducted by, Dalian DPI. In the event that suppliers of key components to Dalian Fushi are unwilling to conduct business directly with Dalian DPI, Dalian DPI will provide all necessary resources to Dalian Fushi so that it may continue operations to the extent of maintaining its existing relationships with these suppliers. However, we cannot give you any assurance that any or all of Dalian Fushi's suppliers will approve of the sale of Dalian Fushi's business to Dalian DPI, agree to sell supplies directly to Dalian DPI or continue to sell supplies through Dalian Fushi. The loss of any significant supplier could materially and adversely affect our business and financial results. See "Business--Raw Materials and Suppliers" and "Risk Factors--Risks Related to our Business-- We depend on a few suppliers for a significant portion of our principal raw materials. Interruptions of production at our key suppliers may affect our results of operations and financial performance."

We may be unable to compel Dalian Fushi to make the payments due to Dalian DPI under the Restructuring Agreements.

      To the extent that any significant profits are generated by Dalian Fushi, our ability to obtain those monies will be dependent upon our ability to control Dalian Fushi through the Entrusted Management Agreement, as well as our ability to enforce the Restructuring Agreements. See "Risk Factors -- Risks Related to the Restructuring Agreements and Acquisition of the Business of Dalian Fushi -- Our Restructuring Agreements with Dalian Fushi and its shareholders may not be as effective in providing control over these entities as direct ownership." In the event that Dalian Fushi does not pay to Dalian DPI the fees and other payments owed to Dalian DPI under the Restructuring Agreements, the ability to operate our business may be severely affected by a lack of working capital and we may be unable to pay dividends.

The Restructuring Agreements may result in additional transactional costs that may adversely impact our profitability.

      The asset transfers and leases involving in the restructuring inevitably will incur costs and expenses, such as taxes, both at the central and local level, filing fees and registration fees with government authority. Our management team estimated that the transactional costs for the restructuring are manageable. However, due to the complexity of the tax regime in PRC and the great discretion the local tax authorities enjoy, we cannot assure you that there are no unpredictable costs and expenses associate with the restructuring and any such costs and expenses will not adversely impact our profitability.

The restructuring conducted pursuant to the Restructuring Agreements may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

      Dalian DPI has purchased assets from Dalian Fushi, our affiliated company, at prices lower than their book value and leased the remaining assets from Dalian Fushi at nominal amount. Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into between Dalian DPI and Dalian Fushi are found not to be on an arm's-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of Dalian DPI and Dalian Fushi, and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for the tax savings achieved in the past, or that Dalian Fushi or Dalian DPI are ineligible for preferential tax benefits, would substantially increase our taxes owed, reduce our net income and the value of your investment and materially and adversely affect our financial condition and results of operations.

Risks Related to our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

      We began the sale of copper clad aluminum wire in 2002 and copper clad steel wire in 2003. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

      - maintain our cutting edge proprietary copper cladding technology for the manufacturing of composite wires;

      - expand our product offerings and maintain the high quality of our products;

      - manage our expanding operations, including the integration of any future acquisitions;

      - obtain sufficient working capital to support our expansion and to fill customers' orders in time;

      -     maintain adequate control of our expenses;

      - implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

      - anticipate and adapt to changing conditions in the bimetallic composite products markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

      If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

      Our major PRC-based and international competitor is the Dofasco Tubular Products division of Dofasco Inc., the business acquired in October 2005 and formerly known as Copperweld. Copperweld was, and Dofasco is, the largest bimetallic composite conductor manufacturer in the world with 70% of the PRC bimetallic composite conductor market in the PRC. Dofasco has substantially greater assets and financial and marketing resources than us. While we have five patents and one patent application relating to our copper-cladding technology, as well as our processing devices and equipment, we believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations or financial condition.

      Our major competitors may be better able than us to successfully endure downturns in our industrial sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced under either scenario. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

      Our continued growth is dependent upon our ability to raise capital from outside sources. We have experienced situations in the past in which working capital was inadequate to fulfill customer orders. Our ability to obtain financing will depend upon a number of factors, including:

      -     our financial condition and results of operations,

      - the condition of the PRC economy and the cable television, telecommunications, utilities and electronics industries in the PRC, and

      -     conditions in relevant financial markets.

      If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms, our financial position, competitive position, growth and profitability may be adversely affected.

We may not be able to effectively control and manage our growth.

      If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

      An important element of our growth strategy has been and is expected to continue to be the pursuit of acquisitions of other businesses that increase our existing market share and expand our production capacity. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers, and potential adverse short-term effects on operating results. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

We depend on a concentration of customers.

      Our revenue is dependent, in large part, on significant orders from a limited number of customers. Sales to our five largest customers accounted for approximately 75% and 73% of our net sales during the years ended December 31, 2004 and 2003, respectively. Sales to our three largest customers accounted for approximately 35% of our total net sales during the nine months ended September 30, 2005. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large customers would have a material adverse effect on our business, operating results and financial condition. See "Risks Related to the Restructuring Agreements and Acquisition of the Business of Dalian Fushi - We may lose current customers who do not approve of Dalian Fushi's sale of its business to Dalian DPI and do not agree to make purchases directly from Dalian DPI or continue to make purchases through Dalian Fushi." Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

We do not have any long-term supply contracts with our raw materials suppliers. Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

      The price of aluminum bars and copper strip, our principal raw materials, are subject to market conditions and generally we do not, and do not expect to, have long-term contracts with our suppliers for those items. While these raw materials are generally available and we have not experienced any raw material shortage in the past, we cannot assure you that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us. The prices for these raw materials have varied significantly and may vary significantly in the future. For example, the copper industry, which is highly volatile and cyclical in nature, affects our business both positively and negatively. Numerous factors, most of which are beyond our control, drive the cycles of the copper industry and influence copper price. These factors include general economic conditions, industry capacity utilization, import duties and other trade restrictions.

      We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

We depend on a few suppliers for a significant portion of our principal raw materials. Interruptions of production at our key suppliers may affect our results of operations and financial performance.

      We rely on a limited number of suppliers for most of the other raw materials we use. We have in the past relied on Shanghai Jutai Copper Co. and Harbin Electric Wire Co. for our principal raw materials, copper strip and aluminum bar supplies, respectively. Purchases from these companies comprised approximately 96% of our total raw material purchases in 2004 and approximately 87% in 2003. Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs.

Our profitability depends on the success of the "FUSHI" brand recognition and we could lose our competitive advantage if we are not able to protect our FUSHI trademark against infringement, and any related litigation could be time-consuming and costly.

      The trademarked brand "FUSHI" registered under PRC law has gained substantial recognition with customers. However, the protection of intellectual property rights in the PRC may not be as effective as those in the United States or other countries. The unauthorized use of the FUSHI brand could enable some other manufacturers to take unfair advantage, which could harm our business and competitive position. Moreover, from time to time, we may seek to protect trademark rights through litigation, which may result in substantial costs and diversion of resources, including the efforts of management.

      Pursuant to the Trademark Authorization, Mr. Li Fu, the registered owner of the "FUSHI" trademark, authorized Dalian DPI to use this trademark for a perpetual period without any fee. In the event this authorization is revoked or found to be unenforceable, for any reason, we could lose the use of the trademark, which could materially and adversely affect our business. See "--We rely on Mr. Fu, our Chairman and CEO, Mr. Fu, for the management of our business, and the loss of his services may significantly harm our business and prospects" and "--We do not have key man insurance on Mr. Fu, our CEO, upon whom we rely primarily for the direction of our business, so that if he dies we do not have sufficient financial resources to continue operations without interruption until we are able to replace Mr. Fu our business may be harmed."

We may not be able to prevent others from unauthorized use of Dalian Fushi's patents, which could harm our business and competitive position.

      Our success depends, in part, on our ability to protect our proprietary technologies. Dalian Fushi has five patents in China covering its modified bond-welding technology and related devices and machines for a manufacturing machine for copper clad aluminum wires in the PRC. Dalian Fushi is in the process of commencing the patent transfer procedure described in the Restructuring Agreements, which procedure is estimated to take three to five months to complete. Prior to the effectiveness of the patent transfers, Dalian DPI (subject to Dalian Fushi's right to use these patents) has the exclusive legal right, royalty free, to use all of these patents. Dalian Fushi will execute any license agreements required by the Company or Dalian DPI that they deem necessary or advisable. See "Acquisition of Business of Dalian Fushi--Restructuring Agreements" for more information on the Restructuring Agreements.

      Dalian Fushi also has made one international patent application under the International Patent Cooperation Treaty, which covers Dalian Fushi's bond-welding manufacturing method for cuponal busbar. The process of seeking patent protection can be lengthy and expensive and we cannot assure you that patent applications will result in patents being issued, or that existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantage.

      We believe that other manufacturers in the PRC have been infringing Dalian Fushi's patents and using its core technology, but we have not in the past had sufficient capital to pursue legal remedies. Although we plan to pursue legal remedies available in the PRC to protect our patents, we cannot assure you that the protection afforded under the laws of the PRC is adequate to maintain our competitive position or that we will be successful in our efforts. Our patents and patent applications may be challenged, invalidated or circumvented in the future. We cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make, use or sell our products in either the PRC or other countries.

      Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

      Our success also depends in large part on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. As litigation becomes more common in the PRC in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to weld-cladding technology and related devices and machine patents involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards, to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

      To the knowledge of our management team, neither the production nor the sale of our products constitute activities, or generate materials in a material manner, that requires our operation to comply with the PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We rely on Mr. Fu, our chairman and president, for the management of our business, and the loss of his services may significantly harm our business and prospects.

      We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Li Fu for the direction of our business. The loss of the services of Mr. Fu, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Fu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Fu.

We do not have key man insurance on Mr. Fu, our president, upon whom we rely primarily for the direction of our business.

      We rely primarily upon Mr. Fu, our president, for the direction of our business. We do not have key man insurance on Mr. Fu. If Mr. Fu dies and we are unable to replace Mr. Fu for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

      Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our chairman and president, Li Fu, our vice-president, Yue Yang, our chief financial officer Wenbing Wang, our chief engineer Xishan Yang and our manager of domestic sales, Qingshan Liu. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

      We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

      We have purchased automobile insurance with third party liability coverage for our vehicles. In addition, we have purchased property insurance from China United Property Insurance Company to cover real property and plant of up to RMB43,350,000 (approximately US$5,344,652), and manufacturing machine and equipment of up to RMB36,750,000 (approximately US$4,541,410). The total coverage of our property and equipment is approximately US$9,886,062. However, our property and equipment net of depreciation as of December 31, 2004 was US$33,467,298, and our property insurance therefore covers only less than one-third of the value of our property and equipment.

      Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims.

      Our product warranties against technical defects of our copper clad aluminum wires and copper clad steel wires vary, depending on our purchase orders with customers. The warranties require us to replace defective components and pay for the losses customers incur from defective products or a certain percentage of the purchase price as liquidated damages for our failure to meet the specified product specifications and packaging requirements in the purchase orders. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

We are dependent on the communications industry, including telecommunications and cable television.

      Substantially all of our revenues in the years ended December 31, 2004 and 2003, respectively, and the subsequent nine month period ended September 30, 2005, came from sales to the communications industry, including the cable television industry. Demand for these products is subject to rapid technological change. These markets are dominated by several large manufacturers and operators who regularly exert significant price pressure on their suppliers, including us, and the loss of one or more of the large communications manufacturers or operators could have a material adverse effect on our business. We cannot assure you that we will be able to continue to compete successfully in our sales to the communications industry, and our failure to do so could impair our results of operations.

Risks Related to Doing Business in the PRC

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of that business.

      The PRC's economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy, such as the United States. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. Our interests may be adversely affected by changes in policies by the PRC government, including:

      -     changes in laws, regulations or their interpretation

      -     confiscatory taxation

      -     restrictions on currency conversion, imports or sources of supplies

      -     expropriation or nationalization of private enterprises.

      Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

      There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

      All of our operations are conducted in the PRC and more than 90% of our net sales are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The bimetallic composite wire industry in the PRC is growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

      While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Dalian DPI and Dalian Fushi are subject to restrictions on paying dividends and making other payments to us.

      We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than investments in our subsidiaries and affiliates, DPI, Dalian DPI and Dalian Fushi. As a result of this holding company structure, we rely entirely on dividends payments from Dalian DPI for funds. PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Dalian DPI and Dalian Fushi also are required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if Dalian DPI or Dalian Fushi incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or Dalian DPI is unable to receive all of the revenues from operations, we may be unable to pay dividends on our common stock. See "Risk Factors--Risks Related to an Investment in Our Common Stock -- We are unlikely to pay cash dividends in the foreseeable future."

Governmental control of currency conversion may affect the value of your investment.

      The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Dalian DPI receives substantially all of its revenues in renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations, to the extent they are incurred in the future. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where renminbi is to be converted into foreign currency and remitted out of PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

      The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency. See "Risk Factors--Risks Related to an Investment in Our Common Stock--We are unlikely to pay cash dividends in the foreseeable future."

The fluctuation of the Renminbi may materially and adversely affect your investment.

      The value of the renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into renminbi for our operations, appreciation of the renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the renminbi, the U.S. dollar equivalent of the renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

      On July 21, 2005, the PRC government changed its policy of tying the value of the renminbi to the U.S. dollar. Under the new policy, the renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the renminbi against the U.S. dollar. While the international reaction to the renminbi revaluation generally has been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the renminbi against the U.S. dollar.

If PRC laws or local regulations were to phase out the preferential tax benefits currently being extended to "new or high-technology enterprises", we would have to pay more taxes in the PRC, which could have a material and adverse effect on our financial condition and results of operations.

      Currently, Dalian Fushi has preferential tax benefits with 50% deduction on its income tax according to a notice issued by Dalian Municipal Government in 2000 providing for a series of tax preferential treatments to companies that qualify as "new or high-tech" enterprise or companies in Dalian City. This preferential tax treatment will expire on December 31, 2006.

      If the PRC laws and local regulations were to phase out preferential tax benefits currently granted to "new or high-technology enterprises", we would be subject to the standard statutory tax rate, which currently is 33%. The loss of these preferential tax treatments that are currently available to us could have a material and adverse effect on our financial condition and results of operations.

We are in the process of applying for preferential tax benefits for Dalian DPI as a WFOE, the result of which is uncertain.

      Under PRC laws and regulations, a WFOE may receive preferential tax benefits if it is foreign funded and is a manufacturing enterprise. As a foreign invested enterprise as well as a manufacturing enterprise, Dalian DPI should be entitled to a three-year exemption from enterprise income tax beginning from its first year of operation, a 7.5% enterprise income tax rate for another three years followed by a 15% tax rate. We are in the process of applying for such preferential tax benefits for Dalian DPI. We cannot assure you that Dalian DPI will be granted preferential tax treatment. The failure to obtain this preferential tax treatment could have a material and adverse effect on our financial condition and results of operations.

Recent PRC State Administration of Foreign Exchange Regulations regarding offshore financing activities by PRC residents have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

      The PRC State Administration of Foreign Exchange, or SAFE, requires PRC residents to register with, or obtain approval from, SAFE regarding their direct or indirect offshore investment activities.

      Under a notice issued by SAFE in October 2005 (the "October Notice"), we and DPI, our wholly-owned subsidiary, are considered special purpose companies, or SPCs. Prior to receiving any equity interests in DPI or us, our PRC resident shareholders, Dalian Fushi Enterprise Group Co., Ltd., Yue Mathus Yang, Xishan Yang and Chunyan Xu, must register their ownership interest in DPI and us. Only after compliance with the registration requirement can dividends and profits from Dalian DPI be distributed to us and our shareholders. Furthermore, the Dalian Fushi Shareholders are required to transfer the dividends and profits back to the PRC within 180 days after receipt. For information concerning the SAFE regulations, See "Business - Government Regulation - SAFE Regulations."

      As of the date of this prospectus, it is unclear how the SAFE disclosure requirements will be interpreted or implemented, and whether the disclosure made by Dalian Fushi Shareholders or other PRC resident shareholders are sufficient. We cannot assure you that our PRC resident shareholders will comply with the October Notice to register with the local SAFE and transfer any dividends or profits they received offshore to the PRC within 180 days. The failure of our PRC resident shareholders to comply with the October Notice may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit Dalian DPI's ability to distribute dividends to us.

      The SAFE certificate of Dalian DPI was issued prior to the effective date of the October Notice. We cannot assure you that the local SAFE will not review the SAFE certificate of Dalian DPI, in which case we will have to complete additional administrative procedures as may be required by the local SAFE. We cannot assure you that Dalian DPI will be deemed to have adequately completed the additional administrative procedures or that a new SAFE certificate can be obtained. The failure to obtain a new SAFE certificate would prevent us from paying dividends or otherwise remitting funds out of the PRC and could also prevent funds from outside of the PRC from coming into Dalian DPI, which would materially and adversely affect our ability to raise capital for future expansion or acquisitions.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

      A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that could leave us without many employees to conduct our business which would materially and adversely affect our operations and financial condition.

Because our principal assets are located outside of the United States and nearly all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and some directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

      Two of our three directors and all of our officers reside outside of the United States. In addition, our operating subsidiary, Dalian DPI, is located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

      PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Risks Related to an Investment in our Common stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other shareholders. In addition, holders of our Series B convertible preferred stock have certain voting rights that can affect our operations.

      Our officers, directors and affiliates beneficially own approximately 75% of our voting stock by virtue of their ownership of Series A convertible preferred stock, which has voting rights and is convertible into shares of common stock upon the reverse stock-split. Li Fu, our chairman and president, beneficially owns approximately 65% of our voting stock. As a result, Mr. Fu is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. Mr. Fu's interests may differ from other shareholders.

The holders of our Series B convertible preferred stock may obtain complete control and majority ownership of our company if the reverse stock-split does not occur within specified time limits.

      Dalian Fushi and the Dalian Fushi Shareholders own approximately 75% of our voting stock and control our company. Holders of our series B convertible preferred stock invested in our company with the understanding that they would own 21.25% of the outstanding common stock after the reverse stock-split. Under the series B convertible preferred stock certificate of designation filed with the Nevada Secretary of State, if by April 12, 2006 the reverse stock-split has not occurred, the holders of the Series B convertible preferred stock will receive as a forfeiture, out of escrow, pro rata, each at their option, 125,000 additional shares of common stock or that number of shares of Series A convertible preferred stock that may be converted into 125,000 shares of common stock ("Penalty Shares"), owned by Dalian Fushi and the Dalian Fushi Shareholders, and will receive additional Penalty Shares every 30 days thereafter that the (a) the reverse stock-split has not been effected, or (b) the holders of the shares of series B convertible preferred stock do not otherwise acquire, in the aggregate, 21.25% of the outstanding shares of common stock.

      If by December 13, 2006, the reverse stock-split has not occurred, or the holders of the Series B convertible preferred stock do not then own in the aggregate 21.25% of our outstanding voting stock, and if by January 12, 2007, we do not repurchase all of the outstanding series B shares at the written request of the Chinamerica Fund LP, for a total purchase price of $12 million, then thereafter and until the reverse stock-split is effected, the shares of Series B convertible preferred stock will carry an aggregate number of votes equal to 66 2/3% of the then outstanding voting power of all our voting securities, or such larger percentage of votes required to approve any action by, or submitted to, the shareholders. In addition, if by January 12, 2007, the reverse stock-split has not occurred, or the holders of the series B convertible preferred stock do not then own in the aggregate 21.25% of our outstanding voting securities and we do not repurchase all of the outstanding shares of series B convertible preferred stock at the written request of Chinamerica, for a total purchase price of $12 million, then the holders of the then outstanding shares of series B convertible preferred stock may purchase the shares of common stock and series A convertible preferred stock owned by Dalian Fushi and the Dalian Fushi Shareholders, held in escrow, at a price per share of $.001.

            The failure to effect the reverse stock-split may result in a change in control of our company.

      We are unlikely to pay cash dividends in the foreseeable future.

      We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See, "Risk Factors-Risks Related to Doing Business in the PRC-- Dalian DPI and Dalian Fushi are subject to restrictions on paying dividends and making other payments to us", Risk Factors-Risks Related to Doing Business in the PRC-- Governmental control of currency conversion may affect the value of your investment" and "Market for Our Common Stock-- Dividends."

There is currently a very limited trading market for our common stock.

      Our common stock has been quoted on the over-the-counter Bulletin Board since July 2005. Because we were formerly a shell company, our bid and ask quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is a limited trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system, including, without limitation, the NASDAQ Stock Market. You may not be able to sell your shares due to the absence of an established trading market.

      Our common stock is, and will continue to be subject to the SEC's "penny stock" rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares. See "Market for Our Common Stock-- Penny Stock Regulations."

Our common stock is illiquid and subject to price volatility unrelated to our operations.

      The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares of common stock will be issuable for future sale which will dilute the ownership percentage of our holders of common stock. We are required to register for public sale a significant portion of these shares of common stock and this may depress our stock price.

      Following the reverse stock split, all outstanding shares of series A convertible preferred stock and series B convertible preferred stock will be automatically converted into approximately 19,725,595 shares of common stock upon the Reverse Split contemplated by the Company. In addition, we have outstanding warrants that may also be exercised for shares of common stock. As a result of these conversions and exercises, up to 22,355,524 additional shares of common stock (on a post-reverse stock split basis) may be issued. As a result of these additional issuances of common stock, the ownership percentage held by our holders of common stock will be significantly reduced. See "Description of Our Securities" for more information on the reverse stock split and the series A convertible preferred stock, series B convertible preferred stock and warrants.

      We are registering for public sale in the registration statement of which this prospectus is a part shares of common stock that the Selling Shareholders may acquire upon conversion of the series B convertible preferred stock and the exercise of the warrants issued in connection with the series B convertible preferred stock private placement offering and the exercise of the warrant issued to Glenn A. Little for consulting services. After giving effect to the reverse stock split, we could have up to 6,513,459 shares that are freely tradable. As a result, there will be a significant number of new shares of common stock on the market in addition to the current public float. Sales of substantial amounts of common stock, or the perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

In connection with the reverse stock split and in anticipation of applying for the listing of common stock on the American Stock Exchange, we may issue additional shares of common stock to certain round lot shareholders and these shareholders may incur a tax liability as a result from the receipt of these additional shares.

      In connection with the reverse stock split and in order to create a sufficient number of round lot holders (holders of at least 100 shares of common stock) to satisfy one of the criteria for the listing of the common stock on the American Stock Exchange, we are authorized to issue to each shareholder holding 24,500 or fewer shares of common stock, but at least 12,250 shares of common stock on the record date for the reverse stock split such additional number of shares of common stock so that each such shareholder, after giving effect to the reverse stock split and the issuance to such shareholder of additional shares, shall hold 100 shares of common stock. These shareholders may incur a tax liability as a result from the receipt of these additional shares and, as such, this shareholder should consult with their individual financial and tax advisors regarding any tax implications.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from any sales of the shares offered and sold under this prospectus by the Selling Shareholders. We will receive proceeds from the issuance of shares of our common stock upon the exercise of warrants we issued in connection with our private placement completed on December 28, 2005, except that the placement agent for the offering, under its engagement agreement, is entitled to 10% of the proceeds of the exercise of the warrants, which are exercisable at $3.67 per share. See "Description of Our Securities."

      If all of these outstanding warrants are exercised for cash, we would receive aggregate net proceeds of approximately $7,798,750 and our placement agent would receive approximately $779,875. We intend to use the net proceeds from the exercise of warrants, if any, for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash, if at all.

      Each Selling Shareholder will determine when it will sell its common stock and in all cases, will sell its common stock at the current market price or at negotiated prices at the time of the sale.

                                    BUSINESS

Our History

      We were incorporated as a Nevada company on October 6, 1982 under the name M, Inc. We changed our corporate name to Parallel Technologies, Inc. in June 1991. We were formed as a "blank check" entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately-owned entity seeking to become a publicly-owned entity. Since the fiscal year ended December 31, 1995, we had no business operations, assets or liabilities until December 13, 2005, when we acquired DPI and Dalian DPI, and December 28, 2005, when Dalian DPI commenced operating the business of Dalian Fushi. See "Acquisition of Business of Dalian Fushi."

Organizational History of DPI and Dalian DPI

      DPI was formed on September 23, 2005 as a Delaware corporation by Dalian Fushi's shareholders and Kuhns Brothers, Inc.. Upon consummation of the share exchange agreement, we own 100% of DPI. Until the acquisition of the business of Dalian Fushi, DPI has had no business operations, assets or liabilities, apart from organizational expenses and fees.

      Dalian DPI was formed on September 22, 2005 under the laws of the PRC by Diversified Product Inspections, Inc., a Florida company, which subsequently transferred its ownership in Dalian Fushi to the Delaware DPI in November 2005. Dalian DPI is a "wholly foreign owned entity" under PRC law by virtue of its status as a wholly-owned subsidiary of DPI, as a non-PRC company. Until the acquisition of the business of Dalian Fushi, Dalian DPI has had no business operations, assets or liabilities, apart from organizational expenses and fees.

Dalian Fushi Organizational History

      Dalian Fushi was formed as "Dalian Fushi Bimetallic Conductor Wire Factory" on June 12, 2001. Its initial registered capital was RMB 8 million and it was owned by Li Fu (62.5%), Yongfa Zhou (25%), and Chunyan Xu (12.5%).

      In July 2001, Dalian Fushi acquired certain aluminum copper clad manufacturing assets, as well as the related technology and manufacturing facilities with approximately 2,000 square meters construction area from Dongyi Company Ltd. ("Dongyi"), a bimetallic wire manufacturer in the PRC, for a total purchase price of RMB 12 million, in a settlement of a loan dispute.

      On January 16, 2002, Dalian Fushi Bimetallic Conductor Wire Factory changed its name to "Dalian Fushi Bimetallic Manufacturing Co., Ltd." and changed its entity form to a limited liability company under PRC law. It subsequently increased its registered capital to RMB 40 million. Dalian Fushi was then owned by Dalian Jingzhou Jingdun Trading Co. (the predecessor of Dalian Fushi Enterprise Group Co., Ltd., 52.5%), Renyou Fu (40%), Chunyan Xu (2.5%), and Yongfa Zhou (5%).

      Dalian Fushi Enterprise Group Co., Ltd. (the "Fushi Group") is a PRC holding company controlled by Li Fu (85.71%). The Fushi Group also owns Dalian Litai Auto Repair Co., Ltd. (of which Fushi Group owns 40%), Dalian Fushi Yangguang Zhangyie Co., Ltd. (of which the Fushi Group owns 90%), Dalian Fushi Commerce and Trade Co., Ltd. (of which the Fushi Group owns 75%), and other non-wholly-owned subsidiaries in the mineral water production and hotel industries.

      On July 16, 2003, the registered capital of Dalian Fushi was increased to RMB 160 million. As of March 2, 2005, the shareholders of Dalian Fushi were: Dalian Fushi Enterprise Group Co., Ltd. (87.73%), Yue Yang (10%), Chunyan Xu (0.63%) and Xishan Yang (1.64%). The registered capital has been paid in full.

      In 2003, Dalian Fushi commenced construction of a new manufacturing facility in the industrial development area of Dalian. In June 2005, we relocated our manufacturing activities to this new facility, occupying 103,605 square meters.

      For information on the acquisition of the business of Dalian Fushi, including the agreements we entered into in connection with the acquisition, see "Acquisition of the Business of Dalian Fushi". As a result of the acquisition of all of the outstanding capital stock of DPI and substantially all of the assets and business of Dalian Fushi through Dalian DPI, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Our Corporate Structure

      As set forth in the following diagram, following our acquisition of DPI and the business of Dalian Fushi under the Restructuring Agreements, DPI is now our direct, wholly-owned subsidiary and Dalian DPI is a wholly-owned subsidiary of DPI. Dalian DPI has control over Dalian Fushi's remaining operations and financial affairs through the Restructuring Agreements. On December 5, 2005, the holder of a majority of the common stock, at that time our only class of voting stock, signed a written consent to effect the reverse stock-split and change our corporate name. In connection with the above transactions, on January 5, 2006, we mailed an Information Statement to our shareholders notifying them of the reverse stock-split and the change in our corporate name. Under SEC Regulation 14C, corporate action taken pursuant to consents or authorizations of security holders may not take effect prior to the 20th day following the date upon which an Information Statement is sent or given to shareholders.

-----------------------
Parallel Technologies,
Inc. (to be changed to <-------------------------|
Fushi International,                             |
Inc.)                                            |
-----------------------                          |
          |                                      |
          |    ----                              |
          |    100%                              |
          |    ----                              |
          V                                      |
-----------------------                          |
Diversified Product                              |
Inspections, Inc. (DPI)                          |
-----------------------                          |
          |                                      |
          |    ----                              |
          |    100%                              |
          |    ----                              |
          V                                      |
-----------------------                          |
Dalian Diversified                               |
Product Inspections                              |
Bimetallic Cable, Co.,                           |
Ltd. (Dalian DPI)                                |
-----------------------                          |
          |                              -----------------------
          |                              Dalian Fushi
          |                              Bimetallic
          |                              Manufacturing Co.,
          V ---------------------------> Ltd. (Dalian Fushi)
          -------------                  -----------------------
          Restructuring
          Agreements
          -------------


Overview of Our Business

      On December 28, 2005, we completed the transactions contemplated by the Restructuring Agreements, and Dalian DPI commenced operating the business conducted previously by Dalian Fushi. This section discusses our business, which is the former business of Dalian Fushi.

      We are engaged, through our indirectly wholly-owned operating subsidiary Dalian DPI in the manufacture and sale of bimetallic composite wire products, principally copper clad aluminum wires ("CCA") and copper clad steel wires ("CCS"). CCA combines the conductivity and corrosion resistance of copper with the light weight and relatively low cost of aluminum. It is a cost effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television (CATV), signal transmission lines for telecommunication networks, distribution lines for electricity, wire components for electronic instruments and devices. Similarly, CCS combines the properties of copper with the strengths of steel and is used where strengths higher than copper are required, such as power system grounding lines, electricity distribution lines, conductor lines of electrified railroad tracks, and patch cords in electronic components.

      Our bimetallic composite wire products are produced using our patented and proprietary "rolling bond welding" manufacturing technology, which was included as a research project under the National Torch Program of PRC. Our proprietary technology allows us to produce high quality products that deliver stable conductivity performance. We maintain an internal Research and Development Department to improve our current product features and develop new devices and technologies to produce new products that will optimize the performance and structure of bimetallic composite materials. Because of our its research and development ("R&D") initiatives, we are recognized by the Dalian Municipal Government as a "new- and high-technology" enterprise and have been receiving governmental funding or subsidies for our operations and R&D activities.

      We use "FUSHI" as the tradename for all of our composite wire products. Due to our emphasis on quality control and the high quality of our products, our CCA products were awarded a "famous products" award in Liaoning Province and our mark "FUSHI" was awarded a "famous mark" award in Liaoning Province. See "Risk Factors - Risks Related to Our Business - Our profitability depends on our success on brand recognition and we could lose our competitive advantage if we are not able to protect our trademark against infringement, and any related litigation could be time-consuming and costly."

      Dalian Fushi achieved profitability in 2002, shortly after inception in 2001. Since 2002, Dalian Fushi has experienced consistent growth. Net sales increased from $11.96 million in 2003 to $15.66 million in 2004. For the nine months ended September 30, 2005, net sales were approximately $18 million, compared to approximately $12.46 million for the same period in 2004. The majority of sales are made to finished cable manufacturers, which is a growing market for our products.

      We believe we are currently the largest domestic manufacturer and supplier of bimetallic composite products in the PRC. Our largest customers include the PRC operations of Andrew Corporation of the U.S., one of the largest communication cable manufacturers in the world.

The Bimetallic Composite Industry

      We manufacture and sell copper-clad aluminum wire ("CCA") and copper-clad steel wire ("CCS"), both of which are widely utilized and long established bimetallic composite products in industry.

      Copper-Clad Aluminum Wire.

      CCA is a bimetallic wire consisting of an aluminum core covered by a concentric copper cladding. CCA combines the light weight, high flexibility and low cost of aluminum with the conductivity and corrosion resistance of copper. It is widely used in applications requiring the conductivity of copper while retaining the light weight advantages of aluminum. For example, because television and networks have high frequency transmission signals and the high frequency signals are transmitted on the surface layer, CCA is an ideal inner conductor for cable television signal transmission cables and, thus, is used extensively in overhead coaxial cable for high frequency television signals.

      CCA wire is also widely used in telephone and electrical power applications, large capacity communication networks, telephone conductor antenna cables, control signal cables, and other applications. Because of its high performance, lower production cost, and lighter weight, CCA wire is also replacing solid copper or aluminum in other applications. For instance, it is used to replace copper as a grounding conductor on structures and underground powers lines to combat corrosion and theft problems. It also replaces aluminum in overhead power lines in corrosive environments.

      According to our internal market surveys based on information provided by our customers and information collected from our competitors, we believe the estimated consumption of CCA in the U.S. has averaged approximately 30,000 tons per year in recent years. According to China Wire & Cable Network, the largest PRC application markets for CCA products are wireless telecommunication and base station subsystems, which together have an estimated annual consumption of 20,000 tons per year. According to China Wire & Cable Network, the PRC market is anticipated to experience a 25% growth rate, primarily due to continuously rising copper prices and the nature of CCA as a viable and low-cost alternative to single copper wire.

      Copper-Clad Steel Wire.

      CCS is a composite in which concentric copper cladding metallurgically bonded to a steel core. CCS combines the strengths of steel with the conductivity and corrosion resistance of copper. CCS wire is used where strengths greater than that possessed by copper are required, and some reduction in conductivity is acceptable. For example, it is widely used in the telecommunications industry for telephone and coaxial television drop wire, in the railroad industry for conductor lines, and in the electric utility industry for grounding conductors.

Our Products

      We currently have large-scale production of both CCA and CCS. Because CCA has wider applications and has relatively standard specifications, and thus, it is easier to achieve large-scale production for each specification, CCA is our principal product, comprising the vast majority of our sales. We commenced large-scale production of CCS products in 2003, the sales of which represent only a small portion of our annual total sales. We project that the percentage of annual sales for our CCA and CCS products will remain constant in the foreseeable future. The following table sets forth the sales of each of these two products in the past three full fiscal years:

-----------------------------------------------
                                  Percentage of
Year   Product   Sales (US$)       Annual Sales
-----------------------------------------------
2002     CCA      4,911,305           100%
-----------------------------------------------
         CCS              0             0%
-----------------------------------------------
2003     CCA     11,943,102          99.9%
-----------------------------------------------
         CCS         12,449           0.1%
-----------------------------------------------
2004     CCA     15,657,189         99.97%
-----------------------------------------------
         CCS          5,304          0.03%
-----------------------------------------------


      Copper Clad Aluminum Wires. Our CCA wire is fabricated by fusing a core of aluminum wire with an external copper cladding using our proprietary and patented metallurgical "rolling bond welding" techniques. Measured by the copper layer thickness, CCA can be divided into two types, 10% and 15%, each of which has DC resistance of less than 0.02743 mm(2)/m ohms and 0.02676 mm(2)/m ohms, respectively. The 10% type is primarily used in high frequency signal transmission, while the 15% type is used in generators and other non-signal transmission applications.

      Both the 10% and 15% CCA can be made in various diameters. The normal diameters of our CCA products range from 7.5 mm to 1.66 mm, which are the normal specifications required by our customers; but we can draw the product to as small as 0.09 mm, if so requested by our customers. We have 18 manufacturing lines devoted to the production of CCA wires and our current CCA production capacity is approximately 10,000 tons per year.

      Measured by the production stage of the manufacturing process, CCA can be classified into hard-drawn and annealed types of CCA and we manufacture both. Hard-drawn CCA is used where strength is required, such as electronic instruments and devices. Some customers buy our CCA at the hard-drawn stage without final annealing, or at the intermediate annealing stage, for further processing, such as to draw to a smaller size as they desire. Please see "Business-Manufacturing Process" for further information on the manufacture of these two types of CCA.

      Copper Clad Steel Wires. We use the same proprietary and patented metallurgical "rolling bond welding" techniques to bond the copper cladding to the steel core. Because of our technology, our CCS products have not experienced any separation, cracks or peeling even in the stringent destructive testing.

      CCS is commonly produced to specifications of 21 percent, 30 percent, and 40 percent International Annealed Copper Standard (IACS) composite conductivity, each with copper thickness amounts of 6 percent, 14 percent, and 20 percent, of the wire radius, respectively. The thicker the copper cladding, the better the DC conductivity. We produce all three specifications of CCS wires. The steel core can be adopted in different strengths according to the requirement of customers and applications. The most common sizes of CCS are 2.5 mm and 0.81 mm. Similar to CCA, we can draw the CCS to as small as 0.09 mm.

      The profit margin for CCS is close to CCA because our unit price is based on weight. Although the cost of steel per ton is about one third of the cost of aluminum per ton, steel is much heavier than aluminum. This allows us to achieve a profit margin for CCS similar to that of CCA. However, because CCS has more specifications than CCA and it is more difficult to achieve large scale production for each specification, we only commenced large volume production of CCS in 2003.

      Our annual production capacity of CCS is approximately 1,200 tons. Normally we allocate 2 production lines for CCS manufacturing, and these 2 production lines can also be utilized for CCA production when needed, because we use the same "rolling bond welding" technique for both products.

      New Product Pipeline.   We have developed the following new products:

      o Copper Clad Aluminum and Magnesium Alloy, Diameter 0.08mm -0.18mm (Fine Wires). This product is primarily used in electric shielding nets and transformer windings applications. This product has been introduced to the market and we have received positive customer feedback, indicating potentially strong market demand for this product. Because it offers a substantially higher profit margin than most of our other products, we are seeking to increase production of this product to 10 manufacturing lines and a monthly output of approximately 300 tons.

      o CCA Fine Wires of 0.20 mm and 0.51 mm Diameter. These fine wires can be used as enamel-insulated wire to replace electromagnetic wire in aviation devices and instruments applications. We anticipate monthly output for this new product to be 150 tons, or 1,800 tons annually. Like Copper Clad Aluminum and Magnesium Alloy, introduction of CCA fine wire is also driven by higher profit margin.

      o CCS Plated by Tin and CCS Plated by Silver. These products can resist high temperature and is largely used in corrosive, hot or inclement environments, such as for military use. We are seeking to increase the annual output of these products to approximately 100 tons.

      We have completed the technology development stage for a press cladding device for CCA and were issued a patent on the technology. This new technology is to be used for the production of large size CCA and CCS, the diameters of which exceed 7mm. The manufacturing equipment for large scale production is still in the development stage.

      We have also submitted an international patent application for the manufacture of cuponal busbar. We are currently in the stage of developing production devices for this new product. Cuponal busbar offers economic and weight saving advantages over solid copper, while retaining the surface properties of a copper busbar. It is often possible to substitute a copper bar with a cuponal bar of equal dimensions. Cuponal has wider applications than CCA and is extensively used in electronic items and household appliances. We project that we can commence production of cuponal busbar in the second half of 2006.

The PRC Bimetallic Composite Products Market

      Because of the massive infrastructure development and construction in the PRC, much of which requires wire and cable, the PRC is one of the fastest growing markets for bimetallic composite products in the world. According to statistics released by the PRC Ministry of Information Industry and the National Cable and Wire Industry Association in the PRC, the PRC represented approximately 7% of the worldwide market for bimetallic composite wires in 2004, with domestic sales of approximately $104 million, or approximately 25,000 tons. The PRC domestic market is currently dominated by the Dofasco Tubular Products division of Dofasco Inc., formerly known as Copperweld. Copperweld maintains an approximate 70% market share in the PRC, approximately the same proportion as its share of the worldwide market.

Market Components of CCA Wires.

      Components of domestic demand for CCA conductors are as follows:

      1. Coaxial Cable for Cable Television and Broadcasting-Domestic Consumption. The increase in the demand for cable television has led to a significant increase in demand for CCA wire. According to statistics issued by the PRC's Wire and Cable Industry Association, there are currently over 400 million TV sets and over 100 million cable television subscribers in the PRC. In addition, the PRC government will further develop the nation's broadcasting networks. During the PRC government's Tenth Five-Year Plan period, which is from 2001 to 2005, the domestic demand for CATV was estimated to generate approximately 700-800 thousand kilometers of cable wire every year. According to the PRC Electronic Components Association, the use of CCA conductors is expected to increase at an annual rate of 8%.

      2. Coaxial Cable for Cable Television and Broadcasting-Export Sales. The PRC domestic wire manufacturers also export their cable television wires to foreign markets. According to the PRC Electronic Components Association, wires manufactured for export by PRC domestic wire manufacturers are almost equivalent to domestic demand, resulting in a total of approximately 1,300 to 1,500 thousand kilometers of cable television wire production per year in PRC.

      3. Mobile Communication (RF Cable). The technologies used in mobile communication base stations that comply with international standards and all inner conductors of radio frequency cables use CCA conductors. We believe that the popularity of the digital wide frequency band will mean an increasing demand for CCA bimetallic composite conductor. Because of the increased density of mobile communication base stations, the radius between base stations has been reduced from 9 kilometers to 3 kilometers, which translates into a 3 to 4 fold increase in the demand for CCA composite conductor (radio frequency cables that use bimetallic composite conductors will be used as connecting cables between antennas of base stations, transmitters, and receivers). We believe that this change in radius between base stations will change the demand for CCA composite conductors from the original annual demand of 4,000 tons to 14,000 tons per year.

      4. Comprehensive Wiring. The use of CCA wires in comprehensive wiring (including connecting wires for automobiles, indoor wideband connecting wires, indoor electrical wires, and connecting wires for instruments, apparatus, electronic devices and high-frequency connecting wire) saves copper in addition to solving the problems of greater contact resistance. More wiring companies in PRC now replace pure copper conductors with CCA conductors in their wiring projects, which we believe has created a large potential market for our products. According to the China Electronic Components Association, each year the wiring companies consume over 3,000 tons of CCA conductor wire.

Market Components for CCS Wires.

      CCS conductor wire is used mainly as an inner conductor for radio frequency cable in the electronics industry, in the electric light source industry, television cables, overhead communications, power transmission, electrified railroads, and patch cords in electronic components.

      The market components for CCS conductors in the PRC can be further described as follows:

      1. Electrified Railroads. The Ministry of Railroads of PRC recently announced that the Sixth General Speed-up Project is about to be launched, in which some of the legacy railroads will be renovated and expanded, new roads will be built, and a large number of special passenger railroads, intercity railroads and advanced railroad networks will be constructed. According to statistics released by relevant departments, the total mileage of electrified railroads in the PRC will be 20,000 kilometers by 2005 and 26,000 kilometers by 2010. By that time, the four artery railroads Beijing-Shanghai, Beijing-Harbin, Beijing-Guangzhou and Longhai will be completely electrified and interconnected, and the first high-speed rail--the Beijing-Shanghai line--will be fully launched into construction. During the Tenth Five-Year Plan period, it is estimated that more than 5,000 kilometers of electric railroad track are planned to be laid. The new edition of the `Technological Policies for Railroads' requires the maximum speed per hour of passenger trains to be 350 kilometers. According to the technical requirements, when the speed per hour of a passenger train reaches 300 kilometers, the contact conductor must be CCS conductor, which translates into an additional large potential market for our products. Assuming a conservative estimate of the annual construction of electrified railroad mileage of 10,000 kilometers/year, the amount of contact conductor wire required will be approximately 26,000 tons; therefore, the estimate of the total annual demand for CCS bimetallic composite conductor wire is above 32,000 tons/year.

      2. Power Cables. Presently, CCS conductor has replaced pure copper or pure aluminum conductors as the inner conductor in the field of power cables in most developed countries. This is not yet the case in PRC, and therefore, we believe this can be a large potential future market.

      3. Radio Frequency Cables. According to market surveys for the domestic wire and cable industry conducted by our marketing and sales department, the total demand for CCS conductor in radio frequency cable of the electronic industry and the electric light source industry in the next five years will be over 6,000 tons per year.

Manufacturing Process

      Overview of Manufacturing Method.

      While the manufacture of bimetallic wire is a well established process, new techniques are developed continuously. Plating, cladding, drawing, rolling and press-fitting are all methods for producing bimetallic cable. The first generation production process for bimetallic wire generally involved plating, which was the principal method used in the 1960's and 1970's. Today, plating is being replaced by second generation cladding and drawing processes, as well as rolling and press-fitting processes.

      Cladding and drawing techniques are broadly used in Europe, as well as in Asia, such as Japan. With cladding and drawing methods, the mechanical assembly of the product is more difficult while the yield on finished products measured by produced length is higher. Rolling and press-fitting are more common in the United States. In rolling and press-fitting, special equipment is utilized as the copper needs to be heated and the conditions for metallurgy are very strict.

      Manufacturing and utilization of bimetallic wire in the PRC began to take place in the 1990s. Bimetallic products, especially those utilizing the "cladding" and "drawing" processes, began replacing solid copper wire in many applications during this period, and have resulted in widespread use in the PRC of bimetallic composite products.

      Our Technologies.

      CCA and CCS are produced by cladding rod of aluminum or steel core material with copper strip, and then drawing the clad rod to the desired wire diameter. The core technology we currently use in our production is the "Rolling Bond Welding Method." In this particular method, we insert copper strip and aluminum or steel bar in a rolling tube, the size of which depends on the specification of the end product required by the customer. Then we use a special roller machine to weld and bond the copper strip around the aluminum or steel rod. Finally, we use an argon arc welding machine to seal the small gap between the two materials. According to our customers' feedback, our technique yields an end product with more even copper cladding and better conductivity than other techniques commonly used in the industry.

      We also hold a patent on the press-cladding method, which is our other proprietary technology that is designed for production of large size CCA and CCS. The manufacturing equipment for large scale production using this patent is still on the development process.

      We have submitted an international patent application for our cuponal busbar, a special CCA. The manufacturing technology for our cuponal busbar is a new and special method that is different from our Rolling Bond Welding Method. Under this method, we put aluminum bar into a copper pipe, then we apply heat and pressure to clad the two metals together.

      Our Manufacturing Process.

      The manufacturing process of our CCA and CCS wires can be described as follows:

      o Cleaning: Before cladding or bonding, both the copper and core material receive special cleaning to help create a complete metallurgical bond.

      o Proprietary Cladding or Bonding: After cleaning, a proprietary cladding or bonding process is applied to wrap the copper strip around the central core. We use our patented "Rolling Bond Welding" process to metallurgically bond copper with aluminum or steel.

      o Breakdown: The bimetallic wire after cladding or bonding is drawn to an intermediate diameter, the size of which depends on the physical and mechanical properties required to support the customer's application. The ratio of copper thickness to core diameter remains constant throughout the drawing process so that the conductivities of the end products remain constant.

      o Intermediate Annealing. Annealing is the process to release mechanical stress through heat and gradual cooling to render copper less brittle. This intermediate annealing process is normally applied to CCS to give the conductors the pliability and malleability required in certain applications, especially electrical grounding. Some CCS is sold at this stage, but the majority goes on to the finish drawing process.

      o Finish Drawing. The CCA after initial breakdown, or the CCS after intermediate annealing, go through a series of draws to its final size. Our drawing equipment can take the wire down to sizes as small as 0.09 mm. After finish drawing, hard drawn CCA and CCS wires are taken up on reels and ready for shipping, while wires to be annealed moves on to the final anneal process. CCA and CCS finished at this point are call hard-drawn wires.

      o Final Anneal. CCS or CCA that requires stress relief or full annealing will go through the furnaces of the final anneal process. The resulted CCA and CCS are generally referred to annealed wires.

      Manufacturing Equipment

      We currently have a total of 20 manufacturing lines for our production, of which 18 were brought during 2004 and 2005, and 3 were acquired from Dongyi in 2002. Each manufacturing line cost approximately $660,000 and consists of a main rolling, welding and cladding machine and more than 50 different pieces of accessory machines and equipment, such as a connecting machine, furnace, vacuum annealing oven, special container, boiler, copper strip slitter, aluminum stake drawer, and finished goods drawer.

      We purchased our new manufacturing lines from a domestic manufacturer, which imports the main machines from Japan, and manufactures and assembles the remaining accessory components for us. We are provided a one-year warranty on the manufacturing lines. After the warranty period, our Maintenance Department is responsible for the routine maintenance and minor repair of the machinery.

      The three original manufacturing lines, plus two new manufacturing lines, are encumbered by a security interest we granted to the PRC Industrial and Commercial Bank and the Bank of China to secure the payment of our borrowings. With respect to the 15 new manufacturing lines, we have made full payment and they are not subject to any security interest or lien.

Quality Control

      Our production process follows strict quality control standards. Before our raw materials are to be used for production, our Quality Control Department first examines the raw materials to ensure quality. The manufacturing process is closely supervised by manufacturing managers and is frequently examined by our Quality Control Department. Before our product is shipped, our quality control inspectors use various testing devices to perform a thorough inspection of all finished products, including full physical and electrical properties, such as conductivity, tensile strength, and elongation of the products. We enclose a testing certificate in all shipments of our products. As a result of our strict quality control standards, our production facility has been certified under ISO 9001 quality standards, which certification was renewed on November 17, 2005.

      Every two years we submit our products to third party governmental testing centers, such as the Quality Test Center of Information Transmittal Wire of the Ministry of Information Industry of PRC and Dalian Institute of Product Quality Supervision and Inspection, for full physical and electrical properties tests. We have passed these tests in the past and the test reports showed that our products meet and exceed American Society for Testing and Materials ("ASTM")'s B566-93 standards for copper and bimetallic copper wire. ASTM is a non-profit industry-wide organization which publishes standards, methods of testing, recommended practices, definitions and other related materials.

      We allow our largest customers to inspect our production process and test our end products prior to shipment to ensure our customers' satisfaction on the product quality and specifications. In some instances, we also submit our sample products to our customers for testing. In the event that our products fail the customers' tests, we would allow our customers to cancel the order. Historically, we have not experienced any cancellation of orders due to product test failures. We believe our customers' involvement in our quality control process not only ensures the high quality of our products, but also fosters a long term and trusting relationship.

Warranties

       We offer warranty coverage for most of our products, although we do not have a standard warranty program. The terms and conditions of our warranty coverage depend on our purchase orders with customers. Generally, we guarantee our customers' satisfaction of our product. If a customer has a complaint about our products, we will go to the site to examine the product and provide a remedy that is satisfactory to the customer. Additionally, we agree to compensate our customers for losses caused by our products' failure under our purchase orders with customers. In some cases we agree to assume all such losses, while in some other cases we agree to pay liquidated damages equal to certain percent of our sales price.

We have not established any reserve funds for potential customer claims, because, historically we have not experienced significant customer complaints about our products and none of our customers has requested damages for any loss incurred due to product quality problems. However, we intend to establish a reserve fund as we seek to expand our business internationally. If we were to experience a significant increase in warranty claims, our gross profits could be adversely affected. See "Risk Factors - Risks Related to Our Business - We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims."

Raw Materials and Suppliers

      Raw materials used in Dalian Fushi's production include copper strip, aluminum bar, steel wire, plastic bags, corrugated paper, wire rotating machine, steel ramming stretch oil, petroleum, cleansing agents, engine oil, gear oil, caustic soda, aluminum drawing oil, copper wiredrawing fluid, various lubricants, and other industrial materials. The principal raw materials are aluminum bar and copper strip, each of which historically accounts for more than 40% of our total annual raw materials purchases. No other raw material exceeds 2% of our total annual raw materials purchases. Measured by tonnage, aluminum bar is our largest raw material purchase, with an annual purchase of approximately 5,000 tons, as compared to approximately 1,800 tons of copper strip.

      Our principal raw materials are generally available in the market and we have not experienced any raw material shortages in the past. Because of the general availability of these raw materials, we do not believe that we will experience any raw material shortages in the future. We have in the past relied on Shanghai Jintai Copper Co. and Harbin Electric Wire Co. for our copper strip and aluminum bars supplies, respectively. Purchases from these companies represented approximately 96% of our total raw material purchases in 2004 and approximately 87% in 2003.

      We have purchased approximately 80% of our copper from Shanghai Jintai Copper Co. ("Jintai") because it has large production capacity and generally can meet our purchase needs. We believe we have established good relationship with Jintai. The remaining copper is purchased from Beijing Copper Co., Luoyang Copper Co., and Shengyang Copper Co.

      We purchase approximately 95% of our aluminum bars from Harbin Electric Wire Co. We also purchase aluminum bars from Wuxi Hua Neng Electric Co.

      We do not have formal long-term purchase contracts with our suppliers and, thus, we are exposed to the risk of fluctuating raw material prices. In the purchase contracts with our primary suppliers, we typically specify the quantity of our copper and aluminum purchases for the following 6 to 12 months, based on our projected manufacturing output determined by the purchase orders we receive. The raw materials are delivered in installments based on our order flow throughout the period. We pay for each delivery based on the prevailing market price at the time of delivery. See "Risk Factors - Risks Related to Our Business
- We do not have any long-term supply contracts with our raw materials suppliers. Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products."

      In addition to these short-term purchase contracts, we also purchase from our primary suppliers or other suppliers to satisfy additional raw materials needs from additional orders we did not previously project. Due to our dependence on a concentrated number of suppliers for our principal raw materials, we cannot guarantee that necessary materials will continue to be procured at the prices currently available or acceptable to us. To the extent that these suppliers are not able to provide these materials in sufficient quantity and quality on a timely and cost-efficient basis, our results of operations could be adversely impacted until we find another qualified supplier. In the past, we had experienced price increases on our principal raw materials and we were able to transfer the additional cost to our customers. However, there can be no assurance that we can transfer all of the additional costs resulting from the increase in purchase price of raw materials in the future.

      Our suppliers typically make delivery upon receipt of our payment for the purchase, except for 30-day trade credits extended to approximately 10% of our total purchase contracts. We normally require our suppliers to purchase freight insurance to ensure against any risk of loss during the shipping period and any such loss will be the supplier's responsibility. After we receive the delivered raw materials, we have three days to raise any dispute regarding the quality and quantity of the goods.

Customers

      Our products' target markets are manufacturers of finished wire and cable products. In most cases, our customers incorporate our products in end-products that they subsequently supply to their customers. The products manufactured by us are used by these end-product makers as standard components, materials or parts that are built to their specifications.

      We have more than 50 regular customers, both in and outside of the PRC. Among the 48 PRC domestic customers, 7 are in the southern part of the PRC, 11 are in the southwestern part of the PRC, 18 are in the central part of the PRC, and 12 are in the eastern part of the PRC. Our customer base includes some of the global leading brands in the coaxial cable industry, such as Andrew Corporation, one of the largest communication cable manufacturers in the world. Because of these customers' large purchase orders, we have derived a significant portion of our sales from a smaller number of customers since we commenced production in 2002. Sales to our 5 largest customers accounted for 75.37% and 73% of our net sales during the years ended December 31, 2004 and 2003, respectively. We anticipate that our overall customer composition and the concentration of our top customers will change as we expand our business and shift our product portfolio to high-margin products; however, we can not assure you that this will be the case. See "Risk Factors - Risks Related to the Restructuring Agreements and Acquisition of the Business of Dalian Fushi-- We may lose current customers who do not approve of Dalian Fushi's sale of its business to Dalian DPI and do not agree to make purchases directly from Dalian DPI or continue to make purchases through Dalian Fushi".

      Sales to customers accounting for 10% or more of our net sales in the year ended December 31, 2004 or 2003 were as follows:

                                         Year Ended
                                         December 31,
      Top Customers                     2004     2003
Andrew Corporation                     21.15%      14%
Zhuhai Hanshen Industrial Co., Ltd.    19.21%      14%
Jiangxi Lianchuang Photoelectricity    16.19%      18%
Science Co.
Draka NK Cables Ltd.                   10.08%       *
Shantou Jinqiao Cable Co., Ltd.            *       17%
Datang Telecom Technologies Co., Ltd       *       10%
Total                                  75.37%      73%

* Less than 10% of our total annual net sales.

Sales Contracts and Customers' Orders

      Our largest customers normally have signed purchase orders with us providing for the specifications of the products they will purchase and up to one year's projected purchase for each specified product. Our manufacturing activities are determined and scheduled based upon this sales information. Under the purchase orders, customers will place individual orders seven to fifteen days prior to the delivery date. Sometimes the lead time can be as short as three days. The sales price is determined at the time of delivery. Some purchase orders contain a formula to calculate the actual purchase price; some contain a unit price for each product, to be adjusted according to the market price of copper and aluminum at the time of delivery.

      Recently, the actual purchases by most of our largest regular customers has exceeded their annual projections. To meet customers' purchase requirements beyond projections, we normally maintain an inventory of regular sized CCA to meet at least 15-day demand of our products. The regular sized CCA inventory can be easily drawn to the customers' specified size and can be available for delivery on short notice.

      Sales are usually made on a cash basis. In some instances, such as for new customers, we require up to 80% down payment of the purchase order. Nevertheless, we extend trade credit to our major customers with established creditworthiness. These customers are primarily communications equipment providers that place large orders with us on a regular basis. The credit normally ranges from 30 to 90 days. As a matter of pricing policy, selling prices are adjusted upward correspond to the length of credit.

Marketing, Sales and Distribution

      We market and sell all of our products in the PRC through our direct sales force and internationally through sales agents and distributors.

      PRC Sales. Currently, a vast majority of our sales are made to PRC customers and we sell our products to customers directly through our Sales and Marketing Department. The Dalian Fushi Sales and Marketing Department, which consists of 15 people, each of whom is to be transferred to Dalian DPI pursuant to the Restructuring Agreements, is responsible for maintaining existing customer relationships and developing new customers.

      International Sales. Sales to customers located outside of the PRC consist of only a small percentage of our total annual sales. To expand our international markets, we have signed letters of intent with foreign independent agents to market our products overseas.

Product Delivery and Risk of Loss

      For customers in the PRC, we usually deliver the goods to the customers' place of business, while in some cases customers make their own delivery arrangements. The Dalian Fushi Transportation Department, the employees of which are to be transferred to Dalian DPI pursuant to the Restructuring Agreements, delivers our products to customers. The Transportation Department has four heavy trucks and eight contracted drivers. We can ship up to 30 tons per day.

      We normally include shipping expenses in the purchase price of our products and, thus, delivery costs are ultimately borne by our customers. In addition, some orders require us to purchase freight insurance on behalf of its customer in which case the cost of such freight insurance is included in the purchase price of the products.

      For export sales to international customers our typical delivery terms are free-on-board, or FOB, so that customers are responsible for the cost of transportation and bear the risk of loss during transportation.

Insurance

      Product Liability Insurance. We currently do not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are rare and we have never experienced significant failures of our products, we cannot make any assurance that we will not have exposure for liability in the event of the failure of any of our products in the future. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

      Property Insurance and Other Insurance. We purchased automobile insurance with third party liability coverage for our vehicles. In addition, it has purchased property insurance from China United Property Insurance Company to cover real property and plant of up to RMB 43,350,000 (approximately US$5,344,652), and manufacturing machine and equipment of up to RMB 36,750,000 (approximately US$4,541,410). The total coverage of our property and equipment is approximately US$9,886,062. However, our property and equipment net of depreciation as of December 31, 2004 was US$33,467,298, and our property insurance therefore covers only less than a third of the value of our property and equipment. See "Risk Factors - Risks Related to Our Business - We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us."

      Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC. Further, we do not have key man insurance for our officers and executive managers. Therefore, the loss of one or more of our officers and executive managers will adversely affect our business and operations. See "Risk Factors - Risks Related to Our Business - We do not have key man insurance on our chairman and president, Mr. Fu, on whom we rely for the management of our business."

Competition

      Competition in the bimetallic industry can be characterized by rapid growth and a concentration of manufacturers, primarily due to rising copper prices and accelerated replacement of copper by bimetallic products applications. The most significant factors that affect our competitive position are:

      - the performance and cost effectiveness of our products relative to those of our competitors;

      - our ability to manufacture and deliver products in required volumes, on a timely basis and at competitive prices;

      -     the quality and reliability of our products; and

      -     our customer support capabilities.

      Our largest competitor is Dofasco, Inc., which acquired the business of Copperweld. Our major PRC competitor is Dalian Tongfa New Materials Science and Technology Co., Ltd. ("Dalian Tongfa"). We believe that we can differentiate ourselves by offering superior product quality, timely delivery, at attractive pricing. Our market share, and that of our major competitors is as follows:

----------------------------------------------------------------------
Name                                  PRC Market Share (by percentage)
----------------------------------------------------------------------

Dofasco (which  acquired the business                   70.0%
of Copperweld)
----------------------------------------------------------------------

Dalian Fushi                                            15.0%
----------------------------------------------------------------------

 Dalian Tongfa                                           8.5%
----------------------------------------------------------------------

See "Risk Factors - Risks Related to Our Business -- We encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue."

International Competition

      The PRC relies on imports for over 70% of its bimetallic composite conductors. The major supplier to the PRC bimetallic composite conductor markets is Dofasco, Inc., which acquired the business of Copperweld, the largest bimetallic composite conductor manufacturer in the world.

      All bimetallic composite products imported by the PRC must meet the US ASTMB566 standard. We currently produce products that meet or exceed the US ASTMB566 standard.

      Dofasco may have significantly greater financial, technical, manufacturing, marketing, sales and other resources than we do, but we believe we offer the following competitive advantages:

      1. Cost. Our costs are lower than those of Dofasco. Because our manufacturing facilities are located in the PRC, we are able to take advantage of lower labor costs.

      2. Patented and Proprietary Technology. We have developed our patented technology, Rolling Bond Welding Method, to produce CCA and CCS. Based on feedback we received from our customers, we believe this technology offers better evenness in finished products and better conductivity.

      3. Government Initiative. In 2003, the PRC government initiated a project to standardize the national specifications for production and quality of CCS and CCA composite cables for CATV and RF applications. This project was headed by our Chief Engineer, Mr. Yang Xishan. The project is listed as the "42nd Industrialized and Applied Project of Composite Metal Material Preparation Process and Equipment in Guidance of Key Field of High Tech Industrialization Development" and is governed by the State Development Planning Commission and the Ministry of Science and Technology of PRC. This project is also listed among the City of Dalian's High-Tech Industry Development Projects. The project was granted three years of funding from 2003-2005 totaling 2.5 million RMB (US $309,000) by the Dalian Municipal Government and the Dalian Technology Bureau. We received a total of 800,000 RMB for the past two years.

      4. Service. We are able to provide products and technical services with shorter delivery times to domestic customers.

PRC Competition

      Our primary competitor in the PRC is Dalian Tongfa. We believe Dalian Tongfa produced approximately 1,800 tons of products in 2004, compared to our 3,600 tons.

      We believe we have the following competitive advantages over our PRC competitors:

      1. Patented and Proprietary Technology. We believe our proprietary technology allows us to produce a higher percentage of qualified products than our competitors.

      2. Government Initiative. See description under the "International Competition" above.

      3. Production Capacity. We have increased our manufacturing lines from 5 to 20 in 2005. We believe our new facilities will allow us to continue the expansion of our manufacturing capacity and achieve economies of scale in production.

      4. Location in Dalian. The location of our operation in Dalian, the leading industrial and commercial center in Northern PRC, offers us the benefits of proximity to an extensive supply network, a strong research capability, and high quality human resources. In addition, the well-developed land and water transportation networks in Dalian provide us with easy access to domestic and international markets. Finally, the three provinces of North China (Liaoning, Jilin, and Heilongjiang) have historically been PRC's base for heavy industrial manufacturing, where power equipment and large electro-mechanical equipment are readily available.

      5. Experienced Technical Team. We believe our engineering and technical team is well rounded and experienced. The head of our R & D department, Chief Engineer Mr. Xishan Yang, has over 40 years of experience in the electronic communication industry and is the inventor of the CCA and CCS production methodologies using cladding techniques in the PRC. Our Vice General Manager, Qingshan Liu, is the inventor of several improvements for the production of CCS cable. Both Mr. Yang and Mr. Liu are widely published in their fields and have numerous technical developments to their credit.

Intellectual Property

      Our principal intellectual property rights are our patents, patent application and the trademark "FUSHI." We obtained the right to use the "FUSHI" trademark from Mr. Li Fu pursuant to the Trademark Authorization.

      PRC Patents and the PRC Patent Law Protections. Dalian Fushi is the registered owner of five patents issued by the Patent Office of the State Intellectual Property Office of the PRC which are in the process of being transferred to Dalian DPI pursuant to the patent transfer contracts. See "Acquisition of Business of Dalian Fushi-Restructuring Agreements."

                           Type of                                       Date of          Date of Publication
Patent                     Patent       Patent No.     Inventor's Name   Application      and Term
------                     ------       ----------     ---------------   -----------      -------------------
1.  Metallurgical          Utility      ZL 2004 2      Mr. Xishan Yang   April 9, 2004    March 30, 2005; term: 10
Rolling and Welding                     0031104.0                                         years from 4/9/2004 to
Device for CCA  and                                                                       4/8/2014
CCS

2.  Polyurethane (PU)      Utility      ZL 2003 2      Mr. Xishan Yang   November 11,     December 8, 2004; term:
Roller                                  0105378.5                        2003             10 years from 11/11/2003
                                                                                          to 11/10/2013

3.  Aluminum Bar           Utility      200320105379.X Mr. Xishan Yang   November 11,     April 20, 2005; term: 10
Brushing Machine                                                         2003             years from 11/11/2003 to
                                                                                          11/10/2013

4.  Press Cladding         Utility      ZL 2003 2      Mr. XiShan Yang   November 11,     February 2, 2005; term:
Device for CCA                          0105377.0                        2003             10 years from 11/11/2003
                                                                                          to 11/10/2013

5.  Vertical  Integrated   Utility      2003 2         Mr. Xishan Yang   November 11,     November 25, 2005
Drawing Machine for CCA                 0105380.2                        2003

      The issued patents nos. 1 through 3 and the pending patent application listed above relate to our "Rolling Bond Welding" method for the production of round-sized CCA and CCS wires, our current products. The patented "Press Cladding Device for CCA" is to be used for large sized CCA and CCS and required manufacturing equipment is still under development.

      The PRC Patent Law was adopted by the National People's Congress, the parliament in PRC, in 1984 and was subsequently amended in 1992 and 2000. The Patent Law aims to protect and encourage invention, foster applications of invention and promote the development of science and technology. To be patentable, invention or unity models must meet three conditions: novelty, inventiveness and practical applicability. Certain items are not patentable under the Patent Law, which include scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Council is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. Our patents are all utility models and subject to the ten years' protection. Any use of patent without consent or a proper license from the patent owner constitutes an infringement of patent rights.

      We believe a few manufacturers in the PRC have infringed our patents by using our patented technologies without our prior authorization or paying license fees. We have not taken any legal action to seek damages or injunction against these manufacturers because we have always dedicated all of our available capital to production and expansion. We plan to take appropriate legal action in due course; however, we can give no assurance that we will be successful. In addition, litigation is costly and will divert our management's efforts and resources.

      International Patent Application and the PCT. Dalian Fushi has submitted an international patent application under the International Patent Cooperation Treaty ("PCT") on April 28, 2005. This patent application (PCT/CN2005/00585) is for Bond-Welding Manufacturing Method for Cuponal Busbar and relates to the production of cuponal busbar. Dalian Fushi has agreed to change the applicant under the this application to Dalian DPI to the extent feasible or otherwise to transfer the patent issued under this application to Dalian DPI under the second patent transfer contract. See "Acquisition of Business of Dalian Fushi-Restructuring Agreements".

This patent application was invented by Mr. Xishan Yang, our senior engineer and Vice President of R&D. A PCT application covers all of the PCT member countries, which include most major industrialized countries. As of September 15, 2005, there were 127 member countries. The PRC became a member of the PCT in 1994.

There are two phases in a PCT application. The first phase is the International Phase. Under this Phase, an applicant like Dalian Fushi can file an application using Chinese language in the PRC. Then it will have one year to claim the priority of its PRC filing date in other member countries. The main benefit of filing through PCT instead of directly in the member countries is to allow an applicant to delay "National Phase" filing in the member countries up to 30 months from the initial filing, which is 18 months more than it would normally have when filing directly in foreign countries. During this International Phase period, an applicant can gather more market information and have more time to make decisions about where to file patent applications. At the end of the International Phase period, it will enter the National Phase by filing national applications in each country in which the applicant will want a patent. The Trade-Related Aspects of Intellectual Property Rights (the "TRIPS") determine the term of a patent applied under the PCT in the member countries.

      Trademarks and the PRC Trademark Law Protections. The trademark "FUSHI" is registered with the Trademark Office of the State Administration for Industry and Commerce in PRC ("SAIC"). The registered scope of use includes wire products such as wire cable, electric wire, electric resister, telephone line, and cable line. The registered owner is Mr. Li Fu, our founder, chairman and chief executive officer. Mr. Fu has authorized us to use the trademark without any fee or charge in perpetuity. The registered term is valid from April 28, 2003 to April 27, 2013. The trademark was recognized as a "Well Known Trademark" in Dalian city by Dalian Administration of Industry and Commerce for a period commencing from October 2004 to October 2007.

      Under the PRC Trademark Law, which was adopted in 1982 and revised in 2001, registered trademarks are granted a term of ten years protection, renewable for further terms. Each renewal is limited to ten years term and the registrant must continue to use the trademark and apply for a renewal within six months prior to the expiration of the current term.

      Domain Names: Dalian Fushi owns and operates a website under the internet domain name fushibmc.com. We pay an annual fee to maintain its registration. The information contained on our website does not form part of this prospectus. We do not yet make available, on or through our website, our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports after they are electronically filed or furnished to the SEC. To obtain a copy of these filings, please see "Where You Can Find More Information."

      Other Intellectual Property Rights Protections in the PRC. In addition to patent, trademark and trade secret protection law in the PRC, we also rely on contractual confidentiality provisions to protect our intellectual property rights and our brand. Our research and development personnel and executive officers are subject to confidentiality agreements to keep our proprietary information confidential. In addition, they are subject to a one-year covenant not to compete following the termination of employment with our company. Further, they agree that any work product belongs to our company.

Research and Development Activities

      In 2002, we set up a research center headed by Mr. Xishan Yang, who is our Chief Executive Vice President of Research and Development and Chief Engineer. The research center consists of 27 full time engineers and research and development personnel that possess expertise in the areas of metal processing, machinery design, material science, process control automation and cable manufacturing. In each of the past three fiscal years, we spent approximately RMB 500,000 in research and development activities. Most of these expenses were used to improve product quality, develop more rigorous specifications, and develop new metal composite including rare non-ferrous metals, precision alloys, precious metals and aluminum alloys.

      In addition to our own internal initiatives on R&D activities to develop new products, some of our R&D activities are initiated by our customers, who convey their needs to us, and we conduct research activities to improve or enhance our existing products to meet their needs.

      We have also participated in cooperative research and development programs with local university and research institute. Most recently in May 2005, we have entered into a Technology Development Contract with Northeast China University for the research and development of manufacturing equipment for our patented press cladding device for a fee. These programs have supplemented our internal R&D department and allow us to utilize the resources and talent pool in these universities.

      We intend to enhance our Research and Development efforts by expanding our engineering team.

Government Regulation

      SAFE Regulations

      We are subject to the recent PRC State Administration of Foreign Exchange regulations regarding offshore financing activities by PRC residents.

      The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 ("January Notice") requiring registration with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The January Notice states that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals (a special purpose company, or SPC, as further defined in the October Notice described below) intends to acquire a PRC company, such acquisition will be subject to strict examination by the central SAFE, the SAFE bureau at the highest level, which requires disclosure by PRC resident individuals regarding their ownership status with an SPC or any other assets used in connection with the acquisition transaction.

      In April 2005, SAFE issued another public notice ("April Notice") clarifying the January Notice. Under the April Notice, if a PRC company is acquired by an SPC, each of the PRC resident shareholders is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the SPC, even if the transaction occurred prior to the January Notice. The PRC resident also must file amendments if there is a material event affecting the SPC, including a change to share capital, a transfer of shares, or if the SPC is involved in a merger and an acquisition or a spin-off transaction or uses its assets in the PRC to guarantee offshore obligations. A SAFE certificate will not be issued if the PRC residents fail to comply with the foregoing registration requirements. However, the April Notice does not specify the documentation required to complete the registration, nor does it specify the period during which the retroactive registration must be completed.

      On October 21, 2005, SAFE issued the third public notice ("October Notice") effective from November 1, 2005, which superseded the January Notice and April Notice. It defines an "SPC" as an offshore company directly or indirectly formed by or controlled by PRC resident entities or PRC resident individuals for the purpose of equity financing (including financing by convertible bonds) using the assets or interests in a PRC entity. It narrows the scope of the registration requirements to circumstances where PRC residents form or control an SPC, and clarifies the documentation requirements and the time to complete the registration procedures. The October Notice also states that the registration approval authority is the local SAFE, and not the central SAFE, as contemplated by the January Notice. See "Risk Factors-Risks Related to Doing Business in the PRC" for a discussion of the risks relating to the failure to comply with the SAFE regulations.

      Other Governmental Regulations Applicable to Our Business

      Our patents and trademark are subject to the regulations on intellectual property rights in the PRC. See "Business-Intellectual Property" for more information regarding the PRC patent and trademark laws.

      We also are subject to business license and approval regulations that are required for all corporations in the PRC.

      Current PRC law does not allow a share exchange between a PRC entity and a non-PRC entity, or a non-PRC entity's equity to be used as consideration for the purchase of a PRC entity's assets. Consequently, we utilized the Restructuring Agreements, although the Exclusive Option Agreement provides Dalian DPI the option to purchase Dalian Fushi's equity and/or remaining assets to the extent such purchase does not violate limitations imposed under PRC law. See "Acquisition of Business of Dalian Fushi."

Environmental Compliance

      We are subject to environmental regulations that are generally applicable to manufacturing companies in the PRC, for example, to complete an environmental inspection on our new manufacturing facilities. Other than that, to the knowledge of our management team, neither the production nor the sale of our products constitute activities, or generate materials in a material manner, that requires our operation to comply with the PRC environmental laws. See "Risk Factors - Risks Related to Our Business - Potential environmental liability could have a material adverse effect on our operations and financial condition."

Employees

      Dalian Fushi currently has 185 full time employees, of whom 24 are managerial, administrative, finance and accounting staff, 27 are engineers and research and development personnel, 14 are engaged in sales and marketing, and 120 are in manufacturing. Pursuant to the Restructuring Agreements and the series B convertible preferred stock purchase agreement, each of the employees is to be transferred to Dalian DPI. Additionally, Dalian Fushi has approximately 60 interns and interim staff, from whom we plan to select the qualified people to extend a full time employment offer upon satisfactory performance during their interim period. Most of these interns and interim staff will be hired to perform the manufacturing functions. From time to time, we also hire temporary workers and contractors as necessary. Currently, Dalian Fushi has 52 temporary staff for product delivery, cafeteria workers and security guards.

Real Property

      Under PRC law, all land in the PRC is owned by the government, which grants a "land use right" to an individual or entity after a purchase price for such "land use right" is paid to the government. The "land use right" allows the holder the right to use the land for a specified long-term period of time and enjoys all the ownership incidents to the land. Dalian Fushi holds land use rights for one piece of land that was used in its business and which will be used in Dalian DPI's business pursuant to the leases entered into in connection with the Restructuring Agreements. In addition, Dalian Fushi has the right to use another smaller piece of land that is registered under Dongyi's name. Set forth below is the detailed information regarding these two pieces of land:

Registered            Location &
 Owner of           Certificate of
 land use              Land Use                                          Construction          Term of
  right              Right Number         Usage      Square Meters        on the Land         Use Right
------------      -----------------   ----------     -------------       --------------     -------------
Dalian Fushi      1 Shuang Qiang      Industrial     103,605 Sq. M;      Dalian Fushi's     50 years from
                  Road, Yang Jia      Use                                new facilities     July, 2003
                  Village, Jinzhou
                  District, Dalian,
                  PRC; #0625014

Dongyi            8 Hai La'er Road,   Industrial     3,569 Sq. M;        Dalian Fushi's     40 years from
                  Dalian              Use                                old facilities     March 4, 1989
                  Development Zone;
                  PRC; #0626006


      Dalian Fushi's new facilities, which, pursuant to the Restructuring Agreements, are now leased to Dalian DPI, primarily consist of manufacturing plants, multi-purpose office buildings, dormitories, raw materials storage, and boiler rooms. Dalian Fushi acquired the piece of land ("Dongyi Property") registered under Dongyi's name in connection with its acquisition of Dongyi in 2001. Dongyi was dissolved after the acquisition. Because of the transfer fees that would be incurred as a result of change of registered owner, and because this land is no longer being used in the business, Dalian Fushi has not, and we do not intend to change the registered owner of this land. Currently, Dalian Fushi leases the facilities located on the Dongyi Property to a third party. Dalian Fushi will remain as the landlord after the completion of the transactions contemplated by the Restructuring Agreements.

      The land registered under Dalian Fushi's name, as well as the buildings and improvements on the land, secure Dalian Fushi's bank loans from Bank of China and Industrial and Commercial Bank.

      We believe these facilities are in good condition.

      For information concerning the costs associated with land use rights, see note 7 to Dalian Fushi's audited financial statements for the year ended December 31, 2004 and 2003.

Legal Proceedings

      We know of no material, active, pending or threatened proceeding against us, DPI, Dalian DPI or Dalian Fushi, nor are we involved as a plaintiff in any material proceeding or pending litigation.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

      The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Dalian Fushi Bimetallic Manufacturing Co., Ltd., a People's Republic of China limited liability company ("Dalian Fushi"), appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

      On December 13, 2005, we entered into a series of restructuring transactions in connection with the acquisition of substantially all of the assets and business of Dalian Fushi. As part of the transactions, Dalian Fushi acquired a majority of our outstanding shares of common stock from Glenn A. Little, our former chairman and president. On December 28, 2005, we completed the transactions contemplated by the Restructuring Agreements, and Dalian DPI commenced operating the business conducted previously by Dalian Fushi. The business consists of manufacturing and selling copper clad aluminum and steel wire, both of which are bimetallic composite wire products that are principally used for network signal transmission cable, cable television wire, signal transmission cable, cable television subscriber lines, distribution lines, local area networks, inner conductor for access networks, telephone subscriber communication lines, patch cords for electronic components, power system grounding lines, conductor lines for electric railways and other applications. See "Business" for more information on our acquired business.

      We accomplished the acquisition of substantially all of the assets and business of Dalian Fushi through the following steps.

      1. Dalian Fushi's shareholders and Dalian Fushi's U.S. financial adviser, Kuhns Brothers, Inc., formed a Delaware corporation called DPI and Dalian DPI, a PRC entity. Dalian DPI is 100% owned by DPI and is a "wholly foreign owned entity" under PRC law by virtue of its status as a wholly-owned subsidiary of DPI, as a non-PRC company.

      2. On November 8, 2005, Dalian Fushi entered into a stock purchase agreement with our former director, president and majority shareholder, Glenn A. Little, which closed on December 13, 2005. Under this agreement, as amended, Mr. Little sold his 20,000,000 pre-reverse stock-split shares of common stock to Dalian Fushi. As a result, Dalian Fushi became our majority shareholder. In connection with this agreement, and prior to its closing, Mr. Little resigned as a director and appointed Li Fu, Yue Mathus Yang and John D. Kuhns as directors of our company. Mr. Fu and Mr. Yang are also beneficial shareholders and officers of Dalian Fushi. The directors of DPI and Dalian DPI are identical to ours. Immediately after the closing of the Series B convertible preferred stock financing, Mr. Little also resigned from all his officer positions with us. Contemporaneous with Mr. Little's resignation from his officer positions, our new directors appointed new officers with immediate effect. See "Management -- Our Directors and Officers" for more information on these persons and "Security Ownership of Certain Beneficial Owners and Management -- Change In Control" for more information on the stock purchase agreement between Dalian Fushi and Mr. Little.

      3. On December 13, 2005, we consummated a share exchange agreement with DPI, under which it exchanged 784,575.16 shares of its newly designated series A convertible preferred stock for all of the issued and outstanding stock of DPI held by the stockholders of DPI. The shareholders of Dalian Fushi owned approximately 95.12% of the outstanding shares of DPI, and thus received 746,254.01 shares of series A convertible preferred stock. The series A convertible preferred stock is convertible into common stock following the reverse stock-split described below. As a result, DPI and Dalian DPI became our direct and indirect wholly-owned subsidiaries, respectively. See "Description of Our Securities - Issuance of Series A Convertible Preferred Stock for more information on the designation and issuance of the series A convertible preferred stock.

      4. Immediately following the above transactions, but on the same date, Dalian DPI entered into and consummated the Restructuring Agreements with Dalian Fushi to purchase substantially all of the assets of Dalian Fushi and lease the remaining assets. Although the acquisition of the assets and business of Dalian Fushi was effective on December 13, 2005, Dalian DPI did not commence operating the business until December 28, 2005, the date upon which all of the transactions contemplated by the Restructuring Agreements were completed. Under the Restructuring Agreements, Dalian Fushi's business is conducted now by Dalian DPI. To the extent that any aspect of Dalian Fushi's business needs to be conducted through Dalian Fushi in the future, the Restructuring Agreements provide Dalian DPI with the ability to control Dalian Fushi and any of its remaining assets and operations. The Restructuring Agreements were utilized, instead of a complete acquisition of Dalian Fushi's assets, because current PRC law does not specifically provide for the approval procedures and the detailed implementation regulations on non-PRC entity's equity to be used as consideration to acquire a PRC entity's equity or assets, which makes it impossible for a non-PRC entity to use its equity to acquire a PRC entity. If an acquisition of a PRC entity using foreign equity was possible, we could have acquired 100% of the stock of Dalian Fushi in exchange for our common stock. While PRC law does allow for the purchase of equity interests in (or assets of) a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of such equity (or assets). Because we did not have sufficient cash to pay the estimated full value of all of the assets of Dalian Fushi, we, through Dalian DPI, purchased the maximum amount of assets possible with the net proceeds of the private placement offering described below, and leased the remainder of Dalian Fushi's assets used in Dalian Fushi's business for nominal consideration.

      On December 28, 2005, we completed the transactions contemplated by the Restructuring Agreements, and Dalian DPI commenced operating the business conducted previously by Dalian Fushi.

      5. The funds used for the consummation of the stock purchase agreement with Mr. Little and the Restructuring Agreements were provided from the proceeds of a $12,000,000 private placement offering of our series B convertible preferred stock. We received gross proceeds of $11,225,000 at an initial closing on December 13, 2005, and gross proceeds of $775,000 at a closing on December 28, 2005. The investors in this offering purchased 215,424.84 shares of our newly designated series B convertible preferred stock, warrants to purchase additional shares of our common stock and rights to additional issuances of common stock based on certain conditions. The series B convertible preferred stock is convertible into shares of our common stock following the reverse stock split described below. See "Description of Our Securities--Series B Convertible Preferred Stock" for more information on the designation and issuance of the series B convertible preferred stock and warrants. The net proceeds of the series B convertible preferred stock offering will otherwise be used by Dalian DPI principally for the conduct of its business.

      The series A convertible preferred stock and the series B convertible preferred stock will not convert into shares of our common stock until we effect a 245.27-for-1 reverse stock-split of our common stock, as described in "Description of Our Securities--Reverse Stock-Split." The reverse stock-split was approved by the holder of a majority of our then outstanding shares of common stock on December 5, 2005, along with a change in our corporate name to "Fushi International, Inc." On January 5, 2006, we mailed an Information Statement to our shareholders notifying them of the reverse stock-split and the change in our corporate name. Under SEC Regulation 14C, corporate action taken pursuant to consents or authorizations of security holders may not take effect prior to the 20th day following the date upon which an Information Statement is sent or given to shareholders. We expect that the reverse stock-split and name change will occur by the end of January 2006.

      As a result of the acquisition of DPI, DPI is now our direct, wholly-owned subsidiary and Dalian DPI is a wholly-owned subsidiary of DPI. Dalian DPI has acquired substantially all of the assets and business of Dalian Fushi and has control over Dalian Fushi's remaining operations and financial affairs through the Restructuring Agreements. Consequently, we no longer are a shell company, as such term is defined under Rule 12b-2 of the Exchange Act.

Recent Trends and Developments

      As set forth in the following table, during the nine-months ended September 30, 2005, and during fiscal 2005, to date, Dalian Fushi, as it existed prior to the restructuring, has had an increasing flow of orders for its products which generally has resulted in higher net sales and net income, as compared to prior years:

                  Increase/     30-Sep-05        30-Sep-04
                 (Decrease)

Net Sales          45.00%       $18,072,468      $12,463,520
Gross Profit       44.48%        $7,853,026       $5,435,018
Operating Income   47.81%        $6,189,216       $4,187,357
Net Income         44.98%        $4,894,588       $3,376,010
Gross Margins      (0.16)%            43.45%           43.61%


      Dalian Fushi's increasing orders continue to follow a trend which began in 2003. In 2003, Dalian Fushi had only five production lines and lacked the manufacturing capacity to fill all customer orders. During the fiscal year ended December 31, 2004, Dalian Fushi added an additional 15 production lines, enabling it to fill more orders and generate additional revenues. While Dalian Fushi currently has the production capacity to fulfill all orders, until the closing of the private placement offering, it lacked sufficient working capital to purchase necessary raw materials to fulfill all orders. Our lack of working capital was a function of increased accounts payable to accommodate purchases to support expanded production and increased accounts receivable pending collection and which relate to recently produced items. Because Dalian Fushi's management did not wish to incur additional bank debt to make up the working capital deficiency, Dalian Fushi sought equity investment which resulted in the restructuring transactions and series B convertible preferred stock private placement offering described above.

      With the net proceeds from the financing, management plans to:

      i. purchase additional new production lines, primarily for the production of "fine" wire products, as well as raw materials to allow Dalian DPI to meet existing customer orders;

      ii. increase marketing efforts and create additional capacity to meet increased customer orders;

      iii. develop, expand and strengthen our distribution and sales network and capabilities outside of the PRC. Presently, we have eight non-Chinese customers for our products. We are looking to actively pursue placing comprehensive distribution throughout North America, Asia Pacific, and Europe, utilizing exclusive distributors that are active in the markets we service. In the US market in particular, we plan to set up direct offices and employ direct staff to manage the distribution of our products in North and South America; and

      iv. implement upgraded information technology, financial reporting and other management systems to improve revenue performance, asset utilization, operating efficiency and profitability.

      During the quarter ended September 30, 2005, Dalian Fushi started to manufacture and market "fine" wire products, which are bimetallic wires with a smaller than typical diameter. These products can be sold at higher prices and result in substantially higher gross margins which are up to 45% higher than the gross margins for standard bimetallic wire products.

      Dalian Fushi has completed the development of a new technology for a press cladding device to be used for larger sized bimetallic wires, which also typically have higher gross margins. We anticipate that testing and the development of required equipment will continue into early 2006 before we can implement the technology. In addition, Dalian Fushi has also submitted an international patent application for the manufacture of cuponal busbar for which production machinery is also being developed. Cuponal busbar, which is another high margin product, has wider applications than copper clad wire and is extensively used in electronic items and household appliances. It is anticipated that production of this product can commence in the second half of 2006.

      Dalian Fushi's operating results in any given time period are driven by several key factors, including: the volume of orders, product produced and shipped, the cost of copper, aluminum and other raw materials, the competitive pricing environment in the bimetallic wire industry and the resulting influence on gross margins and the efficiency with which our plant operates during the period.

Nine Months Ended September 30, 2005 and September 30, 2004

Net Sales

      During the second and third quarter of the fiscal year ending December 31, 2005, we expanded our operations into a new manufacturing facility with over 500,000 square feet of factory space, which is 25 times the size of our original facility. The move resulted in a temporary disruption of manufacturing during the months of June and July. Nevertheless, net sales increased to $18.07 million for the nine months ended September 30, 2005 as compared to $12.46 million for the nine months ended September 30, 2004, an increase of approximately $5.6 million or 45%. This increase primarily resulted from increased customer orders and increasing prices for copper which we were able to pass on to customers. During the quarter ended September 30, 2005, Dalian Fushi completed the installation and testing of 15 additional manufacturing lines. While these manufacturing lines will allow us to address some of Dalian Fushi's order backlog, we will need additional capital to address working capital requirements for raw materials purchases.

      Sales by our top three customers by percentage to our total sales as of September 30, 2005 are as follows:

Top Three Customers                                  Percentage of Sales
Andrew Corporation                                         14%
Zhuhai Hansheng Industrial Co., Ltd.                       11%
Jiangxi Lianchuang Photoelectricity Science Co.            10%

Total                                                      35%


      Our top three customers accounted for 56.55% and 35% of Dalian Fushi's net sales for the year ended December 31, 2004 and nine months ended September 30, 2005, respectively. As Dalian Fushi has expanded its business, it has been able to do so with orders from new customers thereby decreasing its concentration of customers. We plan to continue this trend by expanding marketing efforts to obtain more new customers.

      Geographically, a substantial portion of Dalian Fushi's customers is based in the PRC. We anticipate that most of Dalian Fushi's revenue will continue to be derived from sales to customers in the PRC. However, we believe that a significantly larger portion of sales will start to come from outside of PRC as we expand international marketing and distribution efforts.

Cost of Sales

      Cost of sales increased by 45.4% to approximately $10.22 million for the nine months ended September 30, 2005 (approximately 56.55% of net sales), from approximately $7.03 million (approximately 56.39% of net sales) in the corresponding period of the prior year. The increase in cost of sales was primarily due to an increase in our sales volume and the associated costs to manufacture and deliver our products, including rising copper prices, rising energy costs, higher manufacturing costs consisting of a substantially increased depreciation, and higher fixed costs attributable to the transition from the old to the new factory. Cost of sales as a percentage of net sales remained relatively unchanged.

Gross Profit

      Gross profit for the nine months ended September 30, 2005 was approximately $ 7.85 million, or 43.45% of net sales, as compared to gross profit of approximately $5.44 million or 43.61% of net sales for the same period in the prior year. This increase was principally the result of aggressive expansion of our business, particularly an increase in sales of our recently-introduced "fine wire" products with significantly higher margins when compared to our other CCA and CCS products, which effectively offset the impact of higher copper, energy, and fixed costs. In addition, we were able to pass on some of the increased costs to our customers in final selling prices. As a result, gross profit in terms of percentage of net sales remained almost unchanged.

Operating Expenses

      Operating expenses increased to $1.66 million for the nine months ended September 30, 2005, as compared to approximately $1.25 million for the same period during the prior year, an increase of $416,149, or about 33.4%. The increase in operating expenses was primarily the result of higher general and administrative expenses due to our move into a new facility and higher depreciation and amortization relating to a larger asset base. This increase was offset by significantly decreased selling expenses. Operating expenses overall as a percentage of net sales dropped to 9.21%, or by 0.80%, for the nine months ended September 30, 2005 from 10.01% for the same period of prior year. The following table sets forth the components of our operating expenses both in amount and as a percentage of total net sales for the nine months ended September 30, 2005 and 2004, respectively.

Items                                       Nine Months Ended September 30,
                                      ------------------------------------------
                                        2005 (unaudited)       2004 (unaudited)
                                      -------------------    -------------------
                                         US$         %          US$         %
                                      ----------   ------    ----------   ------
Total Net Sales                       18,072,468   100.00%   12,463,520   100.00%
Selling expense                          168,910     0.93%      478,958     3.84%
General and administrative expenses      815,133     4.51%      460,653     3.70%
Depreciation and amortization            679,767     3.76%      308,050     2.47%
Total Operating Expenses               1,663,810     9.21%    1,247,661    10.01%


      Selling expenses decreased to approximately $168,910 for the nine months ended September 30, 2005 from approximately $478,958 for the same period during the prior year, a decrease of approximately $310,048, or 64.7%. The decrease primarily resulted from decreased marketing and sales efforts corresponding to an increase in demand for our products, with a substantial portion of our net sales derived from long-term customers as repeat orders.

      General and administrative expenses increased by $354,480, or 76.95%, from $460,653 in the first nine months of 2004, to $815,133 in the same period of 2005. Most of the increase in general and administrative expenses resulted from additional administrative expenses relating to our move to our new facilities.

      Depreciation and amortization increased by $371,717, or approximately 120.67%, to $679,767 for the nine months ended September 30, 2005, from $ 308,050 for the same period of prior year. The increase in depreciation and amortization was primarily due to a larger fixed asset base.

      In the future, we anticipate that our operating expenses will increase due to: increased research and development spending to add new and higher margin products to our product line, increases in sales and marketing expenses, new hires, and costs associated with being a reporting public company. At the same time, we plan to implement a series of measures to control costs, enhance operational management, improve efficiency, and lower administrative expenses. For example, we are in the process of engaging accounting consultants to implement and overhaul our financial reporting and financial management systems to ensure timely generation of financial information.

Operating Income

      Operating income totaled approximately $6.19 million for the nine months ended September 30, 2005, as compared to operating income of approximately $4.19 million for the nine months ended September 30, 2004, an increase of approximately $2.0 million or approximately 47.8%.

      As a percentage of net sales, operating income was approximately 34.25% in the first nine months of 2005 as compared to approximately 33.60% for the same period of the prior year.

Income Taxes

      Our sole operating business consisted of Dalian Fushi during the nine month period ended September 30, 2005. Thus, we were not subject to any U.S. income taxes. The amount of taxes paid by Dalian Fushi for the nine months ended September 30, 2005 and 2004 were $852,904 and $595,766, respectively.

      Dalian Fushi has been approved as a "high-tech" company by the Dalian Municipal Government since it changed its form of entity to a limited liability company in 2002. Pursuant to the "Several Provisions on Further Support High- and New- Technology Industries Development" issued by the Dalian Municipal Government in 2000, Dalian Fushi, as a high-tech company, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year and thereafter for three years, a 50% relief from the PRC enterprise income tax. Dalian Fushi has been receiving the tax exemption since fiscal 2002.

      Following the private placement offering and upon the completion of the restructuring contemplated in the Restructuring Agreements, we will conduct our business out of Dalian DPI. Dalian DPI is a wholly foreign-owned enterprise, or WFOE, under the PRC law by virtue of its status as a subsidiary of DPI. Pursuant to the relevant laws and regulations in the PRC, Dalian DPI, as a WFOE, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year, and thereafter for three years, a 50% reduction from the PRC enterprise income tax. In addition, we are in the process of seeking to have Dalian DPI approved as a "high tech" company, which will afford the same tax benefits to Dalian DPI. However, we have yet received any notices or confirmation as to Dalian DPI's tax status.

Net Income

      Net income increased to approximately $4.89 million in the nine months ended September 30, 2005, or approximately 44.98%, from approximately $3.38 million in the nine months ended September 30, 2004. The increase in net income resulted principally from lower costs and increased sales at higher margins.

Liquidity and Capital Resources

      Historically, Dalian Fushi has financed its operations and capital expenditures through cash flows from operations and bank loans. However, neither cash flows from operations or bank loans have been sufficient to keep pace with the growth of its business and provide sufficient working capital to meet increased new orders, acquire raw materials and purchase necessary new equipment to expand production. As a result, we entered into the Restructuring Agreements and consummated the transactions resulting in the acquisition and/or lease of substantially all of Dalian Fushi's assets to Dalian DPI, and raised $12,000,000 through a private placement offering. We believe that the approximately $9.85 million in net proceeds from the offering will be sufficient to purchase enough new equipment to meet existing orders and to provide additional capacity for further expansion. In addition, our management plans to use the net proceeds of the offering to increase marketing activities to further expand our business.

      We believe that the net proceeds of the series B convertible preferred stock private placement offering, together with cash flows, have provided sufficient working capital for the next 12 months of operations.

      Net cash used in operating activities for the nine months ended September 30, 2005 was ($1.8) million, compared to $10.8 million in cash provided by operating activities for the same period last year. Significant factors comprising the cash used in operating activities include: a significant increase in accounts receivable due to increased sales, an increase in prepaid expenses and an increase in due from related companies.

      Net cash provided by financing activities of $5.2 million for the nine months ended September 30, 2005, was a result of drawing from bank lines of credit to pay for new equipment and provide working capital to meet new orders.

      Net cash used in investing activities of ($3.0) million was primarily the result of expenditures on new equipment, as well as capital investment in motor vehicles and office equipment as part of our expansion.

      As of September 30, 2005, Dalian Fushi had the following long-term bank loans outstanding with the following terms:

Lender                        Terms                       Amount Due       Interest Rate
------                        -----                       ----------       -------------
Industrial  and  Commercial   5-year                      $9,675,859       5.58% per annum
Bank

Bank of China                 Revolving  Credit Line of   RMB 6,894,049    Floating rate currently
                              RMB   100,000,000  to  be                    at 6.138%
                              used   within   one  year
                              commencing  from July 15,
                              2005 for working  capital
                              purposes  and  each  draw
                              down   must   be   repaid
                              within one year


      As of September 30, 2005, Dalian Fushi rolled over short-term working capital loans that became due in April and May 2005, in the amounts of $4,475,084 and $604,741, respectively, and assumed additional working capital loans in the amount of $5,195,680. Maturities for the working capital financing range from three to twelve months. We intend to roll these loans over again when they become due.

      Dalian Fushi incurred $848,536 paid interest from bank loans during the nine months ended September 30, 2005 consisting of $425,752 as interest expense and $422,784 as capitalized interest, as compared to $617,532 total paid interest in the same period last year. The change in interest expenses was due to increase in interest payment for short term working capital financing.

Cash

      Cash and cash equivalents increased from $2,612,282 as of December 31, 2004 to $2,844,904 as of September 30, 2005, primarily as a result of net cash used by operating activities of $1,793,450, net cash used by investing activities of $3,029,881 in the form of capital expenditures, and net cash providing by financing activities of $5,195,680.

Accounts Receivable

      Accounts receivable was $1,760,586 at December 31, 2004, as compared to $5,332,718 at September 30, 2005. The increase in accounts receivable is primarily attributable to a substantial increase in sales volume and extended payment terms we offered to attract and retain large customers.

      Accounts receivable related to our top three customers comprised 43% all accounts receivables as of September 30, 2005, compared to our top five customers accounting for 53% of all accounts receivables as of December 31, 2004.

      Our trading terms with our customers are principally on a cash basis. We generally collect payments from smaller customers shortly before delivering our products. However, we extend 30-day, 60-day, or 90-day unsecured trade credit to major customers. Because the major customers are all well-established businesses, we have not experienced any significant write-off of accounts receivable. Consequently, we did not provide an allowance for doubtful accounts and considered all accounts receivable collectible.

Due from related companies

      For the nine months ended September 30, 2005, Dalian Fushi loaned $2,712,587 to three related companies, namely Li Tai Auto Repair, Sunshine Zhangyie, and Fushi Commerce and Trade. These are short term, unsecured loans, free of interest and repayable on demand. For the fiscal year ended December 31, 2004, due from related companies totaled $328,611.

Prepaid Expenses and other current assets

      Prepaid expenses and other current assets were $2,857,416 as of December 31, 2004 as compared to $4,608,296 as of September 30, 2005, an increase of $1,750,880, or approximately 61.27%. The increase was primarily due to increase in other current assets. Other current assets principally consist of other receivables due from directors and employees representing unsecured advances made to those parties from time to time. These amounts are interest free and repayable on demand. In accordance with generally accepted accounting principles in the U.S., Dalian Fushi conducted assessment of the recoverability of these other receivables on regular basis and make appropriate provisions based on the results. The general provision for doubtful accounts on other receivables was $70,000 for the nine months ended September 30, 2005.

Inventory

      Inventories consisted of the following as at September 30, 2005 and December 31, 2004. The increase at September 30, 2005 is a result of greater sales volume and demand for Dalian Fushi's products:

                   December 31, 2004   September 30, 2005
                       (audited)          (unaudited)
                   -----------------   ------------------

Raw materials      $         862,806   $        1,305,550
Work-in-progress              93,392              402,090
Finished goods             1,094,058              596,770
                   -----------------   ------------------
     Totals        $       2,050,256   $        2,302,410


Accounts payable

      Accounts payable amounted to $1,311,371 and $1,560,437 at September 30, 2005 and December 31, 2004, respectively. These amounts were primarily generated from the purchases of raw materials.

      Dalian Fushi relied on two suppliers for most of its raw materials purchases during the nine-months ended September 30, 2005, each accounting for 45% and 51% of total purchases, respectively. As of September 30, 2005, accounts payable to those two suppliers totaled $601,588.

Due to related companies

      Dalian Fushi has amounts classified as due to related companies in the amount of $328,611 and $153,519 at September 30, 2005 and December 31, 2004, respectively. These amounts arose from cash advances from related parties, loans due to related parties and various non-operational transactions incurred with related parties.

Fiscal Years Ended December 31, 2004 and December 31, 2003

Net Sales

      Net sales increased to approximately $15.66 million for the year ended December 31, 2004 as compared to approximately $ 11.96 million for the year ended December 31, 2003. Dalian Fushi's year over year net sales increase was approximately $3.7 million, or 31%. This increase was primarily due to the continuously strong demand for Dalian Fushi's products in both CCA and CCS segments and substantial expansion of its production capacity from three to five manufacturing lines to meet demand.

      During the fiscal years ended December 31, 2004 and 2003, Dalian Fushi had a substantial concentration of customers. In 2004, approximately 75.37% of sales were made to its top five customers, representing 21.15%, 19.21%, 16.19%, 10.08%, and 8.74% of net sales respectively. In 2003, approximately 64% of net sales were made to its top five customers.

      The dollar amount and the percentage of net sales made to major customers that account for 10% or more of Dalian Fushi's net sales in 2004 and 2003 are as follows:

                                              (AUDITED) FISCAL YEAR ENDED
                                                      DECEMBER 31,
                                                  -------------------
                                                    2004        2003
                                                  US$'000     US$'000
Sales to major customers in dollar amount          10,439       8,935
Percentage of annual sales                          66.65%         75%
Number of customers                                     4           5


      The geographic and product breakdown of our revenues as of December 31, 2003 and 2004 are as follows:

----------------------------------------------------------------
                                        As of          As of
Sales Volume (by Geographic Areas)    12/31/2003    12/31/2004

Non-PRC Sales                              0.20%         9.00%
PRC Sales                                 99.80%        91.00%
----------------------------------------------------------------

Cost of Sales

      Cost of sales increased by 27.7%, to approximately $8.95 million, for the fiscal year ended December 31, 2004 (approximately 57% of net sales), from approximately $7 million (approximately 58.6% of net sales) in the prior year. Cost of sales primarily consists of cost of raw materials, labor, utility, manufacturing costs, and other fixed costs. The increase in cost of sales was largely driven by the significant revenue growth resulting from an expansion in the scale of Dalian Fushi's business, and to a lesser extent, an increase in raw material costs, principally the price of copper. Cost of sales measured by percentage of net sales, however, fell by more than 1% primarily because Dalian Fushi was able to pass on increased raw material cost to customers by raising selling prices.

      Dalian Fushi relies on two suppliers for the procurement of its two most important raw materials, copper strip and aluminum bar. Dalian Fushi had a substantial concentration of suppliers during the fiscal years ended December 31, 2003 and December 31, 2004, as set forth in the following table:

                                                   (AUDITED) FISCAL YEAR ENDED
                                                          DECEMBER 31,
                                                     -----------------------
                                                        2004         2003
                                                      US$'000      US$'000
Purchases from major suppliers in dollar amount         8,004        4,470
Percentage of total annual purchases                       96%          87%
Number of Suppliers                                         2            2


Gross Profit

      Gross profit for the fiscal year ended December 31, 2004 was approximately $6.7 million, or 42.9% of net sales, as compared to gross profit of approximately $4.95 million or 41.4% of net sales for the fiscal year ended December 31, 2003. The improved profitability largely resulted from economies of scale achieved in connection with raw material purchases, greater ability to set prices with customers resulting from increasing demand for products, and reduced manufacturing costs.

Operating Expenses

      Operating expenses increased to $1.997 million for the fiscal year ended December 31, 2004 as compared to approximately $1.420 million for the prior year, an increase of $ 577,178 or about 40.6%. The increase of operating expenses is primarily due to hiring of additional staff, and an increase of general and administrative expenses resulting from expanded business operations. The increase of general and administrative expenses was offset by lower selling expenses, which decreased despite increases in net sales due to established relationships with customers.

      Because Dalian Fushi has operated and managed its business as a single segment, it does not allocate operating expenses among its products.

      The following table sets forth the components of Dalian Fushi's operating expenses both in amount and as a percentage of total net sales for the fiscal years ended December 31, 2004 and 2003.

Items                                      Fiscal Year Ended December, 31
                                      ---------------------------------------
                                            2004                  2003
                                      ------------------   ------------------
                                         US$         %        US$         %
                                      ----------   -----   ----------   -----
Total Net Sales                       15,662,493     100   11,955,551     100
Selling expense                          578,031     3.7      530,463     4.4
General and administrative expenses      724,893     4.6      450,780     3.8
Depreciation and amortization            694,522     4.4      439,025     3.7
Total Operating Expenses               1,997,446    12.8    1,420,268    11.9


      Among the increase of operating expenses, selling expenses increased to approximately $578,031 from approximately $530,463 for the prior year, an increase of approximately $47,568, or 9%. Selling and marketing expenses primarily consist of salaries, benefits and commissions for sales and marketing personnel, and promotional and marketing expenses.

      General and administrative expenses increased by $274,113, or 60.8%, from $450,780 in 2003 to $724,893 in 2004. General and administrative expenses primarily consist of salaries and benefits for general and administrative personnel, and various administrative expenses including fees and expenses for legal, accounting and other professional services.

      Depreciation and amortization increased by $255,497, or 58.2%, to $694,522 for the fiscal year ended December 31, 2004 from $439,025 for the prior year, with accumulated amortization on patents totaling $240,952 and $365,661 in 2003 and 2004, respectively. The increase in depreciation and amortization was primarily due to a substantially increased fixed asset base.

Income from Operations

      Operating income totaled approximately $4.72 million for the fiscal year ended December 31, 2004 as compared to operating income of approximately $3.53 million for the year ended December 31, 2003, an increase of approximately $1.19 million or 34%.

      As a percentage of net sales, operating income was approximately 30% in 2004 as compared to approximately 30% for the prior year. Operating income as a percentage of net sales was stable due to slightly improved gross margin and higher general and administrative expenses and depreciation offset by lower selling expense.

Income Taxes

      Dalian Fushi did not carry on any business or maintain any branch office in the United States during the year ended December 31, 2004 or the year ended December 31, 2003. Therefore, no provision for U.S. federal income taxes or tax benefits on its undistributed earnings and/or losses has been made.

      During the fiscal years ended December 31, 2004 and 2003, Dalian Fushi's operations were solely in the PRC and governed by the PRC Enterprise Income Tax Laws. PRC enterprise income tax is calculated based on taxable income determined under PRC GAAP. In accordance with the Income Tax Laws, a PRC domestic company is subject to enterprise income tax at the rate of 33%, value added tax at the rate of 17% for most of the goods sold, and business tax on services at a rate ranging from 3% to 5% annually. A PRC domestic company is also subject to local taxes. However, the Income Tax Laws provide certain favorable tax treatment to a company that qualifies as a "new or high-technology enterprise". Additionally, the governments at the provincial, municipal and local levels can provide many tax incentives and abatements based on a number of programs at each level. Dalian Municipal Government has issued a notice in 2000 providing for a series of tax preferential treatments to companies that qualify as "new or high-tech" companies in Dalian City.

      Dalian Fushi's bimetallic composite conductor wire product was approved by Dalian City as a "high-tech" project. As a result, Dalian Fushi is a business entity that is qualified as a "new or high-technology enterprise," and is entitled to a two-year full exemption from the PRC enterprise income tax starting from its first year of operation (which expired on December 31, 2003) followed by a 50% reduction and other favorable tax treatment for the succeeding three years (which will expire on December 31, 2006). The effective tax rate for the fiscal year ended December 31, 2004, is 15%. We expect the effective tax rate for the fiscal year ended December 31, 2005 and 2006, to more or less remain 15%. After December 31, 2006, we will consider available options under applicable law that would enable us to qualify for further preferential tax treatment.

      The amount of taxes paid by Dalian Fushi for the fiscal years ended December 31, 2004 and 2003 were $666,995 and $0 respectively.

Net Income

      Net income increased to approximately $3.8 million in the fiscal year ended December 31, 2004, or approximately 9.3% from approximately $3.5 million in the fiscal year ended December 31, 2003 principally because of increasing demand and orders for products.

Liquidity and Capital Resources

      Since Dalian Fushi's inception, it has generally financed its operations and met capital expenditure requirements through capital contributions from its shareholders, cash flows generated internally from operating activities, bank loans and credit lines.

      As of December 31, 2004, Dalian Fushi had current assets of $9,737,067 and current liabilities of $12,466,426. Current assets are comprised of cash and cash equivalents of $2,612,282, accounts receivable of $1,760,586, due from related companies of $456,527, inventories of $2,050,256, prepaid and other current assets of 2,857,416. Current liabilities are comprised of accounts payable of $1,560,437, other payables and accruals of $610,245, taxes payable of 3,248,176, due to related companies of 153,519, and debts maturing within one year of $6,894,049.

      As of December 31, 2004, cash, bank balances, and bank borrowings were all denominated in Renminbi ("RMB"). Revenues and expenses, assets and liabilities are mainly denominated in RMB. In light of the recent change taken place to China's foreign exchange regime, namely pegging RMB to a basket of currencies and allowing movement flexibility in a 2% trading band, we expect RMB to slowly appreciate to reflect its true value, and benefit us in the translation from RMB-denominated profit to USD-denominated profit.

      As of December 31, 2004, Dalian Fushi's contractual obligations were as follows:

                                                               Payment Due by Period
                                                     ---------------------------------------------
                                                     Less than                           More than
(in USD)                                  Total       1 year     1-3 years   3-5 years    5 years
-------------------------------------   ----------   ---------   ---------   ---------   ---------
Long-Term Debt Obligations               9,675,859           0           0   9,675,859           0
Line of Credit                           8,750,000   8,750,000
Capital Lease Obligations                        0
Operating Lease Obligations                      0
Purchase Obligations(1)                          0
Other Long-Term Liabilities Reflected            0
on the Balance Sheet
Total                                   18,425,859

(1) Purchase obligations-an agreement to purchase goods or services that is enforceable and legally binding on the registrant that specifies all significant terms, including quantities, price, and timing of the transaction.

      As of December 31, 2004, Dalian Fushi's principal amounts outstanding under its banks loans and credit facilities from local banks in the PRC were as follows:

Lender                        Terms                       Amount Due       Interest Rate
------                        -----                       ----------       -------------
Industrial  and  Commercial   5-year                      $9,675,859       5.58% per annum
Bank
Bank of China                 Revolving  Credit Line of   RMB 6,894,049    5.544%-6.138% floating rate
                              RMB   100,000,000  to  be
                              used   within   one  year
                              commencing  from July 15,
                              2005 for working  capital
                              purposes  and  each  draw
                              down   must   be   repaid
                              within one year


      Dalian Fushi paid interest in 2004 and 2003 in the amount of $721,427 and $253,240, respectively, of which $342,839 and $199,484 were capitalized in 2004 and 2003 respectively, resulting in interest expense of $378,588 and $53,756 in 2004 and 2003 respectively. The significant increase in interest paid and interest expense were due to five short-term loans we took out from the local banks to finance working capital needs for expansion of business operations.

Cash

      Dalian Fushi's principal use of cash for the two years ended December 31, 2004 was to fund the acquisition of land and machinery, construction of manufacturing facilities, and its working capital requirements. As of December 31, 2004, Dalian Fushi had $2.61 million in cash. Cash used to purchase property and equipment, land use rights, and intangible assets was reduced by $7 million from $19 million in 2003 to $12 million in 2004. However, cash received from financing activities such as issuance of common stock and notes was reduced by $7.27 million from $15 million in 2003 to $7.8 million in 2004. The decrease of cash used in investing activities was off-set by the decrease of cash received from financing activities. As a result, the increase of $2.4 million in cash is primarily attributable to improvement of cash provided by operating activities, particularly quicker turnover of accounts receivables and significant increase in such non-cash items as depreciation which affects net income, not Dalian Fushi's cash position.

Accounts Receivable

      Dalian Fushi's trading terms with customers are principally on a cash basis. It generally collect payments from smaller customers shortly before delivering products. However, we extend 30-day, 60-day, or 90-day unsecured trade credit to major customers. Because the major customers are all well-established businesses, Dalian Fushi has not experienced any significant write-off of accounts receivable. Consequently, it did not provide an allowance for doubtful accounts and considered all accounts receivable collectible. Accounts receivable decreased from $1.95 million at December 31, 2003 to $1.76 million at December 31, 2004. We have seen a short accounts receivable turnover period from 2003 to 2004, primarily due to enhanced collection efforts, and better payment terms which reflect customers' desire to secure supply from Dalian Fushi.

A/R aging table 12/31/04

0-30 days     30-60 days     60-90 days     > 90 days
---------     ----------     ----------     ---------
   $6,886     $1,300,522       $453,178             0

      Dalian Fushi relied on two suppliers for approximately 96% of total raw material purchases in year 2004, and two suppliers for approximately 87% of total raw material purchase in year 2003. At December 31, 2004 and 2003, accounts payable to these two suppliers totaled $126,939 and $157,377, respectively.

Prepaid Expenses and Other Current Assets

      Prepaid expenses and other current assets at December 31, 2004 and 2003 consisted of the following:

                           2004         2003
                        ----------   ----------
 Prepaid expenses       $  111,030   $2,735,342
Advances to suppliers      402,137      629,585
Other current assets     2,344,249      676,405
                        ----------   ----------
                        $2,857,416   $4,041,332


      Prepaid Expenses.

      Prepaid expenses were $111,030 as of December 31, 2004 as compared to $2,735,342 as of December 31, 2003, a decrease of $2,624,312, or approximately 2364%. The decrease was primarily due to a portion of capital expenditure on the construction of the new manufacturing facilities in the fiscal year 2003 was classified as prepaid. In the period of fiscal year 2004, a substantial portion of this capital investment was transferred to Property and Equipment.

      Advances to Suppliers.

      Advances to suppliers were decreased from $629,585 at December 31, 2003 to $402,137 at December 31, 2004. The decrease resulted from better payment terms negotiated with our suppliers.

      Other Current Assets.

      The total of other current assets as of December 31, 2004 was $2,344,249, and $676,405 as of December 31, 2003. Other current assets primarily consist of subsidies and grants allocated from the local government's initiatives and incentive programs to promote development of "new or high technology enterprises," and amounts due from directors and employees representing unsecured advances made to these persons from time to time, which are interest free and repayable on demand. In 2003, the subsidy Dalian Fushi received from local government as research and development expense was RMB 200,000. In 2004, Dalian Fushi received RMB 600,000 interest subsidy from local government due to its "new and high technology enterprise" status.

Inventory

      Inventories consisted of the following as at December 31, 2004 and December 31, 2003:

                   December 31, 2004   December 31, 2003
                   -----------------   -----------------
[in US$]
Raw materials                862,806             252,640
Work-in-progress              93,392              57,583
Finished goods             1,094,058             157,913
                   -----------------   -----------------
     Totals                2,050,256             468,136


      Inventories of raw materials, inventories of work-in-progress and finished goods all increased during the same period. As a result and during the course of expansion of our business, Dalian Fushi needed to maintain a significant level of inventory to support the substantial increase in sales.

Other Payables and Accrued Liabilities

      Other payables decreased significantly from $1,348,574 as of December 31, 2003 to $271,977 as of December 31, 2004. The reason for this decline is that increases in advances from customers were offset by large payments to sundry creditors.

      Accrued liabilities include accrued welfare benefits and other accruals. Accrued liabilities increased from $96,813 as of December 31, 2003 to $338,268 as of December 31, 2004. The increase is primarily due to a large increase in accrued welfare relating to hiring of additional personnel.

Critical Accounting Policies

      Management's discussion and analysis of its financial condition and results of operations is based upon Dalian Fushi's consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Dalian Fushi's financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 1 to Dalian Fushi's consolidated financial statements, "Summary of Significant Accounting Policies and Organization". Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Dalian Fushi believes that the following reflect the more critical accounting policies that currently affect Dalian Fushi's financial condition and results of operations:

Revenue recognition

      Product sales are recognized when the products are shipped and title has passed. Sales revenue represents the invoiced value of goods, net of a VAT. All of our products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by us on raw materials and other materials included in the cost of producing finished products.

      Although most of Dalian Fushi's products are covered by its warranty programs, the terms and conditions vary depending on the customers and the product sold. Because Dalian Fushi has not experienced any significant warranty claims in the past, it has not established any reserve fund for warranty claims or defective products.

Property, Plant and Equipment

      Building, plant and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded utilizing the straight-line method over the estimated original useful lives of the assets. Amortization of leasehold improvements is calculated on a straight-line basis over the life of the asset or the term of the lease, whichever is shorter. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales.

      Long-term assets are reviewed annually as to whether their carrying value has become impaired.

Bad debts

      Dalian Fushi's business operations are conducted principally in the People's Republic of China. Dalian Fushi extends unsecured credit to its relatively large customers with good credit history. Management reviews its accounts receivable on a regular basis to determine if the bad debt allowance is adequate at each year-end. Because Dalian Fushi extends trade credits to its largest customers, who tend to be well-established and large sized businesses, and Dalian Fushi has not experienced any write-off of accounts receivable in the past, historically it has not provided for any bad debt allowance and considered all accounts receivable collectible.

Capitalization of Interest

      Dalian Fushi capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and will be depreciated over the useful lives of the assets. Dalian Fushi capitalized approximately $422,784 during the nine month period ended September 30, 2005 in connection with its construction and capital improvements of its new facility.

Off-Balance Sheet Arrangements

      None of we, DPI, Dalian DPI or Dalian Fushi has engaged in any off-balance sheet transactions since inception.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

Change In Control

      On December 13, 2005, Dalian Fushi purchased the 20,000,000 shares of our pre-reverse stock-split common stock owned by Glenn A. Little, representing 50.96% issued and outstanding shares of our common stock, under a stock purchase agreement dated as November 8, 2005, as amended. The purchase price was $550,000, which was provided from investor funds in the series B convertible preferred stock private placement and the payment of the purchase price was deferred until the initial closing of the financing in the private placement.

      In connection with the sale, we entered into a consulting agreement with Mr. Little, dated as of November 8, 2005. Under the terms of the consulting agreement, we retained Glenn Little as a consultant to provide certain consulting services, information and materials to us and our advisors relating to our past operations and filings. As consideration, we issued to Mr. Little a warrant to purchase 80,000 shares of our common stock. The warrant has a term of five years and an exercise price of $0.01 per share. We have registered for resale in the registration statement of which this prospectus is a part, the 80,000 shares Mr. Little may acquire upon the exercise of the warrant at the request of Mr. Little in accordance with the piggy-back registration rights we granted to Mr. Little.

      As a result of the acquisition of 20,000,000 shares, representing 50.96% of our outstanding common shares under the stock purchase agreement with Mr. Little, together with the 746,254.01 shares, or approximately 95.12% of the outstanding shares, of series A convertible preferred stock received by the Dalian Fushi shareholders under the share exchange agreement with DPI, Dalian Fushi and its shareholders acquired control of our company on Decemebr 13, 2005. Under the terms of the stock purchase agreement, at the closing of the private placement financing of series B convertible preferred stock, Mr. Little, the sole director of our company, resigned as a director of our company and appointed Messrs. Li Fu, Yue Mathus Yang and John D. Kuhns as directors. Mr. Li Fu is the controlling shareholder, chief executive officer and director of the Dalian Fushi. Immediately after the closing of the series B convertible preferred stock financing, Mr. Little resigned from all of his positions as an officer.

      On November 14, 2005, we filed an information statement with the SEC relating to the change in control of our Board of Directors containing the information required under Rule 14f-1 of the Exchange Act and on or about November 21, 2005, we distributed that information statement to our shareholders.

Beneficial Ownership of our Voting Securities

      The following table sets forth certain information as of December 28, 2005 with respect to the beneficial ownership of each class of our voting securities by (i) any person or group owning more than 5% of each class of our voting securities, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The table reflects the beneficial ownership of our common stock by the foregoing individuals before and after the reverse stock-split.

      As of December 28, 2005, we had outstanding 39,243,659 shares of common stock, 784,575.16 shares of series A convertible preferred stock which were issued in exchange for all the outstanding shares of DPI, and 215,424.84 shares of series B convertible preferred stock which were issued in the private placement completed on that date. Each share of series A and series B convertible preferred stock will convert automatically into approximately 19.73 shares of common stock upon the effectiveness of the reverse stock-split.

      Shares of series A and series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote, except to the extent a class vote is required under Nevada law or as otherwise provided in the certificate of designation creating such series. On those matters upon which the preferred stock votes together with the common stock as a single class prior to the reverse stock split, each share of series A or series B convertible preferred stock counts as 4,838.86 votes, as if converted prior to the effectiveness of the reverse stock-split, while each share of common stock only counts as one vote. See "Description of Our Securities" for a more detailed description of the rights, preferences and limitations of the series A and series B convertible preferred stock.

      In determining beneficial ownership of the common stock after the reverse stock split, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of warrants or options which may be acquired within 60 days. In determining the percent of common stock beneficially owned by a person on December 28, 2005, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion or exercise of a derivative security, but excluding shares that the beneficial owner may acquire upon conversion of the series A or series B convertible preferred stock or exercise of warrants, and (b) the denominator is the sum of (i) the total shares of that class outstanding on December 28, 2005, and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of a derivative security, but excluding shares that the beneficial owner may acquire upon conversion of the series A or series B convertible preferred stock or exercise of warrants. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Except and otherwise stated, the address of the directors and executive officers listed in the table is c/o our company, 1 Shuang Qiang Road, Jinzhou, Dalian, People's Republic of China 116100.

Name of Beneficial Owner          Amount and Nature of                                  Percent of Class           Common Stock
                                  Beneficial Ownership                            Preferred Stock              After Reverse Split
                                  --------------------                          -------------------   Common  ----------------------
                                                                                Series A   Series B   Stock     Shares       Percent
                                    Stock         Stock        Common
                                   Series A      Series B      Stock
--------------------------------  ----------     --------     ----------        --------   --------   -----   ----------     -------
Owner of More than 5% of Class

Dalian Fushi Enterprise Group
Company, Ltd. ("Fushi Group")     654,688.64(1)                20,000,000(2)    83.45%                50.96%  12,997,540     64.99%
1 Shuang Qiang Road, Jinzhou
Dalian, People's Republic of
China 116100

Pope Asset Management LLC
5100 Poplar Avenue, Suite 512
Memphis, TN 38137                                62,832.25(3)                              29.17%              1,859,375(3)   8.51%

Chinamerica Fund, LLP
2909 St. Andrews
Richardson, TX 75082                             30,518.52                                 14.17%                903,125      4.32%

Barron Partners LP
730 Fifth Avenue
New York, NY                                     22,440.09                                 10.42%                664,063      3.21%

Chinamerica Dalian Fushi
AcquisitionFund, LP
2909 St. Andrews
Richardson, TX 75082                             17,952.07                                  8.33%                531,250      2.59%

Renaissance US Growth
Investment Trust PLC
8080 N. Cenral Expressway
Suite 210 LB 59
Dallas, TX 75246-1857                            17,952.07                                  8.33%                531,250      2.59%

BFS US Special Opportunities
Trust PLC
8080 N. Cenral Expressway
Suite 210 LB 59
Dallas, TX 75246-1857                            17,952.07                                  8.33%                531,250      2.59%

Lake Street Fund LP
660 S. Lake Street
Pasadena, CA                                     12,566.45                                  5.83%                371,875      1.83%

Heller Capital Investments, LLC
700 East Palisades Avenue
Englewood Cliffs, NJ 07632                       11,220.04                                  5.21%                332,032      1.63%

Directors and Executive Officers

Li Fu (through Fushi Group)
Chairman of Board, Director,
President                         654,688.64(1)                20,000,000(1)(2) 83.45%                50.96%  12,997,540     64.99%

Yue Mathus Yang
Director and Vice President        74,625.40(1)                20,000,000(1)(2) 10.00%                50.96%   1,553,787      7.77%

John D. Kuhns
Director
The Farm House
558 Lime Rock Road
Lakeville, CT 06039                16,167.49(4)                                  2.06%                           558,280(4)   2.76%

Xishan Yang
Director
Head of Resaerch and Development
of Dalian Fushi                    12,238.57(1)                20,000,000(1)(2)  *                    50.96%     322,991      1.62%


Chunyan Xu
Director
Executive Vice President of
Research and Development of
Dalian Fushi                        4,701.40(1)                20,000,000(1)(2)  *                    50.96%     174,294         *

Wenbing Chris Wang                      0                                                                              0
Chief Financial Officer

All Directors and Executive
Officers as a group (6)           762,421.50          0        20,000,000       97.18%                50.96%  15,362,265     75.90%

----------
* Less than 1%

(1) As a condition of the series B stock purchase agreements, Dalian Fushi deposited in escrow 20,000,000 pre-reverse stock-split shares of common stock acquired from Glenn A. Little and Dalian Fushi's management team, which includes Li Fu, Yu Mathus Yang, Xishan Yang and Chunyan Xu, deposited in escrow 746,254 shares of series A convertible preferred stock that will collectively convert into 14,803,983 shares of common stock, representing approximately 74.02% of the then outstanding common stock, following the reverse stock-split. Out of the escrowed shares, up to 3,000,000 shares are to secure their indemnity obligations under the series B stock purchase agreements and our obligation to meet the net profit targets for the fiscal year ending December 31, 2005 as set forth in the series B stock purchase agreements. The remaining shares are to secure the completion of the reverse split within 120 days after December 13, 2005.

(2) On December 13, 2005, Dalian Fushi Bimetallic Manufacturing Company, Ltd., a company owned by Li Fu, Chunyan Xu, Yue Mathus Yang and Xishan Yang, acquired 20,000,000 pre-split shares of our common stock from Glenn A. Little. Under SEC rules, each of those persons is deemed to have acquired beneficial ownership of all of those shares. For purpose of Section 13(d)(3) of the Exchange Act, they may be considered collectively as a "group", and thus each is deemed to be the beneficial owner of the entire 20,000,000 pre-split shares. The percentage of ownership of voting stock of the group as a whole is 74.02%.

(3) Pope Asset Management LLC acquired these shares for the accounts of 139 of its clients and has sole voting power over these shares, but shares dispositive power with its clients over the shares in their respective accounts.

(4) Includes 10,116.78 shares of series A convertible preferred stock and warrants to purchase 149,575 shares of common stock owned by Kuhns Brothers. Mr. Kuhns is the Chairman and 45% shareholder of Kuhns Brothers.

                                   MANAGEMENT

Our Directors and Executive Officers

      In connection with the change of control described under "Security Ownership of Certain Beneficial Owners and Management - Change in Control," the following persons were appointed our executive officers and directors. Glenn A. Little, our former director and chief executive, resigned as our sole director and immediately following the initial closing of the series B convertible preferred stock private placement offering, resigned from all his officer positions. The same persons also have been elected as directors of DPI and Dalian DPI and hold similar positions with each of these entities. Except for John D. Kuhns, each of our current executive officers and directors is a resident of the PRC. As a result, it may be difficult for investors to effect service of process within the United States upon them or to enforce court judgments obtained against them in United States courts.

Directors and Executive Officers      Position/Title                  Age
--------------------------------      --------------                  ---
Li Fu                                 Chairman of Board and           39
                                      President
Yue Mathus Yang                       Vice-President, Director        37
John D. Kuhns                         Secretary, Director             55
Wenbing Chris Wang                    Treasurer                       34


      There are no family relationships among our directors or executive officers.

      All our directors hold office until the next annual meeting of shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our Board of Directors.

      The terms of the series B stock purchase agreement require us to nominate a seven person Board of Directors and take all actions and obtain all consents, authorizations and approvals which are required to be obtained in order to effect the election of such persons within 90 days of the initial closing under that agreement, after consultation with the parties to that agreement. Of such seven-member Board of Directors, (i) two members will be members of the current management of Dalian Fushi, which we expect will continue to be Mr. Fu and Mr. Yang, (ii) one member will represent Kuhns Brothers, which we expect will continue to be Mr. Kuhns, (iii) and at least four members will be independent directors as determined under the American Stock Exchange Company Guide, which may be waived if we are unable to obtain a listing on that exchange within a certain amount of time.

      The series B stock purchase agreement also requires that we establish a five-member board of advisors.

Directors and Executive Officers of Dalian Fushi

      Dalian Fushi's current executive officers and directors are:

Directors and Executive Officers    Position/Title                      Age
--------------------------------    --------------                      ---
Li Fu                               Executive Director                  39
Yue Yang                            General Manager                     37
Wenbing Chris Wang                  Chief Financial Officer             34
Xishan Yang                         Chief Engineer and                  67
                                    Executive Vice President of R&D
Chunyan Xu                          Supervisor Director                 49


      Under Dalian Fushi's Articles of Association, Dalian Fushi's corporate governance consists of one Executive Director, one Supervisor Director and one General Manager. The Executive Director is elected and appointed by the shareholders for a term of three years and can be re-elected for consecutive terms. During the terms of his service, the shareholders cannot discharge the Executive Director without cause. The appointment and termination of the General Manager is determined by the Executive Director. The Supervisor Director is elected by the shareholders for a term of three years and can be re-elected for consecutive terms.

      The following is a description of the business experience for the last five years for each of the above named directors and executive officers of our company, DPI, Dalian DPI and Dalian Fushi.

Mr. Li Fu was appointed our Chairman and President on December 13, 2005. Mr. Fu is a founder of Dalian Fushi and has been the Executive Director of Dalian Fushi since he founded the company in 2001. Prior to founding Dalian Fushi and focusing his time on Dalian Fushi's management and operations, Mr. Fu had founded and managed Dalian Fushi Enterprise Group Co., Ltd., a holding company owning various subsidiaries in the hotel, process control instrumentation, international trade, automobile maintenance and education businesses. Mr. Fu graduated from PLA University of Science and Technology with a degree in Engineering.

Mr. Yue Yang was appointed a director of our company on December 13, 2005. He has served as the General Manager of Dalian Fushi since November 2004. Mr. Yang is the founder of Forward Investment Co., Ltd and has served as its Chairman since 2000. Prior to that, Mr. Yang worked for Liaoning Province Economic & Trade Collaboration Enterprise Group as an Executive VP from 1994 to 1998 and the Export Department of Liaoning Province Chemicals Import & Export Corporation as a Business Manager from 1990 to 1994. Mr. Yang graduated from Shenyang Finance University with a Bachelor's Degree in International Trade.

Mr. John D. Kuhns was appointed a director of our company on December 13, 2005. Mr. Kuhns has been a 45% shareholder, a director and chairman of Kuhns Brothers, Inc., a holding company founded in 1987 for its 100% subsidiary, Kuhns Bros. & Co., Inc., an investment banking firm specializing in providing financing for power technology ventures, and, more recently, manufacturing operations within the PRC. Additionally, Kuhns Brothers, Inc. owns 100% of Kuhns Brothers Securities Corporation, a broker dealer, registered with the SEC, in which Mr. Kuhns is the Chairman. Since March 2005, Mr. Kuhns has been a director and chairman of Deli Solar (USA), Inc., a U.S. reporting company with solar hot water heaters manufacturing operation in the PRC. Since 2002 Mr. Kuhns has been a director and chairman of Distributed Power, Inc., a public company that owns electric generating projects. Mr. Kuhns is also a director of China Sciences Conservational Power Limited, a company listed on the Hong Kong Stock Exchange. Neither of the foregoing Kuhns companies, nor Deli Solar (USA), Inc., Distributed Power, Inc. or China Sciences Conservational Power Limited are affiliated with the Company. Mr. Kuhns holds a bachelors degree in sociology and fine arts from Georgetown University, a master's degree in fine arts from the University of Chicago and an MBA degree from the Harvard Business School.

Mr. Wenbing Chris Wang has served as our Chief Financial Officer since December 13, 2005. Mr. Wang has served as Chief Financial Officer of Dalian Fushi since March 2005. Mr. Wang served as an Executive Vice President of Redwood Capital, Inc. from November 2004 to March 2005, with specific focus on providing strategic and financial advisory services to China based clients seeking access to the U.S. capital markets. Mr. Wang previously served as Assistant VP of Portfolio Management at China Century Investment Corporation from October 2002 to September 2004. Mr. Wang began his investment banking career at Credit Suisse First Boston (HK) Ltd in 2001. From 1999 to 2000, Mr. Wang worked for VCChina as Management Analyst. Fluent in both English and Chinese, Mr. Wang holds an MBA from Simon Business School of University of Rochester and is a Level III candidate of the Chartered Financial Analyst (CFA) Program.

Mr. Xishan Yang has served as the Executive Vice President of R & D and Chief Engineer of Dalian Fushi since its inception in 2001. Mr. Yang has more than 40 years of working experience in the communication electronics industry. He had held executive management positions with a number of electronic enterprises prior to joining our company. During his career, Mr. Yang has focused on the development, design, and processes of metallic and bimetallic cable production. He holds several patents for the design of the modified Cladding and Drawing processes for CCA and CCS production used by Dalian Fushi and has extensive experience in production management. Mr. Yang graduated from Harbin Industrial University with a graduate degree in engineering.

Ms. Chunyan Xu has served as the Supervisor Director of Dalian Fushi since 2001. She previously served as the Chief Accountant at the Dalian Personnel Bureau and served as a Finance Manager of a Chinese public company. Ms. Xu has many years of experience in industrial accounting, public company accounting and accounting management.

AUDIT COMMITTEE FINANCIAL EXPERT

      Our board of directors currently acts as our audit committee. Because we only recently consummated the restructuring Agreements and appointed the current members of our board of directors, our board of directors has not yet determined whether we have a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our board of directors is in the process of searching for a suitable candidate for this position.

AUDIT COMMITTEE

      We have not yet appointed an audit committee, and our board of directors currently acts as our audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our company, however, recognizes the importance of good corporate governance and intends to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, during our 2006 fiscal year.

Executive Compensation

      During the last three fiscal years, the sole director and officer of our company did not receive any compensation. The following is a summary of the compensation paid by Dalian Fushi to its CEO and executive officers for the three years ended December 31, 2004, 2003 and 2002, respectively. Mr. Fu and Mr. Yang are currently directors and executive officers of our company, DPI and Dalian DPI. See "Our Directors and Executive Officers." No executive officer of Dalian Fushi received compensation in excess of $100,000 for any of these three years.

                                    ANNUAL COMPENSATION                                        LONG TERM COMPENSATION

                                                                                            Awards                 Payouts

                                                                           Other    Restricted   Securities
                                                                          Annual      Stock      Underlying                 All
                                          Year                            Compen-     Awards      Options/     LTIP        Other
       Name            Position           Ended     Salary($)  Bonus($)  sation($)      $           SARS      Payouts   Compensation
-------------          --------           -----     ---------  --------  ---------  ----------   ----------   -------   ------------
Li Fu (1)                CEO           12/31/2004      N/A         0         0          0             0          0           0
                         CEO           12/31/2003      N/A         0         0          0             0          0           0
                         CEO           12/31/2002      N/A         0         0          0             0          0           0

Yue Mathus            President        12/31/2004      N/A         0         0          0             0          0           0
  Yang (2)

Wengbing Chris
  Wang (3)

Xishan Yang           VP of R&D        12/31/2004     7,490        0         0          0             0          0           0
                      VP of R&D        12/31/2003    14,981        0         0          0             0          0           0
                      VP of R&D        12/31/2002    22,472        0         0          0             0          0           0

Chunyan Xu       Supervisor Director   12/31/2004     5,992        0         0          0             0          0           0
                 Supervisor Director   12/31/2003    11,985        0         0          0             0          0           0
                 Supervisor Director   12/31/2002    17,976        0         0          0             0          0           0

      (1) Mr. Fu's annual salary in 2005 is $240,000, starting from December
      2005.

      (2) Mr. Yang joined Dalian Fushi in November 2004. Starting from December 2005, his annual salary in 2005 is $180,000.

      (3) Mr. Wang joined Dalian Fushi in March 2005. Starting from December 2005, his annual salary in 2005 is $120,000.

      Although we do not have any equity compensation plans, under the series B convertible preferred stock purchase agreement we must reserve for issuance 2,000,000 shares of common stock under an approved and qualified employee stock ownership plan, the terms of which will be determined by the compensation committee of our Board of Directors.

Certain Relationships and Related Transactions

Restructuring Agreements with Dalian Fushi

      We entered into and consummated the Restructuring Agreements with Dalian Fushi and the Dalian Fushi Shareholders in December 2005. For a description of the Restructuring Agreements, see "Acquisition of Business of Dalian Fushi - Restructuring Agreements."

Dalian Fushi's Related Company Transactions

      In 2003, 2004 and 2005, Dalian Fushi had loaned funds to certain related companies as unsecured loans free of interest payment and repayable on demand. It had also borrowed funds from two related parties for short-term unsecured advances free of interest and repayable on demand.

      Amounts due from related companies.

      As of December 31, 2004, the outstanding balance of loans to related companies, totaling US$456,527.10, are as follows: RMB 39,720.72 to Dalian Litai Auto Repair Co., Ltd. (of which Fushi Group owns 40%), RMB 629,721.25 to Dalian Fushi Yangguang Zhangyie Co., Ltd. (of which Fushi Group owns 90%), and RMB 3,105,124.12 to Dalian Fushi Commerce and Trade Co., Ltd. (of which Fushi Group owns 75%). Fushi Group is a holding company controlled by Mr. Li Fu, our Chairman and President.

      As of September 30, 2005, the outstanding balance of loans to related companies, totaling US$2,712,587.28, is as follows: RMB 5,125,697.27 to Dalian Litai Auto Repair Co., Ltd. (of which Fushi Group owns 40%), RMB 100,440 to Dalian Fushi Yangguang Zhangyie Co., Ltd. (of which Fushi Group owns 90%), and RMB 16,772,945.56 to Dalian Fushi Commerce and Trade Co., Ltd. (of which Fushi Group owns 75%). Fushi Group is a holding company controlled by Mr. Li Fu, our Chairman and President.

      Each of the foregoing loans immediately became repayable to Dalian Fushi upon the initial closing held under the series B convertible preferred stock purchase agreement.

      Amounts due to related companies.

      As of the end of 2004, the amounts due to related parties, totaling US$153,518.74, are as follows: RMB 377,804.27 borrowed from Fushi Group and RMB 891,488.65 from Mr. Li Fu.

      As of September 30, 2005, the amounts due to related parties, totaling US$328,610.72, are as follows: RMB 880,907.71 borrowed from Fushi Group and RMB 1,784,125.25 from Mr. Li Fu.

Share Exchange Agreement and Issuance of Series A Convertible Preferred Stock to Dalian Fushi Shareholders

      On December 13, 2005, we entered into and consummated a share exchange agreement with the former stockholders of DPI. Of the DPI stockholders, Dalian Fushi Enterprise Group Co., Ltd., Yue Mathus Yang, Xishan Yang and Chunyan Xu also are shareholders of Dalian Fushi, and owned approximately 95.12% of the outstanding capital stock of DPI. Kuhns Brothers received its shares of DPI common stock for services rendered in connection with the reorganization of Dalian Fushi's business. For additional information concerning the reorganization, see "Acquisition of Business of Dalian Fushi."

      Under the share exchange agreement, we issued an aggregate of 784,575.16 shares of our series A convertible preferred stock in exchange for the 15,560 shares of common stock of DPI held by the stockholders of DPI. Each share of series A convertible preferred stock will convert automatically into 4,838.86 shares of common stock before giving effect to the reverse stock split. As a result of the reverse stock split, the series A convertible preferred stock will convert into an aggregate of 15,475,595 shares of common stock, which will represent approximately 74% of our total outstanding common stock. See "Acquisition of Business of Dalian Fushi" for information concerning the acquisition of DPI.

Private Placement Offering of Series B Convertible Preferred Stock

      On December 28, 2005, we completed a private placement offering of a total of 215,424.84 shares of our series B convertible preferred stock, along with warrants, for $12,000,000. We received gross proceeds of $11,225,000 at an initial closing on December 13, 2005, and gross proceeds of $775,000 at a closing on December 28, 2005. The series B convertible preferred stock and warrants were sold by us in a private placement through Kuhns Brothers, Inc., and its wholly-owned subsidiary, Kuhns Brothers Securities Corporation, an NASD and SEC registered broker-dealer, in reliance upon the exemption provided by Rule 506 of Regulation D under the Securities Act. See "Acquisition of Business of Dalian Fushi -- Series B Convertible Preferred Stock Financing" for further information on the series B convertible preferred stock private placement offering.

      In connection with the placement of our Series B convertible preferred stock and related warrants, Kuhns Brothers, Inc.received the following compensation: (i) $200,000 cash as signing fee, documentation fee and purchase fee, (ii) 10% of the total cash paid for the series B convertible preferred stock and warrants, (iii) 38,321.15 shares of series A convertible preferred stock, which will convert into approximately 756,017 shares of our common stock, and (iv) a warrant to purchase 424,929 shares of common stock at $3.1064 per share. In addition, Kuhns Brothers, Inc. is to receive 10% of the proceeds of any exercise of the warrants sold to investors of the series B convertible preferred stock. See "Acquisition of Business of Dalian Fushi-- Series B Convertible Preferred Stock Financing" for information concerning the private placement offering of our Series B convertible preferred stock.

Indemnification of Our Directors and Officers

      Although Nevada law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation, neither our articles of incorporation nor our bylaws impose an indemnity obligation upon us. In addition, we have not entered into any agreements under which we have assumed such an indemnity obligation.

      On December 25, 2005, our Board of Directors adopted, and the Fushi Group, the holder of approximately 65% of our voting stock, approved amended and restated bylaws which require that we indemnify our directors and officers, including those our subsidiaries, against liability for actions taken in the performance of their duties on our behalf, except in those circumstances where indemnification is not allowed under Nevada law, and that we advance expenses as incurred in defending against such liability. The amended and restated bylaws will not become effective until 20 days after we mail our information statement relating to the bylaws to our shareholders. On January 12, 2006, we filed a preliminary information statement with the SEC.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SELLING SHAREHOLDERS

      This prospectus relates to the offer and sale of our common stock by the Selling Shareholders named in the table below, which sets forth the names of the Selling Shareholders and for each Selling Shareholder, the number of shares and percent of series B convertible preferred stock beneficially owned before the 245.27-for-one reverse stock-split, which we expect will become effective by the end of January 2006, the number of shares of common stock beneficially owned after the reverse stock-split, and the total number of shares being offered for sale under this prospectus.

      Each Selling Shareholder acquired his or its shares of series B convertible preferred stock and warrants in our series B convertible preferred stock private placement offering in December 2005, except for Glenn A. Little, our former chairman and president, who received a warrant to purchase 80,000 shares for consulting services in December 2005. The Selling Shareholders, other then Mr. Little, received a warrant to purchase one share of common stock for each two shares of common stock to be acquired on automatic conversion of the series B convertible preferred stock. Each Selling Shareholder is offering all of the shares he or it will acquire upon automatic conversion of the series B convertible preferred stock and all of the shares he or it will acquire upon exercise of the warrants. Mr. Little is offering all of the shares he will acquire upon exercise of the warrant he received for consulting services. Except for Mr. Little, none of the Selling Shareholders has held a position as an officer or director of our company, nor has any Selling Shareholder had a material relationship of any kind with our company.

      As of December 28, 2005, we had outstanding 39,243,659 shares of common stock, 784,575.16 shares of series A convertible preferred stock and 215,424.84 shares of series B convertible preferred stock. In addition, holders of series B convertible preferred stock owned warrants to purchase an aggregate of 2,125,000 post-reverse stock-split shares of common stock. Following the conversion of the preferred stock upon the effectiveness of the reverse stock-split, and assuming none of the warrants are exercised, we will have outstanding 20,000,000 shares of common stock and no preferred stock.

      Each listed Selling Shareholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such Selling Shareholder, except as otherwise indicated in the table. Under applicable SEC rules, a person is deemed to be the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares
(a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person's economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

      In determining the percent of common stock owned by a Selling Shareholder after the reverse stock-split, (a) the numerator is the number of shares of common stock beneficially owned by such Selling Shareholder, which includes shares which the Selling Shareholder may acquire within 60 days upon exercise of warrants, and (b) the denominator is the sum of (i) the total 20,000,000 shares which will be outstanding following the reverse stock-split, and (ii) the number of shares which each of the Selling Shareholders has the right to acquire within 60 days upon exercise of warrants.

      Each Selling Shareholder may offer all or part of the shares of common stock beneficially owned after the reverse stock-split for resale from time to time. The table assumes that the Selling Shareholders will sell all of the shares offered for sale and accordingly, own no shares of common stock upon completion of the offering. A Selling Shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a Selling Shareholder obligated to sell all or any portion of the shares at any time. Therefore, we are not able to estimate the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the Selling Shareholders upon termination of this offering.

Name                            Amount and Nature of Beneficial Ownership    Percent of Class       Common                Shares of
                                                                                                    Stock After           Common
                                                  Series B                       Series  B          Reverse               Stock
                                               Preferred Stock                Preferred Stock       Split                 Offered
Chinamerica Fund, LP
2909 St. Andrews
Richardson, TX 75082                               30,518.52                      14.17%               903,125               903,125

Barron Partners LP
730 Fifth Avenue
New York, NY                                       22,440.09                      10.42%               664,063               664,063

Chinamerica Dalian Fushi Acquisition Fund LP
2909 St. Andrews
Richardson, TX 75082                               17,952.07                       8.33%               531,250               531,250

Renaissance US Growth Investment Trust PLC
8080 N. Central Expressway, Suite 210 LB 59
Dallas, TX 75206-1857                              17,952.07                       8.33%               531,250               531,250

BFS US Special Opportunities Trust PLC
8080 N. Central Expressway, Suite 210 LB 59
Dallas, TX 75206-1857                              17,952.07                       8.33%               531,250               531,250

Lake Street Fund LP
660 S.Lake Street
Pasadena, CA                                       12,566.45                       5.83%               371,875               371,875

Heller Capital Investments, LLC
700 East Palisades Avenue
Englewood Cliffs, NJ 07632                         11,220.04                       5.21%               332,032               332,032

Midsouth Investor Fund LP
1776 Peachtree Street, NW, Suite 412 North
Atlanta, GA 30309                                   8,976.04                       4.17%               265,625               265,625

Fred L. Astman
Wedbush Securities Inc.
Custodian IRA  Rollover 10/13/92
600 S. Lake Street
Pasadena, CA                                        6,283.22                       2.92%               185,938               185,938

Lyman O. Heidtke
37 Concord Park East
Nashville, TN 37205                                 2,244.01                       1.04%                66,407                66,407

John Peter Selda
2301 S. Mopac #236
Austin, TX                                          1,795.21                          *                 53,125                53,125

Hayden Communications
1401 Havens Dr., N.
Myrtle Beach, SC 29582                              1,795.21                          *                 53,125                53,125

Brett Maas
c/o Heller Capital Investments, LLC
500 5th Avenue, Suite 2240,
New York, NY 10110                                    897.60                          *                 26,563                26,563

Glenn A. Little
211 West Wall Street
Midland, TX 79701                                          -                          -                 80,000                80,000

Halter Pope USX China Fund
5100 Poplar Avenue,Suite 512
Memphis, TN 38137                                   2,692.78                       1.25%                79,687                79,687

Clients of Pope Asset Management, LLC:

The Community Foundation, Inc.
3661 Woodward Place
Jackson, MS 39216                                   6,858.58                       3.18%               202,964               202,964

Ayers LP
1727 Renshaw Road
Yazoo City, MS 39194-86                             2,707.87                       1.26%                80,134                80,134

Confermation, LLP
8610 Park Heights Avenue
Stevenson, MD 21153                                 2,387.80                       1.11%                70,662                70,662

Kerby E. Confer
8610 Park Heights Avenue
Stevenson, MD 21153                                  259.10                        *                     7,668                 7,668

W. Brigham Klyce, Jr
3685 South Galloway Drive
Memphis, TN 38111-6835                              3,505.50                       1.63%               103,738               103,738

Karen Clyce Smith Conservator
3685 South Galloway Drive
Memphis, TN 38111-6835                               238.78                        *                     7,067                 7,067

Marilyn G. Abrams Living Trust
21 Marion Avenue
Albany, NY 12203-1815                              1,016.09                        *                    30,069                30,069

Donald J. Alt
4273 Old Mill Lane
Atlanta, GA 30342-3400                               640.13                        *                    18,945                18,944

Donald J. Alt Grantor Retained
Annuity
4273 Old Mill Lane
Atlanta, GA 30342-3400                               345.47                        *                    10,224                10,224

Grier C. Bovard, III
2918 Lake Forest Blvd.
Augusta, GA 30909-3026                               375.95                        *                    11,126                11,126

Grier C. Bovard, III  IRA
2918 Lake Forest Blvd.
Augusta, GA 30909-3026                               147.33                        *                     4,361                 4,361

Kelsey G. Bryant
130 Winged Foot Circle
Jackson, MS 39211                                    640.13                        *                    18,944                18,944

Danilou Holdings, Ltd.
1409 Roundrock Way
Flower Mound, TX 75028                               731.58                        *                    21,650                21,650

Carolyn P. Davis
2506 Waterford Road
Auburn, AL 36832                                     472.48                        *                    13,982                13,982

Hartwell Davis, Jr.
4109 Kennesaw Drive
Birmingham, AL 35213                               1,361.56                        *                    40,292                40,292

Frank S. Dennis Jr. LLP
2918 Professional Parkway
Augusta, GA 30907                                    950.04                        *                    28,115                28,115

Jane S. Dennis IRA
2643 Hillcrest Avenue
Augusta, GA 30904                                    975.44                        *                    28,866                28,866

Mary M. Yerger Dunbar IDGT Trust
129 Woodland Circle
Jackson, MS 39216                                    340.39                        *                    10,073                10,073

Robert Eichelberger MD PC PSP
2750 Pump House Road
Birmingham, AL 35243                                 320.07                        *                     9,471                 9,471

A. Farris Evans IRA
255 Windover Grove
Memphis, TN 38111                                    187.98                        *                     5,562                 5,562

Farris Evans Insurance Agency
1420 Union Avenue
Memphis, TN 38104                                    421.67                        *                    12,480                12,480

William T. Green Trust
633 Commerce Stret
Laurel, MS 39440                                     447.08                        *                    13,230                13,230

Barbara T. Green
633 Commerce Stret
Laurel, MS 39440                                     259.10                        *                     7,668                 7,668

Hackney One Investments, LLC
Two Metroplex Drive, Suite 303
Birmingham, AL 35209                                 706.18                        *                    20,898                20,898

Brenda Hackney
Two Metroplex Drive, Suite 303
Birmingham, AL 35209                                 320.06                        *                     9,471                 9,471

Beth M. Harris
1727 Renshaw Road
Yazoo City, MS 39094                                 457.24                        *                    13,532                13,532

Douglas A. Holder
136 Osprey Point Drive
Osprey, FL 34299                                     401.35                        *                    11,877                11,877

Suneel & Jayashree Mahajan JT
4240 Point la Vista Road W.
Jacksonville, FL 32207                               970.36                        *                    28,716                28,716

R. Brad Martin
1025 Cherry Road
Memphis, TN 38117-5423                               558.85                        *                    16,538                16,538

Scott McCandless
169 Shore Road
Chatham, MA                                          147.33                        *                     4,361                 4,361

W.B. McCarty III
4032 Pinewood Drive
Jackson, MS 39211                                   3,734.12                       1.73%               110,533               110,533

W.B. McCarty IRA
4032 Pinewood Drive
Jackson, MS 39211                                     40.64                        *                     1,203                 1,203

Catherine McCarty
PO Box 321001
Flowood, MS 39232                                    101.61                        *                     3,008                 3,008

Frances C. McCarty
PO Box 321001
Flowood, MS 39232                                     76.20                        *                     2,255                 2,255

Isabel R. McCarty
PO Box 321001
Flowood, MS 39232                                    492.80                        *                    14,583                14,583

Isabel R. McCarty IRA
PO Box 321001
Flowood, MS 39232                                    132.09                        *                     3,909                 3,909

McCarty Properties LP
PO Box 321001
Flowood, MS 39232                                    370.87                        *                    10,976                10,976

H. Russell McCarty
PO Box 321001
Flowood, MS 39232                                    569.01                        *                    16,839                16,839

H.Russell McCarty, Jr.
PO Box 321001
Flowood, MS 39232                                     50.80                        *                     1,503                 1,503

Frank M. Mitchener, Jr. IRA
404 Walnut Street
Sumner, MS 38957                                     665.54                        *                    19,695                19,695

Neurosurgical Associates PC 401(k)
Redmont Park Lane
Birmingham, AL 35205                               1,077.05                         *                   25,409                25,409

W.K. Paine
3661 Woodward Place
Jackson, MS 39216                                    497.88                        *                     5,420                 5,420

Prude Interests Ltd.
6154 Park Lane
Dallas, TX 75225-0727                                132.09                        *                     3,909                 3,909

James R. Prude
6154 Park Lane
Dallas, TX 75225-0727                                193.06                        *                     5,714                 5,714

Sarah S. Prude Revocable Trust
PO Box 840
Amory, MS 38821-0840                                 193.06                        *                     5,714                 5,714

Juanita W. Ridgeway
233 1/2 Capitol Street
Jackson, MS 39201                                    502.96                        *                    14,885                14,885

W.B. Ridgeway
233 1/2 Capitol Street
Jackson, MS 39201                                    330.23                        *                     9,773                 9,773

Sheila Robbins
633 Owen road
Albany, MS 38652                                     751.90                        *                    22,251                22,251

Paul J. Schierl Trust
2413 Hazelwood Lane, Suite B
Green Bay, WI 54304-1905                             619.81                        *                    18,342                18,342

Gary & Kay Stavrum, JT
4722 Gwynne Road
Memphis, TN 38117                                  1,712.11                        *                    50,666                50,666

John A. Travis, III
111 Mockingbird Lane
Ridgeland, MS 39157                                1,259.95                        *                    37,286                37,286

Anne D. Trotter
13 Bristlecone Way
Augusta, GA 30909                                    228.62                        *                     6,765                 6,765

T. Barrett Trotter
13 Bristlecone Way
Augusta, GA 30909                                    274.34                        *                     8,118                 8,118

E.L. Vowell
403 S. Church Street
Loisville, MS 39339                                  579.17                        *                    17,139                17,139

Jeffrey & Gina Webb, JT
6589 Green Shadows Lane
Memphis, TN 38119                                  1,224.38                        *                    36,233                36,233

William P. Wells
4723 Gwynne Road
Memphis, TN 38117                                    987.99                        *                    29,238                29,238

Colleen Weyers
500 AMS Court
Green Bay, WI 54313                                  528.37                        *                    15,636                15,636

Jeffrey Weyers
500 AMS Court
Green Bay, WI 54313                                  284.50                        *                     8,420                 8,420

Robert Weyers
500 AMS Court
Green Bay, WI 54313                                  406.43                        *                    12,027                12,027

Ronald Weyers
500 AMS Court
Green Bay, WI 54313                                  553.77                        *                    16,388                16,388

Ronald Weyers IRA
500 AMS Court
Green Bay, WI 54313                                  238.78                        *                     7,067                 7,067

Wirt A. Yerger III
PO Box 16910
Jackson, MS 39236                                    238.78                        *                     7,067                 7,067

Yerger Properties LP
PO Box 16910
Jackson, MS 39236                                    243.86                        *                     7,217                 7,217

Frank M. Yerger
165 Glenway
Jackson, MS 39216                                    137.17                        *                     4,059                 4,059

Frank M. Yerger Revocable Trust
165 Glenway
Jackson, MS 39216                                    340.39                        *                    10,073                10,073

Wirt A. Yerger, III IDGT Trust
129 Woodland Circle
Jackson, MS 39216                                    609.65                        *                    18,041                18,041

Others (40)**                                      6,675.71                     3.10%                  197,559               197,559

*Denotes less than 1% of the outstanding shares.
**These Selling Shareholders own and are offering in the aggregate less than 1% of the outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the common stock offered by this prospectus directly or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals. Such sales may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers. The Selling Shareholders may distribute the common stock in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales through the facilities of the Over-the-Counter Bulletin Board (if a market maker successfully applies for inclusion of our common stock in such market) or other market;

      o     privately negotiated transactions;

      o transactions involving cross or block trades or otherwise on the open market;

      o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

      o sales "at the market" to or through market makers or into an existing market for the common stock;

      o sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

      o through transactions in puts, calls, options, swaps or other derivatives (whether exchange listed or otherwise); or

      o any combination of the above, or by any other legally available means.

      In addition, the Selling Shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

      The Selling Shareholders and/or the purchasers of common stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions). The Selling Shareholders and any broker dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, as amended, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We do not know of any arrangements between the Selling Shareholders and any broker, dealer, underwriter or agent relating to the sale or distribution of the shares being registered.

      We and the Selling Shareholders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

      The Selling Shareholders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify.

      We cannot assure you that the Selling Shareholders will sell any of their shares of common stock.

      In order to comply with the securities laws of certain states, if applicable, the Selling Shareholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Selling Shareholders may not sell or offer the common stock unless the holder registers the sale of the shares of common stock in the applicable state or the applicable state qualifies the common stock for sale in that state, or the applicable state exempts the common stock from the registration or qualification requirement.

      We have agreed to indemnify the Selling Shareholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                          DESCRIPTION OF OUR SECURITIES

      The following is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, the Certificate of Designations for our series A and series B convertible preferred stock, our By-laws and by the applicable provisions of Nevada law.

      Our authorized capital stock consists of 100,000,000 shares of common stock par value $0.006 per share, of which there are 39,243,659 shares of issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share. We have two series of preferred stock: series A convertible preferred stock, of which 785,000 shares have been authorized and 784,575.16 shares are issued and outstanding; and series B convertible preferred stock, of which 216,000 shares have been authorized and 215,424.84 shares are issued and outstanding.

      Common Stock

      Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. According to our charter documents, holders of our common stock do not have preemptive rights, and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking fund provided for our stockholders. Shares of common stock share ratably, together with shares of series A and Series B convertible preferred stock on an as converted basis, in dividends, if any, as may be declared from time to time by our Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of our company, subject to the prior rights of the holders of our series B convertible preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

      Preferred Stock

      Our Board of Directors is authorized under the Restated Articles of Incorporation to provide for the issuance of shares of preferred stock, by resolution or resolutions for the issuance of such stock, and, by filing a certificate of designations under Nevada law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights.

      The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

      On December 5, 2005, our Board of Directors designated 216,000 shares of our authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 785,000 shares of our preferred stock as series B convertible preferred stock. On December 8, 2005, we filed Certificates of Designation for the series A and series B convertible preferred stock with the Office of the Secretary of State of Nevada. Our Board of Directors created the series A convertible preferred stock to allow us to consummate the share exchange agreement with DPI and the series B convertible preferred stock in connection with the private placement, although in each case we do not have sufficient unissued authorized common stock to allow for a complete conversion. Each share of the series A convertible preferred stock and series B convertible preferred stock will convert automatically into approximately 19.73 shares of our common stock after giving effect to the reverse stock-split.

      The following are the material designations, preferences and rights of the series A convertible preferred stock and the series B convertible preferred stock which are substantially the same, except as stated below with respect to liquidation preference, voting (under certain circumstances) and special rights of the series B convertible preferred stock:

      Conversion:

      Each share of series A convertible preferred stock and series B convertible preferred stock will convert automatically into 4,838.86 pre-reverse stock-split shares of our fully paid and non-assessable $0.006 par value per share common stock at such time as we file an amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada effecting a 245.27-for-one reverse stock-split of our common stock.

      Liquidation Preference and Redemption:

      The series A convertible preferred stock has no liquidation or redemption rights.

      The series B convertible preferred stock will, in respect of the right to participate in distribution or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (including certain sales of assets and mergers, a "Liquidation Event"), rank (a) senior to the common stock, series A convertible preferred stock and to any other class or series of stock issued by us not designated as ranking senior to the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a Liquidation Event; (b) pari passu with any other class or series shall rank pari passu with the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a Liquidation Event; and (c) junior to any other class or series of stock of our company, the terms of which specifically provide that such class or series shall rank senior to the Series B convertible preferred stock in respect of the right to participate in distributions or payments upon a Liquidation Event. The series B convertible preferred stock may not be redeemed by us without the express written consent (provided or withheld in their sole discretion) of the holders of a majority of the then-outstanding series B convertible preferred stock and any such redemption approved by a majority shall compel redemption with respect to all outstanding holders of Series B convertible preferred stock.

      Voting:

      Each share of series A convertible preferred stock and series B convertible preferred stock has the right to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote, except as to matters which require a class vote under the Certificate of Designation or by Nevada law. Each share of series A convertible preferred stock and series B convertible preferred stock will carry a number of votes equal to the number of shares of common stock that the holder may acquire upon conversion. If the automatic conversion of the series B convertible preferred stock has not occurred by the first anniversary of the initial issuance of the series B and we do repurchase all of the outstanding series B shares as contemplated under "Special Rights of Series B convertible preferred stock" below, then until the automatic conversion of the series B convertible preferred stock occurs, the shares of series B convertible preferred stock will carry an aggregate number of votes equal to 66 2/3% of the then outstanding voting power of all our voting securities, or such larger percentage of votes required to approve any action by, or submitted to the shareholders, with each share of series B convertible preferred stock carrying the pro rata number of votes necessary to equal this aggregate percentage at any given time.

      Dividends:

      Holders of the series A convertible preferred stock and the series B convertible preferred stock will not be entitled to dividends unless we pay cash dividends or dividends in other property to holders of outstanding shares of our common stock, in which event, each outstanding share of the series A convertible preferred stock and series B convertible preferred stock will be entitled to receive dividends of cash or property out of any assets legally available for the payment of dividends, in an amount or value equal to the conversion rate multiplied by the amount paid in respect of one share of common stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events) prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common stock) on the common stock.

      Special Rights of Series B Convertible Preferred Stock

      Forfeiture Penalty; (a) If by 120 days after the first anniversary of the initial issuance date of the Series B convertible preferred stock (the "Reverse Split Deadline"), (a) the Reverse Split is not effected, or (b) the holders of the shares of Series B convertible preferred stock do not otherwise acquire, in the aggregate, 21.25% of the outstanding shares of Common stock ((a) and (b) together, the "Conditions", then Dalian Fushi and the Dalian Fushi Shareholders will forfeit out of escrow to the holders of the then outstanding shares of Series B convertible preferred stock, pro rata, each at their option, a number of shares of common stock equal to, or shares of series A convertible preferred stock, that are convertible into 125,000 shares of common stock, for no additional consideration other than the purchase price of the series B convertible preferred stock (the "Penalty Shares"), upon the terms of that certain escrow agreement, dated on or about December 13, 2005, between the holders of the shares of series B convertible preferred stock, the holders of certain outstanding shares of common stock, series A convertible preferred stock and certain other persons (the "Escrow Agreement"). In addition, if the Conditions are not met 30 days after the Reverse Split Deadline and every thirty days thereafter, on which the Conditions are not satisfied, then the Dalian Fushi and the Dalian Fushi Shareholders will forfeit out of escrow to the holders of the then outstanding shares of series B convertible preferred stock, pro rata, each at their option, an additional 125,000 Penalty Shares under the terms of the Escrow Agreement.

      Our Repurchase Option: If the conditions are not satisfied by the first anniversary of the date upon which the series B convertible preferred stock was first issued, then Chinamerica Fund, LP, as the representative of the holders of the then outstanding shares of series B convertible preferred stock may offer to sell all of the outstanding shares of series B convertible preferred stock, upon written notice by fifteen (15) days after the first anniversary of the date the Series B convertible preferred stock was first issued, to us for a total purchase price of $12,000,000 in cash.

      Series B Purchase Right: If we fail or refuse to accept the offer and do not purchase all of the outstanding shares of series B convertible preferred stock by the 30th day after the first anniversary of the date the series B convertible preferred stock was first issued, the holders of the then outstanding shares of series B convertible preferred stock may purchase the shares of common stock and series A convertible preferred stock, as held in escrow, at a price per share of $0.01, upon the terms of the Escrow Agreement.

Reverse Stock Split

      On December 5, 2005, our sole director adopted a resolution to amend the our Articles of Incorporation to effect a 245.27 for-1-reverse stock split of our common stock and to change our corporate name to "Fushi International, Inc." On that same date, the holder of a majority of our then outstanding shares of common stock signed a written consent approving the reverse stock-split and corporate name change. On January 5, 2006, we mailed an Information Statement to our shareholders notifying them of the reverse stock-split and the change in our corporate name. Under SEC Regulation 14C, corporate action taken pursuant to consents or authorizations of security holders may not take effect prior to the 20th day following the date upon which an Information Statement is sent or given to shareholders. The reverse stock-split and name change will occur upon the filing of a certificate of amendment to our Articles of Incorporation with the Office of the Secretary of State of Nevada, not less than 20 days after, but within 25 days of, the our mailing of the Information Statement to our shareholders. Upon the filing of the certificate of amendment:

      o the 784,575.16 outstanding shares of series A convertible preferred stock will be converted automatically into approximately 15,475,595 shares of common stock, without any action on the part of shareholders

      o the 215,424.84 outstanding shares of series B convertible preferred stock will be converted automatically into approximately 4,250,000 shares of common stock, without any action on the part of shareholders

      o the 39,243,659 outstanding shares of common stock will be converted automatically into approximately 160,000 shares of common stock, without any action on the part of shareholders. Of these shares, 81,543 shares will be owned by Dalian Fushi, with the other existing shareholders owning in the aggregate only approximately 78,458 shares.

      Warrants

      We currently have outstanding warrants to purchase a total of 2,125,000 shares of our common stock issued to the investors in the series B convertible preferred stock private placement. The warrants have a five year term and an exercise price of $3.67 per share. We may force the exercise of the warrants if we sign a binding agreement to make a certain acquisition (provided certain conditions are met), or if the price of our common stock exceeds $10 per share for 10 consecutive trading days.

      We have granted warrants to Kuhns Brothers and its designees to purchase 424,929 shares of common stock at an exercise price of $3.1064 per share. We issued these warrants for advisory services connection with the reorganization of our company and the acquisition of DPI.

      We also have issued to Glenn A. Little a warrant to purchase 80,000 shares of the post-reverse stock-split shares of common stock in consideration for certain consulting services to be rendered by Mr. Little under a consulting agreement. These warrants may be exercised for a period of five years commencing December 13, 2005 at an exercise price of $0.01 per share.

                           MARKET FOR OUR COMMON STOCK

      Our common stock has been quoted on the over-the-counter Bulletin Board under the symbol PLLK.OB since July 2005. The market for our common stock is limited. Because we were formerly a shell company, our bid and ask quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. Our common stock may never be included for trading on any stock exchange or through any other quotation system, including, without limitation, the NASDAQ Stock Market. You may not be able to sell your shares due to the absence of an established trading market.

      The last reported bid price and ask price for our common stock as reported by Yahoo Finance on January 13, 2006 were: $0.038 and $0.039, respectively, and the trading volume on that day was 63,850 shares. These over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. Our common stock is held by approximately 500 holders of record.

Penny Stock Regulations

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

      For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Dividends

      Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payments of dividends in the near future as we intend to reinvest our profits to grow operations. See "Risk Factors - Risks Related to an Investment in our common stock - We are unlikely to pay cash dividends in the foreseeable future." We rely entirely on dividends from Dalian DPI for our funds and PRC regulations may limit the amount of funds distributed to us from Dalian DPI, which will affect our ability to declare any dividends. See "Risk Factors - Risks Related to Doing Business in the PRC - Dalian DPI and Dalian Fushi are subject to restrictions on paying dividends and making other payments to us" and "- Governmental control of currency conversion may affect the value of your investment."

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      On December 13, 2005, our Board of Directors approved the dismissal of S. W. Hatfield, CPA as our registered independent certified public accounting firm. S.W. Hatfield had been previously engaged as our independent auditing firm to audit our financial statements.

      No accountant's report on the financial statements, issued by S.W. Hatfield, for either of the past two years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about our ability to continue as a going concern.

      During our two most recent fiscal years (ended December 31, 2004 and 2003) and from January 1, 2005 to December 13, 2005, we did not have any disagreements with Hatfield on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during our two most recent fiscal years (ended December 31, 2004 and 2003) and from January 1, 2005.

      Our Board of Directors has retained Jimmy C.H. Cheung & Co. ("Cheung") as our new registered independent certified public accounting firm. Jimmy C.H. Cheung & Co. is located at 1607 Dominion Center, 43 Queen's Road East, Wanchai, Hong Kong. Since Jimmy C.H. Cheung & Co has audited the business of Dalian Fushi in prior years, management has elected to continue this existing relationship.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, a registration statement on Form SB-2, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

      The registration statement and reports, statements and other information we file with the SEC under the Exchange Act may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

                                  LEGAL MATTERS

      Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock offered under this prospectus.

                                     EXPERTS

      Jimmy C.H. Cheung & Co., independent certified public accountants, located in Wanchai, Hong Kong, have audited the financial statements of Dalian Fushi
(PRC) included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                                    INDEX TO
                              FINANCIAL STATEMENTS


DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED

                                                                           Pages
--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm                     F-2

--------------------------------------------------------------------------------

Balance Sheets as of December 31, 2004 and 2003                             F-3

--------------------------------------------------------------------------------

Statements of Operations for the years ended December 31, 2004 and 2003     F-4

--------------------------------------------------------------------------------

Statements of Stockholders' Equity for the years ended
  December 31, 2004 and 2003                                                F-5

--------------------------------------------------------------------------------

Statements of Cash Flows for the years ended December 31, 2004 and 2003     F-6

--------------------------------------------------------------------------------

Notes to Financial Statements                                               F-7

--------------------------------------------------------------------------------


Unaudited Financial Statements:

--------------------------------------------------------------------------------

Condensed Balance Sheet as of September 30, 2005 (unaudited)                F-17

--------------------------------------------------------------------------------

Condensed Statements of Operations for the three and nine months
  ended September 30, 2005 and 2004 (unaudited)                             F-18

--------------------------------------------------------------------------------

Condensed Statements of Cash Flows for the nine months ended
  September 30, 2005 and 2004                                               F-19

--------------------------------------------------------------------------------

Notes to Condensed Financial Statements as of
  September 30, 2005 (unaudited)                                            F-20

--------------------------------------------------------------------------------

[LOGO] Jimmy C.H. Cheung & Co

                                                                Certified Public
                                                                     Accountants

                      (A member of Kreston International)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Dalian Fushi Bimetallic Manufacturing Company Limited


We have audited the accompanying balance sheets of Dalian Fushi Bimetallic Manufacturing Company Limited, as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dalian Fushi Bimetallic Manufacturing Company Limited, as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.


JIMMY C.H. CHEUNG & CO
Certified Public Accountants


Hong Kong

Date: May 20, 2005


         1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
 Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk
                      Website: http://www.jimmycheungco.com

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2004 AND 2003

                                     ASSETS

                                                               Note        2004            2003
                                                                       -----------     -----------
CURRENT ASSETS
      Cash and cash equivalents                                        $ 2,612,282     $   260,281
      Accounts receivable, net                                   2       1,760,586       1,951,621
      Due from related companies                                12         456,527       1,396,575
      Inventories, net                                           3       2,050,256         468,136
      Prepaid expenses and other current assets                  4       2,857,416       4,041,332
                                                                       -----------     -----------
            Total Current Assets                                         9,737,067       8,117,945

PROPERTY AND EQUIPMENT, NET                                      5      33,467,298      22,367,442

OTHER ASSETS
      Intangible assets, net                                     6         938,161       1,062,870
      Land use rights, net                                       7       4,691,638       4,788,540
                                                                       -----------     -----------
TOTAL ASSETS                                                           $48,834,164     $36,336,797
                                                                       ===========     ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts payable                                                 $ 1,560,437     $   935,359
      Other payables and accrued liabilities                     8         610,245       1,445,387
      Notes payable - current maturities                         9       6,894,049              --
      Value added tax and other taxes payable                            2,581,181       1,293,741
      Income tax payable                                                   666,995              --
      Due to a related company                                  12         153,519          99,379
                                                                       -----------     -----------
            Total Current Liabilities                                   12,466,426       3,773,866

LONG-TERM LIABILITIES
      Notes payable - long term                                  9       9,675,859       9,675,859
                                                                       -----------     -----------
TOTAL LIABILITIES                                                       22,142,285      13,449,725
                                                                       -----------     -----------


COMMITMENTS AND CONTINGENCIES                                   10              --              --

STOCKHOLDERS' EQUITY
      Registered capital of $19,351,717 fully paid                      19,351,717      19,351,717
      Retained earnings
        Unappropriated                                                   6,119,998       2,885,912
        Appropriated                                                     1,220,164         649,443
                                                                       -----------     -----------
            Total Stockholders' Equity                                  26,691,879      22,887,072
                                                                       -----------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $48,834,164     $36,336,797
                                                                       ===========     ===========

    The accompanying notes are an integral part of these financial statements

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                      2004              2003
                                                 ------------      ------------

NET SALES                                        $ 15,662,493      $ 11,955,551

COST OF SALES                                      (8,947,365)       (7,006,099)
                                                 ------------      ------------

GROSS PROFIT                                        6,715,128         4,949,452
                                                 ------------      ------------

OPERATING EXPENSES
      Selling expenses                                578,031           530,463
      General and administrative expenses             724,893           450,780
      Depreciation and amortization                   694,522           439,025
                                                 ------------      ------------
               Total Operating Expenses             1,997,446         1,420,268
                                                 ------------      ------------

INCOME FROM OPERATIONS                              4,717,682         3,529,184

OTHER INCOME (EXPENSES)
      Interest income                                  23,122             5,415
      Interest expense                               (378,588)          (53,756)
      Other income                                    109,586                --
                                                 ------------      ------------
               Total Other Expenses                  (245,880)          (48,341)

INCOME FROM OPERATIONS BEFORE TAXES                 4,471,802         3,480,843


INCOME TAX EXPENSE                                   (666,995)               --
                                                 ------------      ------------

NET INCOME                                       $  3,804,807      $  3,480,843
                                                 ============      ============

    The accompanying notes are an integral part of these financial statements

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                              Unappropriated     Appropriated
                                                 Registered         retained         retained
                                                    capital         earnings          earnings            Total
                                               ------------     ------------      ------------     ------------
Balance brought forward from 2002              $  4,837,929     $    721,460      $    127,317     $  5,686,706

Capital contribution from stockholders                                    --                --               --
      Land use rights                             4,761,732
      Paid in cash                                9,752,056

Net income for the year                                  --        3,480,843                --        3,480,843

Dividends paid                                           --         (794,265)               --         (794,265)

Transfer from retained earnings to
      statutory and staff welfare reserves               --         (522,126)          522,126               --
                                               ------------     ------------      ------------     ------------
Balance at December 31, 2003                     19,351,717        2,885,912           649,443        8,373,284

Net income for the year                                  --        3,804,807                --        3,804,807

Transfer from retained earnings to
      statutory and staff welfare reserves               --         (570,721)          570,721               --
                                               ------------     ------------      ------------     ------------
Balance at December 31, 2004                   $ 19,351,717     $  6,119,998      $  1,220,164     $ 12,178,091
                                               ------------     ------------      ------------     ------------

    The accompanying notes are an integral part of these financial statements

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                 2004              2003
                                                                             ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                             $  3,804,807      $  3,480,843
      Adjusted to reconcile net income to cash provided
        by operating activities:
          Depreciation and amortization - cost of sales                           298,142           176,712
          Depreciation                                                            472,912           141,547
          Amortization of land use rights                                          96,901            56,526
          Amortization of intangbile assets                                       124,709           240,952
      Changes in operating assets and liabilities
      (Increase) decrease in:
          Accounts receivable                                                     191,035          (813,021)
          Prepaid expenses and other current assets                             1,183,916        (3,107,477)
          Inventories                                                          (1,582,120)           63,577
      Increase (decrease) in:
          Accounts payable                                                        625,078           683,079
          Other payables and accrued liabilities                                 (835,141)        1,415,564
          Value add tax and other taxes payable                                 1,287,440         1,293,741
          Income tax payable                                                      666,995                --
                                                                             ------------      ------------
          Net cash provided by operating activities                             6,334,674         3,632,043
                                                                             ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of property and equipment                                      (11,870,910)      (17,469,013)
      Purchase of land use rights                                                      --           (83,333)
      Purchase of intangible assets                                                    --        (1,303,822)
                                                                             ------------      ------------
          Net cash used in investing activities                               (11,870,910)      (18,856,168)
                                                                             ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from issuance of common stock                                           --         9,752,056
      Dividends paid                                                                   --          (794,265)
      Proceeds from notes payable                                               7,172,229         9,675,859
      Payment on notes payable                                                   (278,180)       (2,177,067)
      Due from related companies                                                  940,048        (1,396,575)
      Due to a related company                                                     54,140            99,379
                                                                             ------------      ------------
          Net cash provided by financial activities                             7,888,237        15,159,387
                                                                             ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            2,352,001           (64,738)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    260,281           325,019
                                                                             ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $  2,612,282      $    260,281
                                                                             ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense                                               $    721,427      $    253,240
                                                                             ============      ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES

Increase in registered capital for land use rights                           $         --      $  4,761,732
                                                                             ============      ============

    The accompanying notes are an integral part of these financial statements

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

      (A)   Organization

            Dalian Fushi Bimetallic Manufacturing Company Limited ("Dalian Fushi") was incorporated on January 16, 2002 in the People's Republic of China ("PRC") as a limited liability company. On the date of incorporation, the registered capital was $4,837,929 and was increased to $19,351,717 on July 16, 2003.

            Dalian Fushi is principally engaged in the manufacturing and sale of complex wires and its principal place of business is Dalian, PRC.

      (B)   Use of estimates

            The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (C)   Cash and cash equivalents

            For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with maturities of less than three months.

      (D)   Accounts receivable

            The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements' assessment of the credit history with the customer and current relationships with them. As of December 31, 2004 and 2003, the Company considers all its accounts receivable to be collectable and no provision for doubtful accounts has been made in the financial statements.

      (E)   Inventories

            Inventories are stated at lower of cost or market value, cost being determined on a weighted average method. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

      (F)   Property and equipment

            Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

            Depreciation is provided on a straight-line basis, less estimated residual value over the assets' estimated useful lives. The estimated useful lives are as follows:

              Buildings                                     20 Years

              Plant and machinery                           10 Years

              Motor vehicles                                 5 Years

              Furniture, fixtures and equipment              5 Years


            Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 50 years from the date of acquisition. Amortization of land use rights for the years ended December 31, 2004 and 2003 was $96,901 and $56,526 respectively.

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

      (G)   Long-lived assets

            In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the impairment or disposal of Long-Lived Assets", long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long- lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired.

      (H)   Fair value of financial instruments

            Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

      (I)   Revenue recognition

            The Company recognizes revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

      (J)   Income taxes

            The Company is organized in the People's Republic of China and no tax benefit is expected from the tax credits in the future.

            PRC income tax is computed according to the relevant laws and regulations in the PRC. The Company is entitled to full exemption from income tax for two years beginning from 2002, the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. The Company is entitled to full exemption from income tax in 2003 which is the second year the Company becomes profitable. The income tax expense for 2004 was $666,995.

      (K)   Foreign currency translation

            The functional currency of the Company is the Chinese Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder's equity as other comprehensive income (loss).

      (L)   Segments

            The Company operates in only one segment, thereafter segment disclosure is not presented.

      (M)   Recent Accounting Pronouncements

            Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4 SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67," SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29,", SFAS No. 123 (revised 2004), "Share-Based Payment," and SFAS No. 154 "Accounting Changes and Error Corrections" were recently issued. SFAS No. 151, 152, 153, 154 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


2.    ACCOUNTS RECEIVABLE

      Accounts receivable at December 31, 2004 and 2003 consisted of the following:

                                                        2004             2003
                                                     ----------       ----------

Accounts receivable                                  $1,760,586        1,951,621

Less: allowance for doubtful accounts                        --               --
                                                     ----------       ----------
Accounts receivable, net                             $1,760,586       $1,951,621
                                                     ==========       ==========



      As of December 31, 2004 and 2003, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.


3.    INVENTORIES

      Inventories at December 31, 2004 and 2003 consisted of the following:

                                                      2004               2003
                                                   ----------         ----------

Raw materials                                      $  862,806         $  252,640
Work-in-progress                                       93,392             57,583
Finished goods                                      1,094,058            157,913
                                                   ----------         ----------
                                                    2,050,256            468,136

Less: provision of obsolescence                            --                 --
                                                   ----------         ----------
Inventories, net                                   $2,050,256         $  468,136
                                                   ==========         ==========


      For the years ended December 31, 2004 and 2003, no provision for obsolete inventories was recorded by the Company.

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


4.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Prepaid expenses and other current assets at December 31, 2004 and 2003 consisted of the following:

                                                     2004                 2003
                                                 ----------           ----------

Prepaid expenses                                 $  111,030           $2,735,342
Advances to suppliers                               402,137              629,585
Advances to staff                                   239,732               99,897
Other receivables                                 2,104,517              576,508
                                                 ----------           ----------
                                                 $2,857,416           $4,041,332
                                                 ==========           ==========


5.    PROPERTY AND EQUIPMENT

      The following is a summary of property and equipment at December 31:


                                                   2004                2003
                                               ------------        ------------

Buildings                                      $ 13,209,090        $    656,749
Plant and machinery                               9,026,944           7,828,781
Office equipment                                    130,007              81,120
Motor vehicles                                      823,715             614,907
Construction in progress                         11,514,743          13,652,032
                                               ------------        ------------
                                                 34,704,499          22,833,589
Less: accumulated depreciation                   (1,237,201)           (466,147)
                                               ------------        ------------
Property and equipment, net                    $ 33,467,298        $ 22,367,442
                                               ============        ============


      Depreciation expense for the years ended December 31, 2004 and 2003 was $771,054 and $318,259 respectively.

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


6.    INTANGIBLE ASSETS

      Intangible assets related to two registered patent rights acquired by the Company from third parties:-

                                                      2004               2003
                                                   ----------         ----------

Patents                                            $1,303,822         $1,303,822
Less: accumulated amortization                        365,661            240,952
                                                   ----------         ----------
Intangible assets, net                             $  938,161         $1,062,870
                                                   ==========         ==========


      Intangible assets are stated at cost, less accumulated amortization and are amortized on a straight line basis over 7 years and 15 years from date of acquisition to the date of expiry of the registration. Amortization of patents for the years ended and December 31, 2004 and 2003 was $124,709 and $240,952 respectively.


7.    LAND USE RIGHTS

      Land use rights at December 31, 2004 and 2003 consisted of the following:-


                                                       2004               2003
                                                   ----------         ----------

Rights to use land                                 $4,845,065         $4,845,065
Less: accumulated amortization                        153,427             56,525
                                                   ----------         ----------
Land use rights, net                               $4,691,638         $4,788,540
                                                   ==========         ==========


      Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 50 years from the date of acquisition. Amortization of land use rights for the years ended December 31, 2004 and 2003 was $96,901 and $56,526 respectively.

8.    OTHER PAYABLES AND ACCRUED LIABILITIES

      Other payables and accrued liabilities at December 31, 2004 and 2003 consisted of the following:


                                                     2004                 2003
                                                 ----------           ----------

Other payables                                   $  271,977           $1,348,574
Accrued liabilities                                 338,268               96,813
                                                 ----------           ----------
                                                 $  610,245           $1,445,387
                                                 ==========           ==========

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


9.    NOTES PAYABLE

      Balance at December 31, 2004 and 2003:


                                                                               2004            2003
                                                                           -----------     -----------
Note payable to a bank, interest rate of 5.58% per annum,                  $ 4,837,929     $ 4,837,929
        collateralized by buildings and plant and machinery of
        the Company and related parties, due October 2008

Note payable to a bank, interest rate of 5.58% per annum,                    4,837,930       4,837,930
        guaranteed by a related company, due October 2008


Note payable to a bank, interest rate of 5.544% per annum,                   3,628,447              --
        collateralized by buildings of the Company, due April 2005


Note payable to a bank, interest rate of 5.544% per annum,                     241,896              --
        collateralized by buildings of the Company, due April 2005


Note payable to a bank, interest rate of 5.544% per annum,                     604,741              --
        collateralized by buildings of the Company, due April 2005


Note payable to a bank, interest rate of 6.138% per annum,                   1,814,224              --
        collateralized by buildings of the Company, due September 2005


Note payable to a bank, interest rate of 5.742% per annum,                     604,741              --
        collateralized by buildings of the Company, due May 2005
                                                                           -----------     -----------
                                                                            16,569,908       9,675,859

Less: current maturities                                                     6,894,049              --
                                                                           -----------     -----------
                                                                           $ 9,675,859     $ 9,675,859
                                                                           ===========     ===========

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


      Maturities are as follows:

      For the year ending December 31,
       2005                                      $  6,894,049       $        --
       2006                                                --                --
       2007                                                --                --
       2008                                         9,675,859         9,675,859
                                                 ------------       -----------
                                                 $ 16,569,908       $ 9,675,859
                                                 ============       ===========


      Interest paid in 2004 and 2003 was $721,427 and $253,240 respectively of which $342,839 and $199,484 were capitalized in 2004 and 2003 respectively.

10.   COMMITMENTS AND CONTINGENCIES

      (A)   Employee benefits

            The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on 14% of the employees' salaries. The total provision for such employee benefits was $86,367and $30,398 for the years ended December 31, 2004 and 2003, respectively. The Company is required to make contributions to the plans out of the amounts accrued for medical and pension benefits. The contributions for the year ended December 31, 2004 and 2003 amounted to $35,400 and $11,475 respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

      (B)   Commitments

            As at December 31, 2004, the Company had firm purchase commitments for capital projects in progress of $216,876.

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


11.   SHAREHOLDERS' EQUITY

      (A)   Registered capital

            In accordance with the Articles of Association of the Company, the registered capital of the Company of $4,837,929 (RMB40,000,000) was fully paid on December 12, 2001 in cash by the stockholders. The registered capital of the Company was increased by $14,513,788 (RMB120,000,000) to $19,351,717 (RMB160,000,000) on July 16, 2003.
            The increase in registered capital was paid $9,752,056 for in cash and land use rights of $4,761,732 were transferred to the Company at its historical cost by the stockholders.

      (B)   Appropriated retained earnings

            The Company is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

            During 2004 and 2003, the Company appropriated $570,721 and $522,126, respectively to the reserves funds based on its net income under PRC GAAP.

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


12.   RELATED PARTY TRANSACTIONS

      The Company loaned $456,527 to three related companies as unsecured loans free of interest payment and repayable on demand.

      The Company owed a related company $153,519 for short-term unsecured advances free of interest and repayable on demand.


13.   CONCENTRATIONS AND RISKS

      During 2004 and 2003, 100% of the Company's assets were located in China.

      The Company relied on five customers and sales to those customers for the year ended December 31, 2004 and 2003 are as follows:

                                  Customer A       Customer B       Customer C      Customer D        Customer E
       For the year ended
       December 31, 2004                  21%             19%              16%               8%              10%
       December 31, 2003                  14%             15%              18%              17%               0%

      At December 31, 2004 and 2003, accounts receivable from those customers totaled $937,862 and $1,020,012 respectively.

      The Company relied on two suppliers and purchases from those suppliers for the year ended December 31, 2004 and 2003 are as follows:

                                              Supplier A              Supplier B
       For the year ended
       December 31, 2004                              37%                    59%
       December 31, 2003                              43%                    44%


      At December 31, 2004 and 2003, accounts payable to those two suppliers totaled $126,939 and $157,377 respectively.

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED

                              FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2005 (UNAUDITED)

             DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                             CONDENSED BALANCE SHEET
                      AS OF SEPTEMBER 30, 2005 (UNAUDITED)

                                     ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                  $  2,844,904
     Accounts receivable, net                                      5,332,718
     Due from related companies                                    2,712,587
     Inventories, net                                              2,302,410
     Prepayments and other receivables, net                        4,608,296
                                                                ------------
           Total Current Assets                                   17,800,915

PROPERTY AND EQUIPMENT, NET                                       35,606,114

OTHER ASSETS
     Intangible assets, net                                          849,164
     Land use rights, net                                          4,618,962
                                                                ------------
TOTAL ASSETS                                                    $ 58,875,155
                                                                ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                           $  1,311,371
     Other payables and accrued liabilities                          667,972
     Notes payable - current maturities                           12,089,729
     Value added tax and other taxes payable                       1,834,972
     Income tax payable                                            1,519,899
     Due to a related company                                        328,611
                                                                ------------
           Total Current Liabilities                              17,752,554

LONG-TERM LIABILITIES
     Notes payable - long term                                     9,675,859
                                                                ------------
TOTAL LIABILITIES                                                 27,428,413
                                                                ------------

COMMITMENTS AND CONTINGENCIES                                             --

STOCKHOLDERS' EQUITY
     Registered capital of $19,351,717 fully paid                 19,351,717
     Retained earnings
           Unappropriated                                         11,014,586
           Appropriated                                            1,220,164
     Accumulated other comprehsive loss                             (139,725)
                                                                ------------
           Total Stockholders' Equity                             31,446,742
                                                                ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 58,875,155
                                                                ============

    The accompanying notes are an integral part of these financial statements

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
            CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE
              MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)

                                                             For the three      For the three       For the nine       For the nine
                                                              months ended       months ended       months ended       months ended
                                                             September 30,      September 30,      September 30,      September 30,
                                                                      2005               2004               2005               2004
                                                            --------------     --------------     --------------     --------------
NET SALES                                                   $    8,521,006     $    4,542,923     $   18,072,468     $   12,463,520

COST OF SALES                                                   (4,626,276)        (2,660,559)       (10,219,442)        (7,028,502)
                                                            --------------     --------------     --------------     --------------

GROSS PROFIT                                                     3,894,730          1,882,364          7,853,026          5,435,018
                                                            --------------     --------------     --------------     --------------

OPERATING EXPENSES
     Selling expenses                                               77,112            144,755            168,910            478,958
     General and administrative expenses                           456,245            243,825            815,133            460,653
     Depreciation and amortization                                 370,585            103,263            679,767            308,050
                                                            --------------     --------------     --------------     --------------
              Total Operating Expenses                             903,942            491,843          1,663,810          1,247,661
                                                            --------------     --------------     --------------     --------------

INCOME FROM OPERATIONS                                           2,990,788          1,390,521          6,189,216          4,187,357

OTHER INCOME (EXPENSES)
     Provision for doubtful debts on other receivables             (70,000)                --            (70,000)                --
     Other income                                                       89                 --                 89                 --
     Other expense                                                  (4,105)                --             (4,105)                --
     Interest income                                                44,509              1,366             58,044             18,278
     Interest expense                                             (191,436)          (177,609)          (425,752)          (233,859)
                                                            --------------     --------------     --------------     --------------
              Total Other Expenses                                (220,943)          (176,243)          (441,724)          (215,581)

INCOME FROM OPERATIONS BEFORE TAXES                              2,769,845          1,214,278          5,747,492          3,971,776

INCOME TAX EXPENSE                                                (406,256)          (182,141)          (852,904)          (595,766)
                                                            --------------     --------------     --------------     --------------

NET INCOME                                                  $    2,363,589     $    1,032,137     $    4,894,588     $    3,376,010
                                                            ==============     ==============     ==============     ==============

OTHER COMPREHENSIVE LOSS
     Foregin currency translation loss                            (139,725)                --           (139,725)                --
                                                            --------------     --------------     --------------     --------------

COMPREHENSIVE INCOME                                        $    2,223,864     $    1,032,137     $    4,754,863     $    3,376,010
                                                            ==============     ==============     ==============     ==============

    The accompanying notes are an integral part of these financial statements

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                       CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                  (UNAUDITED)

                                                                                For the nine           For the nine
                                                                                months ended           months ended
                                                                          September 30, 2005     September 30, 2004
                                                                          ------------------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                           $        4,894,588     $        3,376,010
     Adjusted to reconcile net income to cash (used in) provided by operating activities:
         Depreciation and amortization - cost of sales                               372,970                223,295
         Depreciation                                                                518,095                141,842
         Amortization of land use rights                                              88,997                 78,724
         Amortization of intangible assets                                            72,676                 93,532
         Provision for doubtful debts on other receivables                            70,000                     --
     Changes in operating assets and liabilities
     (Increase) decrease in:
         Accounts receivable                                                      (3,572,132)               248,910
         Prepaid expenses and other current assets                                (1,820,879)             1,068,039
         Inventories                                                                (252,154)              (451,967)
         Due from related companies                                               (2,256,060)                15,658
     Increase (decrease) in:
         Accounts payable                                                           (249,066)             5,566,439
         Other payables and accrued liabilities                                       57,726             (1,198,963)
         Value added tax and other taxes payable                                     106,697              1,487,613
         Due to related companies                                                    175,092                112,159
                                                                          ------------------     ------------------
         Net cash (used in) provided by operating activities                      (1,793,450)            10,761,291
                                                                          ------------------     ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                           (3,029,881)            (9,506,078)
                                                                          ------------------     ------------------
         Net cash used in investing activities                                    (3,029,881)            (9,506,078)
                                                                          ------------------     ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from the issuance of notes payable                                  21,281,795              1,487,663
     Payment on notes payable                                                    (16,086,115)              (278,181)
                                                                          ------------------     ------------------
         Net cash provided by financial activities                                 5,195,680              1,209,482
                                                                          ------------------     ------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                            372,349              2,464,695

EFFECT OF EXCHANGE RATE ON CASH                                                     (139,727)                    --

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD                               2,612,282                260,281
                                                                          ------------------     ------------------

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD                            $        2,844,904     $        2,724,976
                                                                          ------------------     ------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense                                            $          848,536     $          617,532
                                                                          ==================     ==================

    The accompanying notes are an integral part of these financial statements

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2005 (UNAUDITED)

NOTE 1      ORGANIZATION

            Dalian Fushi Bimetallic Manufacturing Company Limited ("Dalian Fushi") was incorporated on January 16, 2002 in the People's Republic of China ("PRC") as a limited liability company. On the date of incorporation, the registered capital was $4,837,929 and was increased to $19,351,717 on July 16, 2003.

            Dalian Fushi is principally engaged in the manufacturing and sale of complex wires and its principal place of business is Dalian, PRC.

NOTE 2      BASIS OF PREPARATION

            The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

            In the opinion of management, the unaudited condensed financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2005, the results of operations for the three months and nine months ended September 30, 2005 and 2004, and cash flows for the nine months ended September 30, 2005 and 2004. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2005.

            For further information, refer to the financial statements and footnotes of the company for the year ended December 31, 2004 and 2003.

NOTE 3      USE OF ESTIMATES

            The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4      SEGMENTS

            The Company operates in only one segment, thereafter segment disclosure is not presented.

NOTE 5      PREPAYMENTS AND OTHER RECEIVABLES

            Prepayments and other receivables at September 30, 2005 consisted of the following:

            Prepaid expenses                                                     $   111,591
            Advances to suppliers                                                  1,243,240
            Other receivables                                                      3,323,465
                                                                                 -----------
                                                                                   4,678,296
            Less: general provision for doubtful debts on other receivables          (70,000)
                                                                                 -----------

            Prepayments and other receivables, net                               $ 4,608,296
                                                                                 ===========

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2005 (UNAUDITED)

NOTE 6      NOTES PAYABLE

            Balance at September 30, 2005:

            Note payable to a bank, interest rate of 5.58% per annum,       $ 4,837,929
              secured by buildings and plant and machinery of
              the Company and related parties, due April 2008

            Note payable to a bank, interest rate of 5.58% per annum,         4,837,930
              guaranteed by a related company, due April 2008

            Note payable to a bank, interest rate of 6.14% per annum,         1,849,568
              secured by buildings of the Company, due June 2006

            Note payable to a bank, interest rate of 4.875% per annum,        1,233,046
              secured by buildings of the Company, due March 2006

            Note payable to a bank, interest rate of 5.742% per annum,        1,849,568
              secured by buildings of the Company, due April 2006

            Note payable to a bank, interest rate of 6.138% per annum,        1,171,393
              secured by buildings of the Company, due April 2006

            Note payable to a bank, interest rate of 6.138% per annum,          986,437
              secured by buildings of the Company, due March 2006

            Note payable to a bank, interest rate of 5.742% per annum,          616,523
              secured by buildings of the Company, due January 2006

            Note payable to a bank, interest rate of 5.742% per annum,          560,752
              secured by buildings of the Company, due January 2006

            Note payable to a bank, interest rate of 5.742% per annum,          369,914
              secured by buildings of the Company, due January 2006

            Note payable to a bank, interest rate of 5.742% per annum,          863,132
              secured by buildings of the Company, due December 2005

            Note payable to a bank, interest rate of 4.35% per annum,           739,827
              secured by buildings of the Company, due February 2006

            Note payable to a bank, interest rate of 6.138% per annum,        1,849,569
              secured by buildings of the Company, due February 2006
                                                                            -----------
                                                                             21,765,588
            Less: current maturities                                         12,089,729
                                                                            -----------
                                                                            $ 9,675,859
                                                                            ===========

            Maturities are as follows:

            For the period ending September 30,
            2006                                                             12,089,729
            2007                                                                     --
            2008                                                              9,675,859
                                                                            -----------
                                                                            $21,765,588
                                                                            ===========

              DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LIMITED
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2005 (UNAUDITED)

NOTE 7      RELATED PARTY TRANSACTIONS

            The Company loaned $2,712,587 to three related companies as unsecured loans free of interest payment and repayable on demand.

            The Company owed a related company $328,611 for short-term unsecured advances free of interest and repayable on demand.

NOTE 9      CONCENTRATIONS AND RISKS

            During the nine months ended September 30, 2005, 100% of the Company's assets were located in China.

            The Company relied on three customers in the PRC and sales to those customers for the period ended September 30, 2005 are as follows:

                                      Customer A      Customer B      Customer C
            For the period ended
            September 30, 2005               14%             10%             11%

            At September 30, 2005, accounts receivable from those customers totaled $2,291,928.

            The Company relied on two suppliers in the PRC and purchases from those suppliers for the period ended September 30, 2005 are as follows:

                                                      Supplier A      Supplier B
            For the period ended
            September 30, 2005                               45%             51%

            At September 30, 2005, accounts payable to those two suppliers totaled $601,588.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Although Nevada law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation, neither our articles of incorporation or bylaws impose an indemnity obligation upon us. In addition, we have not entered into any agreements under which we have assumed such an indemnity obligation.

      On December 25, 2005, our Board of Directors adopted, and the Fushi Group, the holder of approximately 65% of our voting stock, approved amended and restated bylaws which require that we indemnify our directors and officers, including those our subsidiaries, against liability for actions taken in the performance of their duties on our behalf, except in those circumstances where indemnification is not allowed under Nevada law, and that we advance expenses as incurred in defending against such liability. The amended and restated bylaws will not become effective until 20 days after we mail our information statement relating to the bylaws to our shareholders. On January 12, 2006, we filed a preliminary information statement with the SEC.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses Of Issuance And Distribution

      Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

              SEC Registration Fee                     $  7,030.28
              Printing Expenses                        $ 10,000.00
              Legal Fees and Expenses                  $600,000.00
              Accountants' Fees and Expenses           $  7,500.00
              Blue Sky Fees and Expenses               $ 10,000.00
              Transfer Agent's Fees                    $  5,000.00
              Miscellaneous Expenses                   $ 10,000.00
                                                       -----------
              Total                                    $649,530.28

Item 26. Recent Sales of Unregistered Securities

      In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

Sale of common stock to Glenn A. Little

      On February 23, 2004, we sold 20,000,000 shares of our common stock at $0.006 per share for gross proceeds of $120,000 to Glenn A. Little. The issuance to Mr. Little was accomplished in reliance upon Section 4(2) of the Act. Mr. Little is a sophisticated investor with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in our securities.


Issuance of series A convertible preferred stock in acquisition of Diversified Products Inspection, Inc.

      On December 13, 2005, we issued 784,575.16 shares of our series A convertible preferred stock in exchange for 15,560 shares of common stock of our now wholly-owned subsidiary, DPI, under a share exchange agreement. The series A convertible preferred stock is convertible automatically into approximately 15,475,595 shares of our common stock upon the occurrence of the reverse stock split. The issuance of shares of our series A convertible preferred stock in the share exchange was exempt from registration in reliance upon Regulation S and Rule 506 of Regulation D under Section 4(2) of the Securities Act. Each of the stockholders of DPI who is not a U.S. person, as defined in Rule 902(k) of Regulation S, is either an accredited investor or has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in our securities.

Issuance of series B convertible preferred stock and warrants in private placement

      On December 28, 2005, we completed a private placement offering of 215,424.84 shares of our series B convertible preferred stock, together with warrants, for $12,000,000 under certain stock purchase agreements. The series B convertible preferred stock is convertible automatically into approximately 4,250,000 shares of our common stock upon the occurrence of the reverse stock-split. In addition to the series B convertible preferred stock, each investor received one warrant for every two shares of our common stock that it will acquire upon the automatic conversion of the series B convertible preferred stock. See "Description of Our Securities."

      We sold the series B convertible preferred stock, together with the warrants, in a private placement through Kuhns Brothers Securities Corporation (`Kuhns Brothers Securities"), an NASD and SEC registered broker-dealer. Kuhns Brothers Securities is a subsidiary of Kuhns Brothers, Inc. The sale of the shares of series B convertible preferred stock and the warrants was exempt from registration under Rule 506 of Regulation D under the Securities Act. All of the investors were "accredited investors" within the meaning of Rule 501(c) of Regulation D.

      Under the stock purchase agreements for the series B convertible preferred stock, we are required to register for resale each share of common stock into which the series B convertible preferred stock is convertible, as well as each share of common stock that may be acquired upon the exercise of each warrant.

      In connection with the placement of our series B convertible preferred stock and warrants, Kuhns Brothers Securities, as placement agent, received the following compensation: (i) $200,000 cash as signing fee, documentation fee and purchase fee, (ii) 10% of the total cash paid for the series B convertible preferred stock and warrants, (iii) 38,321.15 shares of series A convertible preferred stock, which will convert automatically into approximately 756,017 shares of our common stock, and (iv) a warrant to purchase 424,929 shares of common stock after the reverse stock-split at the exercise price of $3.1064 per share, exercisable within 5 years of the date of issue. In addition, Kuhns Brothers Securities is to receive 10% of the proceeds from the exercise of the warrants issued to the investors.

Issuance of Warrant to Glenn A. Little

      On December 13, 2005, we issued to Glenn A. Little, the former holder of a majority of our outstanding Common stock and former director and executive officer, a warrant for the purchase of 80,000 post-reverse stock split shares. The warrant has a term of five years. The exercise price of the warrant is $0.01 per share. We issued the warrant to Mr. Little in consideration for his agreement to provide us with consulting services under a consulting agreement. The issuance of the warrant was exempt from registration under Section 4(2) of the Securities Act. Mr. Little is a sophisticated investor who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in our securities. We have granted piggy-back registration rights to Mr. Little for the public resale of the shares of common stock that he may acquire upon the exercise of the warrant.

      (b)   The following exhibits are filed with this registration statement:


Item 27. Exhibits

Exhibit No.             Description of Exhibit
-----------             ----------------------

3.1            Articles of Incorporation, as amended(1)

3.2            Bylaws(1)

3.3            Specimen of Common stock certificate(1)

3.4 Certificate of Designations authorizing the Series A Convertible Preferred Stock (1)

3.5 Certificate of Designations authorizing the Series B Convertible Preferred Stock. (1)

4.1 Form of Stock Purchase Agreement, dated as of December 13, 2005 by and among Parallel Technologies, Inc., Dalian Fushi, the management of Dalian Fushi, Chinamerica Fund, LP, and the other investors named therein.(1).

4.2            Form of Warrant (included as Exhibit A to Exhibit 4.1).

4.3            Form of Warrant issued to Glenn A. Little (1)

4.4 Form of Amendment No. 1 to Stock Purchase Agreement, dated as of December 13, 2005 by and among Parallel Technologies, Inc., Dalian Fushi, the management of Dalian Fushi, Chinamerica Fund, LP, and the other investors named therein.(4)

4.5 Form of Stock Purchase Agreement, dated as of December 28, 2005, by and among Parallel Technologies, Inc., Dalian Fushi, the management of Dalian Fushi, Heller Capital Investments, LLC and the other investors named therein.(4)

5.1 Opinion of Guzov Ofsink LLC re.legality of the common stock being registered (2).

10.1 Share Exchange Agreement dated as of December13, 2005 between Parallel Technologies, Inc. and the stockholders of Diversified Product Inspections, Inc. (1)

10.2 Translation of Purchase Agreement, dated as of December 13, 2005, between Dalian DPI and Dalian Fushi. (1)

10.3 Translation of Entrusted Management Agreement, dated as of December 13, 2005, by and among Dalian DPI, Dalian Fushi, Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang, and Chunyan Xu. (1)

10.4 Translation of First Patents Transfer Contract, dated as of December 13, 2005, by and between Dalian DPI and Dalian Fushi.
               (1)

10.5 Translation of Second Patent Transfer Contract, dated as of December 13, 2005, by and between Dalian DPI and Li Fu. (1)

10.6 Translation of Voting Proxy Agreement, dated as of December 13, 2005, by and among Dalian DPI, Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang, and Chunyan Xu. (1)

10.7 Translation of Exclusive Option Agreement, dated as of December 13, 2005, by and among Dalian DPI, Dalian Fushi, Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang, and Chunyan Xu.(1).

10.8 Translation of Shares Pledge Agreement, dated as of December 13, 2005, by and among Dalian DPI, Dalian Fushi Enterprise Group Co., Ltd., Yue Yang, Xishan Yang, and Chunyan Xu. (1)

10.10 Stock Purchase Agreement dated as of November 8, 2005 between Glenn A. Little and Dalian Fushi. (1)

10.11 Consulting Agreement dated as of November 8, 2005 between Parallel Technologies, Inc. and Glenn A. Little. (1)

10.12 Form of Engagement Letter dated May 27, 2005 between Dalian Fushi and Kuhns Brothers, Inc. (1)

16.1 Letter dated December 2, 2005 from Parallel Technologies, Inc. to S.W. Hatfield, CPA

16.2 Letter dated December 2, 2005 from S.W. Hatfield, CPA to the Securities and Exchange Commission. (3)

21.1           List of Subsidiaries (1)

23.1 Consent of Guzov Ofsink LLC (will be included in its legal opinion to be filed as Exhibit 5.1)

23.2           Consent of accountants for use of their report.

----------
(1) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 14, 2005.

(2)   To be filed by amendment.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K/A (Amendment No. 1) filed on December 20, 2005.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on January 5, 2006.

Item 28. Undertakings

      Rule 415 Offering:

      The undersigned small business issuer will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            iii. Include any additional or changed material information on the plan of distribution.

      (2) For determining a liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining a liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

      Request for acceleration of the effective date:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly in Dalian, PRC, on January 12, 2006.



                                 PARALLEL TECHNOLOGIES, INC.

                                 By: /s/ Li Fu
                                    ---------------------------------------
                                    Li Fu
                                    Chairman of the Board and President
                                    (principal executive officer)


                                    /s/ Webring Chris Wang
                                    ---------------------------------------
                                    Webring Chris Wang
                                    Chief Financial Officer
                                    (principal financial and accounting officer)


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed on January 12, 2006 by the following persons in the capacities stated.


Name and Title
--------------

/s/ Li Fu
---------------------------------------
Li Fu
Chairman of the Board and President
(principal executive officer)

/s/ Yue Mathus Yang
---------------------------------------
Yue Mathus Yang
Director


---------------------------------------
John D. Kuhns
Director